UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☑	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.
BORLAND SOFTWARE CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share, of Borland Software Corporation

(2)	Aggregate number of securities to which transaction applies:

76,853,854 shares of Common Stock, including the issuance of up to 1,970,859 issuable pursuant to the Borland 1999 Employee Stock Purchase Plan and options to purchase 1,625,000 shares of Common Stock with exercise prices below $1.15.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) 73,257,995 shares of Common Stock multiplied by $1.15 per share, (B) 1,970,859 shares of Common Stock issuable pursuant to the Borland 1999 Employee Stock Purchase Plan multiplied by $0.1725 (which is the difference between $1.15 and the expected purchase price per share for the offering period of $0.9775), (C) options to purchase 1,625,000 shares of Common Stock with exercise prices below $1.15 multiplied by $0.72 (which is the difference between $1.15 and the weighted average exercise price per share of $0.43). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00005580 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction: $85,285,417.43

(5)	Total fee paid: $4,786

☐	Fee paid previously with preliminary materials.

☑	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: $4,133

(2)	Form, Schedule or Registration Statement No.: Schedule 14A (preliminary)

(3)	Filing Party: Borland Software Corporation

(4)	Date Filed: June 1, 2009

June 19, 2009

To our stockholders:

We invite you to attend a special meeting of stockholders of Borland Software Corporation (“Borland”) to be held at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731, at 10:00 a.m., local time, on July 22, 2009.

At the special meeting, we will ask you to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2009, as amended by the Amendment to Agreement and Plan of Merger, dated as of June 17, 2009, among Bentley Merger Sub, Inc. (“Merger Sub”), Micro Focus International plc (“PLC”), and Micro Focus (US), Inc. (“Parent”) and Borland (collectively, the “merger agreement”) and the merger provided for in the merger agreement (the “merger”). As a result of the merger, Borland will become a wholly-owned subsidiary of Parent. We are also asking you to expressly grant the authority to vote your shares to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

If the merger is completed, you will be entitled to receive $1.15 in cash (subject to adjustment, if any), without interest or dividends and less any applicable withholding tax, for each share of Borland common stock that you own.

After careful consideration, our Board of Directors unanimously approved the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Borland and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger and “FOR” the adjournment of the special meeting, and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies.

Our Board of Directors considered a number of factors in evaluating the transaction and consulted with its legal and financial advisors. The enclosed proxy statement provides detailed information about the merger agreement and the merger. We encourage you to read this proxy statement carefully, including its annexes.

Your vote is very important, regardless of the number of shares you own. The adoption of the merger agreement and the approval of the merger must be approved by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Only stockholders who owned shares of our common stock at the close of business on June 8, 2009, the record date for the special meeting, will be entitled to vote at the special meeting. To ensure that your shares will be represented at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or vote via the Internet or telephone (if those options are available to you). If you fail to do so, and do not attend the special meeting, it will have the same effect as if you voted “AGAINST” the adoption of the merger agreement and approval of the merger.

If you have any questions about the merger, please call Investor Relations at (512) 340-1364.

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Erik E. Prusch
President and Chief Executive Officer

8310 North Capital of Texas Highway
Building 2 Suite 100,
Austin, TX 78731
(512) 340-1364

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On July 22, 2009

To our stockholders:

You are invited to attend the special meeting of Stockholders of Borland Software Corporation, a Delaware corporation (“Borland”), that will be held at Borland’s headquarters, located at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731, at 10:00 a.m., local time, on July 22, 2009, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2009, as amended by the Amendment to Agreement and Plan of Merger, dated as of June 17, 2009, among Bentley Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”), Micro Focus (US), Inc., a Delaware corporation (“Parent”) and Borland (collectively, the “merger agreement”) and to approve the merger provided for in the merger agreement; and

2. To vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

No other business will be considered at the special meeting. The proposals are described more fully in the proxy statement. Please give your careful attention to all of the information in the proxy statement.

A complete list of stockholders entitled to vote at the meeting will be open for examination by our stockholders, during regular business hours, for a period of ten days prior to the meeting, at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, TX 78731. Only stockholders of record at the close of business on June 8, 2009, the record date for the special meeting, or their proxies can vote at this special meeting or any adjournment(s) or postponement(s) that may take place. The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date. Our Board of Directors unanimously recommends that you vote “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the adjournment of the special meeting, and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies.

Stockholders who do not vote in favor of the adoption of the merger agreement and approval of the merger will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written objection to the merger to us before the vote is taken on the merger agreement and merger and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

By Order of the Board of Directors,

Melissa Frugé
Vice President, General Counsel and Secretary

This proxy statement is dated June 19, 2009, and is first being mailed to stockholders of Borland on or about June 19, 2009.

Your vote is very important.

Whether or not you expect to attend the special meeting in person, you are urged to complete, sign, date and return the enclosed proxy card or voting instruction card as soon as possible or vote via the Internet or telephone and thus ensure that your shares will be represented at the special meeting if you are unable to attend. Instructions for voting your shares are included on the enclosed proxy or voting instruction card. For specific instructions on how to vote your shares, please refer to the section of this proxy statement entitled “The Special Meeting” beginning on page 11. If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

ii

SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. On May 5, 2009, we entered into an Agreement and Plan of Merger among Borland Software Corporation (“Borland”), Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc, a Delaware corporation (“Parent”, and together with Merger Sub and PLC, “Micro Focus”) (the “original merger agreement”). On June 17, 2009, we entered into an Amendment to Agreement and Plan of Merger among Borland, Merger Sub, PLC and Parent (the “amendment to the merger agreement” and together with the original merger agreement, the “merger agreement”). To fully understand the merger (the “merger”) contemplated by the merger agreement, and for a more complete description of the terms of the merger agreement, you should carefully read this entire proxy statement and the documents to which we refer. See the section of this proxy statement entitled “Where You Can Find More Information” on page 62. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. The original merger agreement and the amendment to the merger agreement are attached as Annex A-1 and Annex A-2, respectively, to this proxy statement. We encourage you to read the merger agreement as it is the legal document that governs the merger. Except as otherwise specifically noted in this proxy statement, “we,” “our,” “us” and similar words in this proxy statement refer to Borland Software Corporation.

Borland Software Corporation (page 10).

We are a leading vendor of Open Application Lifecycle Management solutions, or ALM, which represents the segment of the ALM market in which vendors’ solutions are flexible enough to support a customer’s specific processes, tools and platforms. Open ALM is a customer-centric approach to helping IT organizations transform software delivery into a managed, efficient and predictable business process. We offer a combination of software products as well as consulting and education services to help our customers better manage the growing complexity of software development. Our solutions address four critical ALM processes: Software Delivery Management, Requirements Definition & Management, Lifecycle Quality Management and Software Change Management. Our common stock is listed on The Nasdaq Global Market under the symbol “BORL.”

Micro Focus International plc, Micro Focus (US), Inc. and Bentley Merger Sub, Inc. (page 10).

Micro Focus International plc provides innovative software that helps companies to dramatically improve the business value of their enterprise applications. Micro Focus (US), Inc. is a wholly-owned subsidiary of Micro Focus International plc. Bentley Merger Sub, Inc. is a newly formed Delaware corporation and a wholly-owned subsidiary of Micro Focus (US), Inc. that has been organized solely for the purpose of participating in the merger transaction with Borland.

The Merger (page 14).

Under the merger agreement, Merger Sub will merge with and into Borland. After the completion of the merger, Borland will survive as a wholly-owned subsidiary of Parent. Our stockholders will receive cash in the merger in exchange for their shares of Borland common stock.

Merger Consideration (page 40).

If the merger is completed, you will receive $1.15 in cash (subject to adjustment, if any), without interest or dividends and less any applicable withholding tax, in exchange for each share of Borland common stock that you own unless you perfect and exercise your rights to seek appraisal of the fair value of your shares. After the merger is completed, you will have the right to receive the merger consideration, but you will no longer have any rights as a Borland stockholder.

Treatment of Stock Options and Restricted Stock (page 38).

Each option to purchase Borland common stock that remains outstanding and unexercised at the completion of the merger, whether vested or unvested, will terminate or be canceled in accordance with stock plan under which it was granted. Each holder of a terminated or canceled vested option having an exercise price less than the per-share merger consideration who signs a required written acknowledgement will be entitled to receive a cash payment, less any applicable withholding tax, equal to the product of (i) the excess of the per-share merger consideration over the per-share exercise price of the option and (ii) the number of shares of Borland common stock otherwise issuable upon exercise of the option.

The vesting of shares of restricted stock held by our Chief Financial Officer and our former Chief Executive Officer, who continues to serve on our Board of Directors, will accelerate and the shares will become vested in full if, following completion of the merger, their services as an employee or as a non-employee director, as applicable, are terminated without cause.

Market Price (page 61).

Our common stock is listed on The Nasdaq Global Market under the symbol “BORL.” On May 5, 2009, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $0.80 per share. On June 17, 2009, the last full trading day prior to the public announcement of the amendment to the merger agreement, our common stock closed at $1.14 per share. On June 18, 2009, the latest practicable full trading day prior to the printing of this proxy statement, our common stock closed at $1.14 per share. Our stock price can fluctuate significantly even over short periods of time. It is impossible to predict the actual price of our common stock immediately prior to the completion of the merger.

Reasons for the Merger (page 26).

In the course of reaching its decision to approve the merger and the merger agreement, our Board of Directors considered a number of factors, which are described below in this proxy statement.

Recommendation to Borland Stockholders (page 28).

After careful consideration, our Board of Directors unanimously approved the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Borland and its stockholders. Our Board of Directors unanimously recommends that you vote “FOR” adoption of the merger agreement and approval of the merger.

Opinion of Our Financial Advisors (page 28 and Annex B).

In connection with the merger, J.P. Morgan Securities Inc. (“J.P. Morgan”) delivered an opinion on May 5, 2009 to our Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders of our common stock pursuant to the original merger agreement was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan is attached to this proxy statement as Annex B. Holders of our common stock are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. J.P. Morgan’s opinion was addressed to our Board of Directors, is directed only to fairness from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the special meeting.

Merger Financing Agreement (page 54).

Concurrently with the execution of the merger agreement, PLC entered into a Credit Facility Agreement pursuant to which a revolving facility of U.S. $175 million was made available for drawdown for general corporate purposes and to fund the merger.

Interests of Our Directors and Executive Officers in the Merger (page 33).

In considering the recommendation of our Board of Directors in favor of the adoption of the merger agreement and approval of the merger, you should be aware that the consummation of the merger will result in certain benefits to our directors and executive officers that are not available to our stockholders generally, including: (i) accelerated vesting of stock options held by our executive officers in connection with the merger, (ii) accelerated vesting of restricted stock held by one executive officer and one director if their services are terminated in connection with the merger, (iii) payment of cash severance and health benefit continuation coverage for our executive officers whose employment is terminated in connection with the merger, and (iv) continuation of certain indemnification and insurance arrangements.

Dissenters’ Appraisal Rights (page 35 and Annex C).

The Delaware General Corporation Law provides you with appraisal rights in connection with the merger. This means that if you are not satisfied with the amount you are receiving in the merger, you are entitled to have the fair value of your shares determined by a Delaware court and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more or less than, or the same as, the amount you would have received in the merger. To exercise your appraisal rights, you must deliver a written objection to the merger before the merger agreement is voted on at the special meeting and you must not vote in favor of the adoption of the merger agreement and approval of the merger. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Material U.S. Federal Income Tax Consequences (page 37).

The merger will be taxable for U.S. federal income tax purposes. Generally, this means that you will recognize taxable gain or loss equal to the difference between the cash you receive in the merger and your adjusted tax basis in your shares of Borland common stock. Tax matters can be complicated and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor to understand fully the tax consequences of the merger to you.

The Special Meeting of Borland Stockholders (page 11).

Purpose, Time, Date and Place.  The special meeting will be held to consider and vote upon the proposal to adopt the merger agreement and approve the merger and, if necessary, to vote to adjourn the special meeting to solicit additional proxies, at Borland’s headquarters, located at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731, at 10:00 a.m., local time, on July 22, 2009.

Record Date and Voting Power.  You are entitled to vote at the special meeting if you owned shares of Borland common stock at the close of business on June 8, 2009, the record date for the special meeting. You will have one vote at the special meeting for each share of Borland common stock you owned at the close of business on the record date. There are 73,257,995 shares of Borland common stock entitled to be voted at the special meeting.

Procedure for Voting.  To vote, you can complete, sign, date and return the enclosed proxy card (or vote by Internet or telephone pursuant to the instructions on the proxy card) or attend the special meeting and vote in person. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker to vote your shares by following the instructions provided by your broker, which may provide for voting by Internet or by telephone. Your broker will not vote your shares without instruction from you. Failure to instruct your broker to vote your shares will have the same effect as a vote “AGAINST” adoption of the merger agreement and approval of the merger. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the special meeting.

Required Vote.  The adoption of the merger agreement and approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Borland common stock at the close of business on the record date. Approval of the proposal to adjourn the special meeting to solicit additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the shares of Borland common stock present, in person or by proxy, and entitled to vote on the proposal at the special meeting.

The Merger Agreement (page 40, Annex A-1 and Annex A-2).

No Solicitation by Borland.  We have agreed not to solicit, initiate, encourage or facilitate any inquiry that could reasonably be expected to lead to an acquisition proposal or other similar transaction with another party while the merger is pending, and not to enter into discussions, negotiations or agreements with another party with respect to an acquisition proposal while the merger is pending, except under certain circumstances set forth in the merger agreement.

Conditions to the Merger.  The obligation of Borland on the one hand, and PLC, Parent and Merger Sub on the other hand, to complete the merger is subject to satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement.  The merger agreement may be terminated at any time prior to the consummation of the merger under specified circumstances set forth in the merger agreement.

Termination Fees.  The merger agreement requires us to pay Merger Sub and Parent a termination fee in the amount of $4.0 million if the merger agreement is terminated under certain circumstances. If the merger agreement is terminated as a result of the failure of PLC’s shareholders to adopt the merger agreement and approve the merger, PLC shall reimburse us for our expenses up to $1.5 million. We shall reimburse Parent and Merger Sub for their expenses incurred in connection with the merger agreement and the merger, up to $1.5 million, in the aggregate, if the merger agreement is terminated as a result of the failure of our stockholders to adopt the merger agreement and approve the merger. In no event shall we be obligated to pay Parent and Merger Sub more than $4.0 million in the aggregate for termination fees and reimbursement of expenses.

Legal Proceedings Regarding the Merger (page 39).

On May 17, 2009, a putative class action lawsuit was filed in the District Court of Travis County, Texas against us, our directors, Merger Sub, PLC and Parent. The petition was amended on June 4, 2009. The lawsuit generally alleges that our directors breached their fiduciary duties owed to our stockholders in the attempt to sell Borland to Merger Sub, PLC and Parent by means of an unfair process and for an unfair price. The lawsuit further alleges that our directors agreed to certain onerous and preclusive deal protection devices that operate to make the merger a fait d’accompli and ensure that no competing offers will emerge for Borland. The lawsuit also alleges that our directors are in possession of non-public information concerning our financial condition and prospects, including the true value and expected increased future value of Borland and our assets, which our directors have not disclosed to our stockholders, and have clear and material conflicts of interest and are acting to better their own interests at the expense of the our stockholders. Finally, the amended petition includes allegations that the preliminary proxy statement we filed with the SEC on June 1, 2009 was materially misleading and/or contained incomplete disclosure. The lawsuit seeks to enjoin the merger, “rescissory” damages and damages. Based on our review of the lawsuit, we believe that the claims are without merit and intend to vigorously defend against them. However, there can be no assurances that we will be successful in such defense.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What will happen to Borland as a result of the merger?

A:	If the merger is completed, we will become a wholly-owned subsidiary of Parent.

Q:	What will happen to my shares of Borland common stock after the merger?

A:	Upon completion of the merger, each outstanding share of Borland common stock will automatically be canceled and converted into the right to receive $1.15 in cash (subject to adjustment, if any), without interest or dividends and less any applicable withholding tax, unless the stockholder has not voted in favor of the merger or consented to the merger in writing and has properly exercised appraisal rights under applicable Delaware law.

Q:	How will options to purchase Borland common stock be treated in the merger?

A:	Each option to purchase Borland common stock that remains outstanding and unexercised at the completion of the merger, whether vested or unvested, will terminate or be canceled in accordance with stock plan under which it was granted. Each holder of a terminated or canceled vested option having an exercise price less than the per-share merger consideration who signs a required written acknowledgement will be entitled to receive a cash payment, less any applicable withholding tax, equal to the product of (i) the excess of the per-share merger consideration over the per-share exercise price of the option and (ii) the number of shares of Borland common stock otherwise issuable upon exercise of the option.

Q:	Will I own any shares of Borland common stock, Parent or Merger Sub common stock or PLC ordinary shares after the merger?

A:	No. You will be paid cash for your shares of Borland common stock. Our stockholders will not receive (or have the option to receive) any Parent common stock or PLC ordinary shares in exchange for their shares instead of cash.

Q:	Will the merger be taxable to me?

A:	Generally, yes. For U.S. federal income tax purposes, generally you will recognize a taxable gain or loss as a result of the merger measured by the difference, if any, between the total amount of cash you receive in the merger for your shares of Borland common stock and your aggregate adjusted tax basis in those shares. This gain or loss will be long-term capital gain or loss if you have held your shares of Borland common stock as a capital asset for more than one year as of the date of the completion of the merger. You should read the section of this proxy statement entitled “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 37 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Q:	Does our Board of Directors recommend adoption of the merger agreement and approval of the merger?

A:	Yes. Our Board of Directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement and approval of the merger. Our Board of Directors considered many factors in deciding to recommend the adoption of the merger agreement and approval of the merger. These factors are described in this proxy statement in “Proposal 1 — The Merger — Reasons for the Merger” beginning on page 26.

In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to our directors and executive officers, but not to stockholders generally. These benefits are described in this proxy statement in “Proposal 1 — The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

Q:	What vote of the stockholders is required to adopt the merger agreement and approve the merger?

A:	To adopt the merger agreement and approve the merger, stockholders of record at the close of business on June 8, 2009 holding a majority of the outstanding shares of Borland common stock must vote “FOR” the adoption of the merger agreement and approval of the merger.

Q:	Am I entitled to appraisal rights?

A:	Yes. Under Delaware law, you are entitled to appraisal rights in connection with the merger if you meet certain conditions and following certain procedures. These conditions and procedures are described in this proxy statement under “Proposal 1 — The Merger — Dissenters’ Appraisal Rights” beginning on page 35.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and anticipate that the closing of the merger will occur in the third fiscal quarter of 2009. However, to complete the merger, in addition to obtaining stockholder approval, all closing conditions must be satisfied or waived and we cannot assure you that all conditions to the merger will be satisfied or waived, or if satisfied or waived, as to the date by which they will be satisfied or waived.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the merger consideration of $1.15 in cash (subject adjustment, if any), without interest or dividends thereon and less applicable withholding tax, for each share of our common stock.

Q:	When will I receive the cash consideration for my shares of Borland common stock?

A:	When you properly return and complete the required documentation described in the written instructions referenced above, you will promptly receive from the paying agent a payment of the cash consideration for your shares.

Q:	Whom should I call if I have questions or want additional copies of documents?

A:	If you have any questions about the merger or this proxy statement or, if you would like additional copies of this proxy statement, or the proxy card, you should call Investor Relations at (512) 340-1364.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	Where and when is the special meeting?

A:	The special meeting will be held at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731 on July 22, 2009 at 10:00 a.m., local time. If you wish to attend, please be aware that you may be asked to present photo identification for admittance.

Q:	Who can vote?

A:	Only stockholders of record of our common stock at the close of business on June 8, 2009, the record date, are entitled to vote. Each stockholder of record will be entitled to cast one vote for each share of common stock registered in that holder’s name on each matter to be voted upon at the special meeting. There are 73,257,995 shares of Borland common stock entitled to be voted at the special meeting.

Q:	How can I vote?

A:	If you are a stockholder of record, you may vote in person at the special meeting or by proxy.

Stockholder of Record: Shares Registered in Your Name

If, on the record date, your shares were registered directly in your name with our transfer agent, Mellon Investor Services, L.L.C., then you are a stockholder of record. As a stockholder of record, you may vote in person at the special meeting. You may also vote by proxy by signing and returning the enclosed proxy card, or vote via the Internet or telephone pursuant to the instructions on the proxy card. We encourage you to vote by proxy, to ensure that your shares are voted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Agent

If, on the record date, your shares were held, not in your name, but rather in an account at a bank, brokerage firm, or other agent or nominee (a “broker”), then you are the beneficial owner of shares held in “street name.” The broker holding your account is considered the stockholder of record for purposes of voting at the special meeting. To vote your shares held in “street name,” you must instruct your broker on how to vote such shares using the voting instruction card the broker provides to you. Internet and telephone voting may be available in accordance with the instructions on the voting instruction card.

As a beneficial owner, you are also invited to attend the special meeting. However, since you are not the stockholder of record, you may not vote your shares held in “street name” in person at the meeting unless you request and obtain a power of attorney or other proxy authority from your broker, and bring it to our special meeting. We encourage you to direct your broker to vote following the procedures set forth in the voting instruction card, to ensure that your shares are voted.

Q:	If my shares are held in “street name,” will my broker vote my shares for me?

A:	Your broker may not vote your “street name” shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided to you by your broker in the voting instruction card. If you do not direct your broker on how to vote your shares, your broker will not be permitted to vote them for the adoption of the merger agreement and approval of the merger. The resulting “broker non-votes” will be counted toward a quorum at the special meeting, but they will not be voted and will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Q:	What happens if I do not return a proxy card (or otherwise appoint a proxy) or, if my shares are held in “street name,” provide voting instructions to my broker?

A:	Stockholder of Record: Shares Registered in Your Name

If you are a record holder of the shares and do not sign and return a proxy card, your shares will not be counted toward quorum, will not be voted and will have no effect on the outcome of the voting. If you do sign and return a proxy card, your shares will be counted toward quorum and voted. If you do not check a box on the reverse side of the proxy card prior to signing and returning it, your shares will be voted in favor of each proposal and you will effectively have waived your appraisal rights as to those shares. See “Proposal 1 — The Merger — Dissenters’ Appraisal Rights” beginning on page 35.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Agent

If you hold your shares in “street name,” and do not provide your broker with voting instructions on how to vote your shares, such shares will be counted toward a quorum at the meeting but the broker will not be permitted to vote them with respect to the merger proposal. The resulting “broker non-votes” will have the same effect as a vote against adoption of the merger agreement and approval of the merger.

Q:	What constitutes a quorum?

A:	The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Borland common stock is necessary to constitute a quorum at the special meeting.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of elections appointed for the special meeting, who will separately count “FOR” votes, “AGAINST” votes, abstentions and “broker non-votes.” Only votes cast “FOR” a particular proposal constitute affirmative votes. Abstentions will be deemed as “present” at the special meeting and will be counted for quorum purposes. If you abstain, it will have the same effect as if you vote against the adoption of the merger agreement and approval of the merger.

Q:	May I revoke my proxy or change my vote after I have mailed my signed proxy card or otherwise appointed a proxy or provided instructions to my broker?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the special meeting. If you are a record holder, you can do this in one of three ways. First, you can send a written, dated notice to our Secretary stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you hold your shares in “street name” and have instructed a broker to vote your shares, you must follow the directions received from your broker to change your instructions.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and consider how the merger affects you. Your vote is important. We encourage you to mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker to vote your shares by following the procedures set forth on the voting instruction card provided by your broker, which may provide for voting by Internet or by telephone.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain “forward-looking statements,” as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the sections entitled “Summary Term Sheet,” “The Merger,” “The Merger — Opinion of Borland’s Financial Advisor” and in statements containing words such as “anticipate,” “estimate,” “expect,” “will be,” “will continue,” “likely to become,” “intend,” “plan,” “believe” and other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Many of the factors that will determine the outcome of the merger are beyond our ability to control or predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations or on the merger and related transactions. Factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this proxy statement include, among other things:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of the merger to close for any other reason;

•	the risk that the merger agreement may be terminated in circumstances which require us to pay Parent and Merger Sub a termination fee of up to $4 million;

•	any legal proceedings actually or potentially instituted against us and others in connection with the merger;

•	the effect of the announcement of the merger on our customer and employee relationships, operating results and business generally;

•	any significant delay in the expected completion of the merger;

•	the risk that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	other risks set forth in our current filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-Q and Form 10-K, regarding which please see “Where You Can Find More Information” beginning on page 62.

The forward-looking statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made herein remain accurate as of any future date. We undertake no duty to any person to revise or update such forward-looking statements in this proxy statement under any circumstances, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. We encourage you to review any additional disclosures made by us in our Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission.

THE COMPANIES

Borland Software Corporation
8310 North Capital of Texas Highway
Building 2, Suite 100
Austin, TX 78731

We are a leading vendor of Open Application Lifecycle Management solutions, or ALM, which represents the segment of the ALM market in which vendors’ solutions are flexible enough to support a customer’s specific processes, tools and platforms. Open ALM is a customer-centric approach to helping IT organizations transform software delivery into a managed, efficient and predictable business process. We offer a combination of software products as well as consulting and education services to help its customers better manage the growing complexity of software development. Our solutions address four critical ALM processes: Software Delivery Management, Requirements Definition & Management, Lifecycle Quality Management and Software Change Management. Our common stock is listed on The Nasdaq Global Market under the symbol “BORL.”

Micro Focus International plc
c/o Micro Focus International plc
The Lawn, 22-30 Old Bath Road
Newbury, Berkshire RG14 1QN, UK
+44-1635-32646

Micro Focus International plc, a company organized under the laws of England and Wales, is a member of the FTSE 250 and provides innovative software that helps companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. Micro Focus has more than 30 years of expertise and more than 15,000 customers and one million licensed users. Its Application Modernization solutions enable its customers, which include more than 70 of the Fortune Global 100 companies, to continue to gain value from their investment in business applications. Micro Focus’s headquarters are located in Newbury, England. Micro Focus also has offices in the United States, Germany and Japan.

Micro Focus (US), Inc.
c/o Micro Focus International plc
The Lawn, 22-30 Old Bath Road
Newbury, Berkshire RG14 1QN, UK
+44-1635-32646

Micro Focus (US), Inc., a Delaware corporation, is a wholly-owned subsidiary of Micro Focus International plc, which provides innovative software that helps companies to dramatically improve the business value of their enterprise applications. Micro Focus Enterprise Application Modernization software enables customers’ business applications to respond rapidly to market changes and embrace modern architectures with reduced cost and risk. Micro Focus has more than 30 years of expertise and more than 15,000 customers and one million licensed users. Its Application Modernization solutions enable its customers, which include more than 70 of the Fortune Global 100 companies, to continue to gain value from their investment in business applications.

Bentley Merger Sub, Inc.
c/o Micro Focus International plc
The Lawn, 22-30 Old Bath Road
Newbury, Berkshire RG14 1QN, UK
+44-1635-32646

Bentley Merger Sub, Inc. is a newly formed Delaware corporation and a wholly-owned subsidiary of Micro Focus (US), Inc., and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except activities incidental to its organization and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into us. We will survive the merger and Merger Sub will cease to exist.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by our Board of Directors for use at the special meeting.

Date, Time and Place

The special meeting will be held at our headquarters, located at 8310 N. Capital of Texas Hwy., Bldg. 2, Suite 100, Austin, Texas 78731, on Wednesday, July 22, 2009 at 10:00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of our common stock on June 8, 2009, to consider and vote on the following proposals:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2009, as amended by the Amendment to Agreement and Plan of Merger, dated as of June 17, 2009, among Borland Software Corporation, Bentley Merger Sub, Inc., Micro Focus International plc and Micro Focus (US), Inc. and to approve the merger provided for in the merger agreement; and

2. To vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger.

No other business will be considered at the special meeting. Copies of the original merger agreement and the amendment to merger agreement are attached to this proxy statement as Annex A-1 and Annex A-2, respectively.

Record Date and Stock Entitled to Vote

Our Board of Directors has fixed the close of business on June 8, 2009 as the record date for determination of our stockholders entitled to notice of and to vote at the special meeting. Only holders of record of Borland common stock on that date are entitled to notice of and to vote at the special meeting. Each share of Borland common stock issued and outstanding as of the record date entitles its holder to cast one vote at the special meeting on all matters properly coming before the special meeting. At the close of business on the record date, 73,257,995 shares of Borland common stock were issued outstanding and entitled to vote, and such shares were held by approximately 2,148 holders of record.

Vote Required

A majority of the outstanding shares of our common stock entitled to vote at the special meeting must be voted in favor of the proposal to adopt the merger agreement and approve the merger for the proposal to pass. A majority of the shares of our common stock present, in person or by proxy, and entitled to vote at the special meeting (a quorum being present) must be voted in favor of the adjournment proposal for the proposal to pass. The inspector of elections appointed for our special meeting will tabulate the votes.

Voting of Proxies and Voting over the Internet or by Telephone

The proxy card or voter instruction card accompanying this proxy statement is solicited by our Board of Directors for use at the special meeting.

General.  All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement and approval of the merger and “FOR” the adjournment of the special meeting, and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies. To vote, please complete, sign, date and return the enclosed proxy card or to appoint a proxy over the Internet or by telephone, follow the instructions provided on the proxy card. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record and bring it to the special meeting to be able to vote at the special meeting.

Abstentions.  Borland will count a properly executed proxy marked “ABSTAIN” as present for purposes of determining whether a quorum is present, but the shares represented by that proxy will not be voted at the special meeting. Abstentions on the proposal to adopt the merger agreement and approve the merger will be treated as a vote “AGAINST” this proposal for purposes of determining whether it has been approved, and thus will negatively affect the outcome of this proposal. Abstentions on the adjournment proposal will also be treated as a vote “AGAINST” the adjournment proposal for purposes of determining whether it has been approved, and thus will negatively affect the outcome of this proposal.

Failure to Vote.  If you are a record holder of our common stock and do not vote in person, return a proxy card or otherwise appoint a proxy, this failure to vote will have the same effect as a vote against adoption of the merger agreement and approval of the merger. However, this failure to vote will have no effect on the outcome of the adjournment proposal.

Broker non-votes.  Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and approval of the merger and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” If your shares are held by a broker, your broker will not be able to vote your shares for you on the merger proposal without instructions from you on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Failure to instruct your broker how to vote on the proposal to adopt the merger agreement and approve the merger will be treated as a vote “AGAINST” this proposal for purposes of determining whether the proposal has been approved, and thus will have a negative effect on the outcome of this proposal. If you fail to instruct your broker how to vote on the adjournment proposal, your broker will have the authority to vote on this proposal in its discretion.

Voting shares in person that are held through brokers.  If your shares are held by your broker or another nominee and you wish to vote those shares in person at the special meeting, you must obtain from the nominee holding your Borland common stock a properly executed legal proxy identifying you as a Borland stockholder, authorizing you to act on behalf of the nominee at the special meeting and identifying the number of shares with respect to which the authorization is granted, and bring it with you to the meeting.

Voting over the Internet or by telephone.  Most beneficial owners whose stock is held in “street name” receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card. If you hold your shares through a broker, bank or other agent, you should follow the procedures provided by your broker, bank or agent. Many brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in such a program you may authorize a proxy to vote those shares over the Internet or by telephone by calling the telephone number shown on the voting instruction card received from your broker or bank. If you are a record holder of our common stock, you can follow the instructions on the proxy card to appoint a proxy over the Internet or by telephone.

Quorum

In order to conduct business at the special meeting, a quorum must be present. Our bylaws provide that a quorum at the special meeting will be the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting. We will treat shares of common stock represented by a properly signed and returned proxy, including abstentions and broker non-votes, as present at the meeting for purposes of determining the existence of a quorum. If sufficient votes to constitute a quorum are not received by the date of the special meeting, the chairman of the meeting will have the power to adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card does not preclude a stockholder from voting in person at the special meeting. If you are a record holder, you may revoke your proxy at any time before the shares reflected on your proxy card are voted at the special meeting by:

•	filing with our Secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to our Secretary bearing a later date; or

•	appearing at the special meeting and voting in person.

Your attendance at the special meeting will not in and of itself constitute the revocation of a proxy.

If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

We are soliciting the proxies and will bear the entire cost of this solicitation, including the preparation, assembly, printing and mailing of this proxy statement and any additional materials furnished to our stockholders. Copies of solicitation material will be furnished to banks, brokerage houses and other agents holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to these beneficial owners. In addition, if asked, we will reimburse these persons for their reasonable expenses in forwarding the solicitation material to the beneficial owners. We have requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares they hold of record. The original solicitation of proxies by mail may be supplemented by telephone, fax, Internet and personal solicitation by our directors, officers or other employees or contractors. Directors, officers and employees or contractors will not be paid any additional compensation for soliciting proxies.

PROPOSAL 1 — THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the merger. Although we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. We encourage you to read this proxy statement, the merger agreement and the other documents referred to herein carefully for a more complete understanding of the merger.

Background of the Merger

In February 2006, our board of directors decided to attempt to sell our CodeGear division. In November 2006 we decided to separate the CodeGear division from our other business units to facilitate the sale of the division, and we began reporting results for the CodeGear division as separate business unit in January 2007.

In July 2007, Stephen Kelly, Micro Focus’ Chief Executive Officer, met with Tod Nielsen, then our President and Chief Executive Officer, in Cupertino, California, and expressed interest in Borland’s CodeGear division, and also indicated a potential interest in discussions regarding an acquisition of the entire company. In September 2007, at the invitation of Mr. Kelly, Mr. Nielsen met Mr. Kelly again briefly while Mr. Nielsen was on a business trip to London and Mr. Kelly reiterated his interest both in the CodeGear division and in the possible synergies attainable in an acquisition of Borland by Micro Focus.

After the September 2007 conversation, Mr. Nielsen advised John Olsen, our Chairman of the Board, that Micro Focus had expressed an interest in acquiring Borland, and proposed to conduct preliminary discussions with Micro Focus, subject to a nondisclosure agreement, to determine if a potential transaction with Micro Focus might be possible at a value that would be of interest to our board of directors.

On October 8, 2007, Mr. Nielsen and Erik Prusch, then our Chief Financial Officer, had a dinner meeting in Austin, Texas, with Stephen Kelly and Nicholas Bray, the Chief Financial Officer of Micro Focus, to discuss Micro Focus’ interest in an acquisition of Borland. Micro Focus and we entered into a nondisclosure agreement on October 9, 2007 and the parties continued discussions regarding a potential acquisition of Borland and Messrs. Nielsen and Prusch reviewed Borland’s business and strategy, and the terms of our debt facility.

Following this meeting, Mr. Nielsen advised Mr. Olsen that Micro Focus was interested in a possible transaction, but had not provided any specific proposal which could be considered by our board of directors.

On October 26, 2007, we engaged an investment banking firm to conduct a process to sell the CodeGear division. In late December 2007 , we received indications of interest from various strategic and financial buyers, including Micro Focus. The Micro Focus bid was at the low end of the range of bids received for the CodeGear business, and after discussions regarding the bid, in mid-January 2007, Micro Focus declined to increase their offer and were not invited into the next round of that process.

On February 4, 2008, Messrs. Kelly, Bray, Nielsen and Prusch had a telephone conference in which Messrs. Nielsen and Prusch provided an update on our financial performance during the fourth quarter of 2007 and Messrs. Kelly and Bray indicated their intention to propose a possible transaction to acquire Borland to the Micro Focus board.

On February 8, 2008, Mr. Kelly called Mr. Nielsen, indicating that the Micro Focus board had authorized management to pursue a possible transaction.

On February 17, 2008, Messrs. Bray and Frank van Baar, Vice President, Business Operations of Micro Focus, had a dinner meeting in Austin with Mr. Prusch to discuss our financial performance, synergies and possible cost reductions in a transaction between the companies. The parties continued the meeting on February 18, 2008, joined by David Foley, our Vice President, Financial Planning and Analysis.

On March 5, 2008, Mr. Nielsen met with Mr. van Baar and other members of Micro Focus management in Madrid, Spain to discuss our strategy and direction, cost structure, legal entities and potential cost synergies. Also on March 5, 2008, Micro Focus delivered a letter to Mr. Nielsen indicating interest in an acquisition of Borland. Mr. Nielsen reviewed the letter with Greg Wrenn, then our Senior Vice President and General Counsel, and subsequently with Mr. Olsen. Mr. Olsen advised that, in light of Borland’s new product initiatives and our business outlook, before pursuing an acquisition our board would need more clarity from management on our new BMS products, other business opportunities for us and the business outlook for the second half of 2008 and 2009 and he recommended that Mr. Nielsen postpone any further discussions with Micro Focus to permit the board to assess our business outlook, taking into account our new BMS products, which were due to be launched later in 2008.

On March 6, 2008, our board of directors met in Austin, Texas, and in an executive session with the board at the conclusion of the meeting, Mr. Nielsen advised the board of the letter from Micro Focus. The board concluded that in light of the planned BMS product launch, other business opportunities and our business outlook, the best way to maximize stockholder value was for management to focus on execution of our strategic plan rather than pursuing the Micro Focus proposal. The board directed Mr. Nielsen to advise Micro Focus that we were not interested in pursuing a transaction at that time. Subsequently, Mr. Nielsen called Messrs. Kelly and Bray, and advised that Borland was not in a position to pursue a transaction at this time.

On May 6, 2008, we entered into an agreement for the sale of our CodeGear division to a third party. That transaction closed on June 30, 2008.

On June 25, 2008 we received an unsolicited expression of interest from Company A indicating interest in exploring a proposed merger transaction, seeking exclusivity for a 90 day period, and indicating the offer was contingent on financing.

On July 2, 2008, our board of directors met at our headquarters to discuss the communication from Company A and our possible response. Present at the meeting were Messrs. Prusch and Wrenn and Melissa Fruge, then our Vice President and Associate General Counsel, and representatives of DLA Piper LLP (US), our outside general counsel (“DLA Piper”). DLA Piper representatives provided a briefing to our board of directors regarding the fiduciary duties of directors in considering a change of control transaction. Prior to the meeting, our board had received a briefing report from J.P. Morgan, providing a situation analysis, a summary of potentially interested parties, and preliminary information about Company A. Our board discussed the offer and Company A, including its ability to consummate a transaction. Our board then noted our plans for introduction of a major new product and the possible impact on our future stock prices, and discussed the time horizon for determining the new product’s success. Our board also discussed possible responses to Company A, noting that our board would not agree to any period of exclusivity with Company A, that the proposal was preliminary and highly contingent, and that the current deal environment did not favor sellers. Our board authorized management to conduct preliminary discussions with Company A to determine the seriousness of the interest, the firmness of the value being proposed, and the party’s capacity to consummate a transaction, and requested that management provide an update on the operating plan, taking into account the upcoming product release, as well as a report on risks of achieving the plan.

On July 7, 2008, we entered into a nondisclosure agreement with Company A. We provided preliminary diligence materials to Company A in July 2008, but after discussions between J.P. Morgan and Company A, our management concluded that the value contained in the expression of interest from Company A was not firm. Company A continued to express interest in an acquisition, but our management terminated discussions with Company A later that month in view of the lack of deal certainty.

On August 4, 2008, our board of directors had a regular meeting in Cupertino, California. At the meeting representatives of DLA Piper reviewed the fiduciary duties of the board of directors in considering acquisition proposals, and potential responses to an unsolicited proposal to acquire the company. Our board discussed the recent contacts by Company A and confirmed management’s decision to terminate discussions. The board discussed the launch of our new BMS products.

On August 26, 2008, Company A provided another written indication of interest, contingent on financing. Our management concluded the proposal was insufficiently firm to warrant a commitment of Borland’s resources without board authority. Mr. Nielsen advised Mr. Olsen of the receipt of this indication of interest and the fact that the letter did not address the our previously expressed concerns regarding structure or deal certainty.

On August 28, 2008, Mr. Nielsen had a dinner meeting with Mr. Olsen to discuss our business opportunities and challenges facing the company, including execution risks, especially if the macro economy continued to turn negative. At that meeting the parties also discussed the advisability of considering our strategic alternatives in light of challenges facing the business. As a result of this meeting, Mr. Olsen called a special meeting of our board the next week to update our board on the business outlook and to discuss the advisability of considering strategic alternatives.

On September 3, 2008, our board of directors met telephonically to discuss the pros and cons of considering alternatives to continuing to execute on our current strategic plan. Mr. Nielsen reviewed the plan, including progress year to date, discussed the status of the field sales organization and provided an assessment of our current products, including the new BMS products, and opportunities and risks relating to the 2008 plan and in future years. Our board discussed the risks and opportunities provided by our business, risks relating to our field sales organization, the status of research and development efforts, and challenges facing the business, including the worsening economy and the impact it was having on some of our customers’ buying behaviors. Our board also discussed the advisability of considering strategic alternatives to remaining independent. Our board requested further information from our head of sales and further information regarding the BMS products.

On September 12, 2008, our board of directors met telephonically to discuss the status of the field sales program, the current ALM pipeline and the impact of the new product announcement on sales opportunities. Members of management presented information relating to the sales program and processes, the competitiveness of our current products, and the early adopter program for the BMS products. Our board discussed the declining revenues from current products and the projected sales of the BMS products in future periods, and execution risks to the operating plan. In executive session, our board discussed the advisability of exploring strategic alternatives, in light of the worsening economy and the execution risks associated with our business plan. Our board established a special committee of three independent directors, John Olsen, William Hooper and T. Michael Nevens, to consider and explore alternatives to the current strategic plan, including whether a sale of the company might be in the best interest of our shareholders.

On September 17, 2008, the special committee met telephonically to review the committee’s charter. DLA Piper representatives provided legal advice. Messrs. Prusch and Wrenn, and Rick Jackson, our Chief Marketing Officer, were present. The special committee considered the engagement of investment bankers to assist with the committee’s work, and authorized the retention of J.P. Morgan as our financial advisor.

In September 2008, Stephen Kelly contacted Mr. Nielsen and expressed interest in renewing discussions regarding a possible acquisition of Borland by Micro Focus, and requested a meeting between Messrs. Nielsen and Kelly and the respective chairmen of the two companies.

On September 29, 2008, the special committee met telephonically with J.P. Morgan representatives. Messrs. Prusch and Wrenn and Ms. Fruge were present. The special committee noted our projected 15% revenue decline in 2008 over 2007, and a 64% decline in stock price in the past twelve months, various execution risks and the impact of the current difficult macroeconomic environment. The special committee discussed the value projected to be created under our stand-alone plan, and execution risks to that plan. The special committee discussed the downside risk to our current market valuation, and our possible value to strategic buyers, including our products and opportunities for significant synergies. J.P. Morgan noted recent unsolicited interest expressed by Micro Focus and Company A, and discussed various factors a potential acquirer would consider in assessing an acquisition. The special committee considered the possible benefits and risks of a confidential process to explore our strategic alternatives and to evaluate a possible sale of the company, as well as the prospects and risks of Borland as an independent company. The special committee discussed with J.P. Morgan other parties that might be interested in a potential acquisition of Borland, and the manner in which they should be contacted to assess their interest and capabilities of consummating a transaction. The special committee also discussed the request of Micro Focus for a meeting. The special committee authorized management and J.P. Morgan to commence preparatory steps for a confidential market check, and to solicit committee input regarding identified potential buyers and the management presentation materials to be provided to potential buyers.

On October 7, 2008, Borland engaged J.P. Morgan to serve as its exclusive financial advisor in connection with a possible transaction.

On October 8, 2008, the special committee received draft materials to be provided to the potential buyers, and management and J.P. Morgan solicited input from the special committee on the materials. Subsequently, J.P. Morgan contacted 14 potential interested parties as to their possible interest in an acquisition of Borland, including two financial buyers active in our industry.

On October 20, 2008, Messrs. Kelly and Kevin Loosemore, the Chairman of the Board of Micro Focus, had dinner with Messrs. Nielsen and Olsen, in Cupertino to discuss Micro Focus’ continued interest in an acquisition of Borland. Messrs. Nielsen and Olsen advised the Micro Focus management of the strategic alternatives process and solicited Micro Focus’ participation in that process. On October 21, 2008, Messrs. Kelly and Bray met with Mr. Nielsen and representatives of J.P. Morgan to discuss a possible transaction and to provide further information regarding our business.

Commencing on October 24, 2008, J.P. Morgan sent out a bid instruction letter to nine potential interested buyers, requesting indications of interest by November 4, 2008. On November 4, 2008, J.P. Morgan received indications of interest from Company A, Micro Focus and Company B, a financial buyer.

From November 2008 through March 2009, we engaged in negotiations with Hewlett Packard Company (“Hewlett Packard”) and EDS concerning the terms of renewal of a significant license.

On November 4, 2008, our board held a special telephonic meeting to discuss the strategic alternatives process and the indications of interest received from Company A, Micro Focus and Company B. Representatives of J.P. Morgan and DLA Piper were present. The board discussed the likelihood of other potential interested buyers engaging in the process. The board considered the structure and value proposed by each interested party, and the relative ability of the respective potential buyers to consummate a transaction. The board discussed the impact of the outstanding convertible debt on the transaction, the various deal structures proposed by Company A, the financing required for each proposal, and risks associated with such financing and the ability of the respective buyers to consummate a transaction. The proposals from Micro Focus and Company B were undifferentiated as to value, and were superior to the proposal from Company A with regard to value, structure and deal certainty. The board authorized the confidential process to continue and directed that the special committee continue to supervise the process. Our board instructed management and J.P. Morgan that exclusivity was not appropriate to be granted to any of the bidders at this time.

On November 6, 2008, Borland announced third quarter 2008 results. Over the next week, Company A and Company B were invited to engage in a second phase of the process, including access to a virtual data room and senior management presentations. Micro Focus declined to execute the non-disclosure agreement provided to the other parties in the process.

On November 7, 2008, the special committee met telephonically to review the status of the progress of the confidential process. Messrs. Nielsen, Prusch and Wrenn and Ms. Fruge were present and provided an update to the committee regarding the status of discussions with all active third parties,

On November 9, 2008, J.P. Morgan sent a draft merger agreement to Micro Focus and Company B.

From November 11, 2008 through November 14, 2008, we discussed with Micro Focus the terms of a revised nondisclosure agreement, including an extension of the standstill, and a request by Micro Focus for exclusivity and expense reimbursement. Micro Focus was granted access to a limited data room on November 11, 2008, and conducted a financial diligence call with Borland on November 13, 2008. Later that week, representatives from Micro Focus and Borland met in Palo Alto and discussed Micro Focus request for expense reimbursement and exclusivity, and Borland’s request for an extension of the standstill. Borland declined to provide management presentations to Micro Focus without a revised nondisclosure agreement including an extension of the standstill, and Micro Focus declined to sign a revised non-disclosure agreement without an expense reimbursement provision and exclusivity. On November 14, 2008, Micro Focus was granted full access to the data room, subject to our October 9, 2007 non-disclosure agreement with Micro Focus, which was still in effect.

On November 18-19, 2008 our management participated in a diligence meeting with representatives of Company B and provided management presentations, including presentations on Borland products and cost structure. During November 2008, both Company B and Micro Focus conducted extensive diligence.

On November 20, 2008, the special committee met telephonically to review the status of discussions with active third parties, including the status of diligence, and the impact of the continued deterioration in the financial markets on the ability of buyers to finance the acquisition. Messrs. Nielsen and Wrenn and Ms. Fruge were present. The special committee discussed with our management investors’ views of value, and the efforts to date to maximize interest of potential buyers in Borland. The special committee discussed the status of the Hewlett Packard/EDS license renewal negotiations and the potential impact of various outcomes to those negotiations on buyers’ valuations of Borland. The special committee confirmed that J.P. Morgan had actively sought the participation of all known interested potential buyers and had exhausted efforts to generate interest from qualified buyers, and directed that the process continue with the interested parties, including Micro Focus. J.P. Morgan advised that the three parties who had previously provided indications of interest had signaled that any new offer in the current process would be significantly below earlier values, given deterioration in our business. Management reported on the status of the 2009 operating plan. The special committee stressed the importance of the management’s planning process, given the low valuations expected from the process, and the fact that we had adequate cash reserves to permit operation on a stand-alone basis, and proposed a board meeting to review the 2009 operating plan upon its completion.

From November 24, 2008 through December 14, 2008, J.P. Morgan and DLA Piper had discussions with representatives of Company B concerning the terms of the draft merger agreement relating to deal certainty.

On November 25, 2008 Messrs. Kelly, and Bray met with Messrs. Nielsen, Prusch and Jackson at Heathrow Airport to review our revenue and product opportunities, cost model and restructuring plans.

On November 26, 2009, J.P. Morgan provided Company A with the proposed draft merger agreement.

On December 2, 2008, Company C, a portfolio company of a private equity firm operating in a similar business, and who was one of the 14 companies initially contacted by J.P. Morgan, contacted J.P. Morgan and expressed interest in a transaction, and was granted access to the data room.

On December 2, 2008, representatives of Arma Partners, Micro Focus’s financial advisor, advised J.P. Morgan that the value they would likely propose would be significantly below their initial indication of interest and the transaction was on hold given concerns about the possible deterioration in our business as a result of macroeconomic factors, and the ongoing negotiations relating to the Hewlett Packard license renewal.

On December 3, 2008, our board met telephonically and discussed the results to date of the process to explore strategic alternatives, and reviewed the status of all active discussions. Representatives of J.P. Morgan and DLA Piper attended the meeting. J.P. Morgan reported that 14 potential buyers had been contacted, nine had signed nondisclosure agreements, and four were still in active discussions. Our board discussed with J.P. Morgan the rationale of the companies who had not engaged in discussions, noting that a few were interested only in one of our products or were concerned about product overlap, while several others had other priorities or were concerned about the economic environment. J.P. Morgan indicated that Company D, a strategic buyer, had indicated that it might be interested, but that it was not able to participate in the process at that time. J.P. Morgan advised that Micro Focus had a board meeting the next day, but that Arma Partners had advised J.P. Morgan that the value it would offer would be significantly below its earlier bid, and that it was likely to put the process on hold. Our board noted that Company B required access to customers to move forward, and had proposed a structure with a reverse break fee. DLA Piper provided legal advice regarding possible structures for a transaction and the board discussed the various alternatives and risks relating to financing and non-consummation. J.P. Morgan and Mr. Nielsen reviewed the interest expressed by Company C and advised that it had been requested to deliver a letter of intent. Our board reviewed the comparable stock performance of Borland and other application infrastructure software companies, and discussed the challenges in the current economic environment. Our board discussed the timing of the strategic alternatives process, noting that diligence would be ongoing for an additional four to six weeks, and that buyers would want to see our fourth quarter results and the results of the current negotiations with Hewlett Packard prior to finalizing terms of an acquisition. Our board discussed possible next steps and authorized the process to continue with Company B and Company C.

On December 5, 2008, J.P. Morgan contacted Arma Partners to inquire regarding Micro Focus’ continuing interest in Borland and requested a specific proposal.

On December 8, 2008, the private equity firm controlling Company C provided an indication of interest at a range of values significantly below the prior indications of interest, although at a significant premium to market. J.P. Morgan provided Company C with the draft merger agreement.

On December 12, 2008, J.P. Morgan called Arma Partners to inquire regarding Micro Focus’ continuing interest in Borland. Arma Partners advised that Micro Focus had determined not to pursue an acquisition until the Hewlett Packard license renewal discussions were completed. On the same date, Company A renewed its indication of interest with a structuring proposal relating to our outstanding debt. Company B continued to work on diligence issues.

On December 15, 2008, Micro Focus representatives confirmed that the transaction was on hold until the Hewlett Packard license renewal discussions were completed. Shortly thereafter, Micro Focus’ access to the data room was terminated.

On December 15 and December 31, 2008, our board of directors met and reviewed management proposals for reducing costs, including a reduction in force, and directed management to move forward with the restructuring, and to continue to work to reduce costs.

On December 18, 2008, J.P. Morgan spoke with representatives of Company C, who indicated that the company was not in a position to pursue a transaction.

On December 31, 2008, Mr. Nielsen resigned as our Chief Executive Officer. Mr. Prusch was appointed as acting CEO effective on Mr. Nielsen’s departure.

On January 6, 2009, we announced a restructuring plan, including a 15% reduction in force, and Mr. Nielsen’s departure as Chief Executive Officer. During the first week of January 2009, J.P. Morgan called each of Micro Focus and Companies A and B and requested a refreshed indication of interest, in light of the challenging macroeconomic conditions.

Company B advised that it could not provide a revised bid until it saw the revised plan, but continued its diligence. On January 15, 2009, Company A provided a revised indication of interest for the acquisition of Borland, with an unconventional structure which was not actionable as proposed, and no evidence of financing, a request for 90 days of exclusivity, and a value lower than that proposed by Company C. On January 23, 2009, Micro Focus sent Mr. Olsen a letter proposing an acquisition of Borland at a value equivalent to the low end of the range of values proposed by Company C.

Following receipt of these letters, management determined that business had deteriorated further and that a further restructuring would be required. J.P. Morgan communicated to the active bidders that a revised plan was being prepared and that it would be provided after board approval.

On January 27, 2009, the special committee met telephonically to consider the status of the confidential process to explore strategic alternatives. Mr. Olsen relayed a recent conversation with a major investor indicating a willingness to consider a transaction at various values and the special committee discussed the views expressed by our shareholders relating to value. The special committee discussed with management and J.P. Morgan the various alternatives available to us, and reviewed the status of discussions with each active party. Management reviewed with the special committee the outlook for the upcoming quarters, projected timing to reach profitability and positive cash flow, the projected cost structure following the proposed restructuring, and the possible impact of achievement of the plan on our stock price in future periods. The special committee directed that J.P. Morgan advise bidders that we were revising our plan to reduce costs further, and would request final indications of interest approximately two weeks after the revised plan was available. The special committee noted that this process would permit our board to determine if the value and terms of any proposal warranted further efforts. The special committee also directed J.P. Morgan to tell Company A that its proposed structure was not workable and that they needed to develop an actionable proposal.

On February 5, 2009, our board of directors met telephonically and reviewed the proposed 2009 operating plan with senior management. Our board discussed the need to achieve profitability in 2009, discussed with management product contributions and reviewed the sales process. The board received a briefing on the status of the strategic alternatives process. The board requested that management present a revised operating plan for board review.

On February 13, 2009, Micro Focus requested and was granted renewed access to the data room. Company D contacted J.P. Morgan on February 15, 2009 and sought to reengage in the process. Company D was granted access to the data room. J.P. Morgan informed all four active bidders that the revised plan would be available shortly and that “best and final” offers would be due on March 11, 2009.

On February 27, 2009, our board of directors met telephonically and reviewed with management a revised 2009 plan. Mr. Prusch and Ms. Fruge were present. Mr. Prusch reviewed revenue, expenses, and products and services, and the proposed restructuring. Our board approved the 2009 plan and the restructuring. The board discussed the projected timing to reach profitability and positive cash flow, and our projected trading price in future periods assuming the plan results were achieved. Mr. Prusch updated the board on the status of the process to explore strategic alternatives, and advised that J.P. Morgan had requested final bids by March 11, 2009. The special committee provided views on the process to date, noting that the process had resulted in interest from four active bidders, despite the challenging economic environment, but that the values were reduced, as the stock prices of Borland and other software applications infrastructure companies were lower and concerns over revenue stability continued. Our board noted that after receipt of the final bids, the board would determine whether to move forward to a potential transaction, or terminate the process and direct management to work to build stockholder value by executing on the plan.

On March 11, 2009, J.P. Morgan received proposals from Micro Focus, Company B and Company D. Micro Focus proposed an acquisition at $1.00 per share. Micro Focus also provided information on its financing, indicating that it believed it had financing available, advised on its remaining diligence requirements, proposed a substantial break fee and a 60 day exclusivity period, and noted that the transaction would require approval from Micro Focus shareholders, as had been the case in its earlier proposals. Although J.P. Morgan had requested “best and final” proposals, the other two bids provided a range of values, one of which had a high end of the range at $1.00, but with that high end value contingent on Borland buying back additional outstanding debt, and the other with a high end value significantly lower than $1.00.

On March 13, 2009, our board met telephonically to consider the three indications of interest. Mr. Prusch and Ms. Fruge, and representatives of J.P. Morgan and DLA Piper were present. J.P. Morgan reviewed the terms of each of the proposals. Our board noted the price differential among the bids, with Micro Focus offering a bid at $1.00, and at the high end of the value range provided by the other bids. Our board also noted the strong strategic fit between Borland and Micro Focus. J.P. Morgan noted that Micro Focus also appeared to have strong conviction regarding price, had performed a significant amount of diligence and had the longest running interest in Borland. J.P. Morgan also noted the wide range of values in the other bidders’ proposals, and indicated that the other bidders offered less clarity, given the conditions proposed and diligence in some cases still required. Our board discussed the relative ability of each of the potential bidders to consummate a transaction, and the time and amount of diligence likely required by each bidder to get to a signed acquisition agreement. Our board also discussed Micro Focus’ assurances regarding financing, its proposal for 60 days of exclusivity and its proposal for expense reimbursement and break fees to Micro Focus in certain cases, and that break fees be the sole and exclusive remedy for breach. J.P. Morgan indicated that Micro Focus had threatened not to proceed further without exclusivity. DLA Piper provided legal advice. Our board then discussed the execution risks for Borland and for all small software companies, taking note of the deteriorating economic condition and revenue stability concerns. Our board concluded that the $1.00 value offered by Micro Focus was higher than likely to be achieved by Borland on its stand-alone plan in the foreseeable future, given the challenging economic environment. Our board determined that it was reasonable to seek to negotiate a definitive agreement for a sale at $1.00, but noted that deal certainty was important. Our board discussed Micro Focus’ need for shareholder approval, and the potential uncertainty this requirement created for closing, and concluded that there should be expense reimbursement to Borland if Micro Focus did not obtain shareholder approval. Our board authorized a letter of intent with a shorter exclusivity period, but no break fees or expense reimbursement, and directed that we preserve the right to specifically enforce the merger agreement if one were executed.

Representatives of J.P. Morgan and Arma Partners, and Messrs. Kelly and Prusch, negotiated the terms of the letter of intent between March 13 and March 19, 2009. Arma Partners conveyed to J.P. Morgan that Micro Focus had bank facilities sufficient for the transaction, although Arma Partners indicated that Micro Focus was also negotiating new facilities. J.P. Morgan also conveyed our view that there should be no minimum cash condition, and that there would be specific performance available, rather than a reverse break fee as the sole remedy in the event of a breach by the parties. The parties agreed to negotiate regarding these matters following execution of the letter of intent.

On March 19, 2009, Mr. Prusch executed a nonbinding letter of intent with Micro Focus, providing for a 30 day exclusivity period, and a non-binding proposal for the acquisition of Borland at $1.00 per share.

On March 20, 2009, Kirkland & Ellis representatives, counsel to Micro Focus, delivered to Ms. Fruge a draft definitive agreement providing for a cash merger transaction. Representatives of Kirkland & Ellis and DLA Piper negotiated the terms of the definitive acquisition agreement between March 20 and May 5, 2009.

On March 30, 2009, J.P. Morgan delivered to Arma Partners a revised draft of the definitive agreement, reflecting our comments, and indicated that Borland would prefer a tender offer structure. J.P. Morgan also advised Arma Partners that we required a right to specifically enforce the agreement, rather than limiting target’s remedy to a reverse break fee, and raised issues relating the proposed minimum cash deposit, the dissenters’ rights condition, and the amount and triggers for termination fees generally. The parties continued to negotiate these issues through May 5, 2009.

On March 31, 2009, Borland and Hewlett-Packard entered into an amendment to the existing software license agreement between the parties. We estimated we would receive approximately $18,000,000 under the amended agreement during 2009.

On April 2, 2009, representatives of Arma Partners, Kirkland & Ellis and Micro Focus’ UK counsel, Field Fisher Waterhouse LLP, participated in a teleconference with representatives of J.P. Morgan, DLA Piper and Ms. Fruge, regarding the timing and structure of an acquisition, including the possible use of a tender offer structure, the timing and process for Micro Focus seeking shareholder approval and related matters.

On April 12, 2009, J.P. Morgan and Arma Partners spoke about Micro Focus’ continuing request for a minimum cash deposit and discussed a possible purchase price adjustment as an alternative. J.P. Morgan continued to advise that Borland required a right to specific enforcement.

Between April 14 and 18, 2009, representatives of Arma Partners and J.P. Morgan and Messrs. Kelly, Bray and Prusch had conversations relating to our ability to repatriate cash to the United States, contract diligence issues, our continued insistence on the right to specific performance, and Micro Focus’ insistence on a minimum cash deposit and a dissenters’ rights condition.

On April 17, 2009, Arma Partners requested that Borland execute an extension of the exclusivity period which would otherwise terminate on April 18, 2009, through May 4, 2009. Arma Partners and J.P. Morgan also discussed the possibility of a three day extension provided under the initial letter of intent and the issues requiring resolution prior to execution of a definitive agreement.

On April 18, 2009, Arma Partners advised J.P. Morgan that Micro Focus’ financing plans had changed and that Micro Focus was in discussion with lenders for a new, larger facility. Arma Partners and J.P. Morgan discussed the issues still outstanding and Micro Focus’ request for an extension of the exclusivity period. The exclusivity period ended at close of business on April 18, 2009.

On April 18, 2009, Messrs. Bray and Prusch agreed to meet in person with their respective deal teams on April 21-22, 2009 in New York City to address the outstanding diligence issues and to negotiate the final terms of the definitive agreement. Mr. Prusch also requested a detailed briefing on the status of Micro Focus’ financing.

On April 19, 2009, our board of directors met telephonically to discuss the status of the negotiations with Micro Focus. Representatives of J.P. Morgan and DLA Piper were present. J.P. Morgan reviewed the status of negotiations, including pending diligence issues. Our board discussed the outstanding issues on the definitive merger agreement. DLA Piper provided legal advice. Our board discussed Micro Focus’ request for an extension of the exclusivity period. J.P. Morgan discussed the content of certain unsolicited emails and voicemails from two of the prior bidders received during the exclusivity period indicating continued interest in a transaction. Our board discussed the possibility of a transaction with those bidders. J.P. Morgan reported that the other bidders had unilaterally indicated a potential willingness to increase the values they had previously proposed, but that any increased offer was contingent on further diligence, and advised that no discussions had taken place with such bidders, given the exclusivity agreement in place with Micro Focus. The board discussed Micro Focus’ financing and noted that Company A and Company B would likely have less committed financing than Micro Focus. Our board discussed the possible impact on current discussions with Micro Focus if exclusivity were not extended. Our board authorized the deal team to proceed with the negotiations in New York City, and authorized an extension of exclusivity, if needed, through April 22, 2009. An extension letter was never executed by the parties.

On April 21 and 22, 2009, representatives of Micro Focus and Kirkland & Ellis met with representatives of Borland, J.P. Morgan and DLA Piper at DLA Piper’s offices in New York to negotiate outstanding issues on the definitive acquisition agreement and discuss various outstanding diligence matters. Mr. Prusch made a proposal to Mr. Bray relating to retention benefits for Borland employees not covered by existing change of control agreements, but Mr. Bray indicated that Micro Focus would evaluate the need for retention benefits after the acquisition agreement was finalized. Micro Focus requested the repatriation of foreign cash by Borland to the extent legally permissible. Mr. Bray advised Borland regarding the status of Micro Focus’ financing and explained that it was negotiated a larger, new facility with four banks, and was not seeking a renewal of its existing facility, and that a credit agreement was expected to be finalized by May 5, 2009. Arma Partners provided highly confident letters for three lenders for our review, and indicated that it expected a fourth lender to participate in the credit agreement. Micro Focus advised that it would not request a further extension of exclusivity.

On April 23, 2009, J.P. Morgan contacted Companies A, B and D and requested refreshed offers. J.P. Morgan requested that Company A provide satisfactory evidence of financing capacity. Although Company A continued discussions, it was unable to provide evidence of financing capacity. Company B requested further information concerning Borland’s first quarter financial performance and the Hewlett Packard license renewal, but did not submit any further indication of interest regarding an acquisition of Borland. Company D requested and was granted access to the data room to conduct further diligence.

On April 24, 2009, representatives of J.P. Morgan and DLA Piper participated in a telephone conference with representatives of Micro Focus regarding the status of financing and the UKLA shareholder approval process.

On April 25, 2009, Micro Focus and our representatives participated in an “all hands” teleconference regarding open issues, including the status of Micro Focus’ financing and the UKLA approval process.

On April 27, 2009, J.P. Morgan provided a draft merger agreement to Company D. J.P. Morgan learned in a follow up call with Company D that Company D would not be able to provide a markup of the merger agreement until the following week due to holiday schedules.

On April 30, 2009, J.P. Morgan and Company D discussed the status of its diligence efforts. Company D indicated that they would need time to understand the deterioration of the core business and the terms of the Hewlett Packard license agreement. Company D requested a session with management, which it indicated could not be scheduled until May 5 or May 6.

On May 1, 2009 DLA Piper and Kirkland & Ellis discussed the open issues remaining on the merger agreement. On May 3, 2009, Kirkland & Ellis provided a revised draft merger agreement addressing the open issues. On May 4, 2009, Micro Focus representatives provided a final draft of the credit agreement, redacted to provide confidentiality regarding certain provisions unrelated to the transaction with Borland, to DLA Piper and J.P. Morgan for review.

On May 4, 2009, J.P. Morgan advised Company D that the process was moving rapidly to closure with another party and that Company D would need to deliver an indication of price and deal certainty quickly to be considered. Company D indicated that it would get back to J.P. Morgan if it determined that it could make a determination on these points, but did not contact J.P. Morgan with any proposal.

Later on May 4, 2009, our board of directors met in Cupertino, California, together with members of senior management and representatives of DLA Piper and J.P. Morgan. Senior management reviewed our financial performance for the first quarter of 2009. Our board then received an update on the status of negotiations with Micro Focus from management and representatives of DLA Piper. DLA Piper provided legal advice on our board’s fiduciary duties and advised on the terms of the merger agreement, copies of which had been previously distributed to our directors. Our board discussed the terms of the merger agreement with Micro Focus, including the covenants, conditions, termination rights, and obligations relating to fees and expenses, and reviewed the remaining open issues being negotiated. Our board determined that the termination fee was reasonable relative to the size of the transaction, was unlikely to deter another party from making a competing proposal, and was a reasonable and bargained for trade off for deal certainty provisions our board believed to be necessary to protect stockholder value offered by the transaction. Our board evaluated the various conditions, and discussed the relative deal certainty, and risks to non-consummation. Our board discussed the lack of retention for employees and Micro Focus’ plan to evaluate the need for retention after execution of a merger agreement, and the risk to the business if employees left during the period prior to closing. J.P. Morgan then reviewed the strategic alternatives process, and described recent contacts with various potential buyers, as well as the relative likely value and deal certainty each represented, based on contacts to date.

Our board then discussed with senior management the budget/realistic case plan, as well as execution risks and upside potential for the plan. Management advised our board that the budget/realistic case plan reflected management’s best current estimates and judgment as to the expected results of our business. Our board discussed the status and competitive position of our current products and the status of product development, as well as the execution risks relating to product development. Our board discussed the value creation potential of the plan as well as risks relating to the business model. Our board noted that revenue from current products had been declining, that BMS products were not projected to achieve significant revenue in the near term, and that we required significant new product development to develop products which could offset the product revenue decline from current products, and that there was downside risk to our current market valuation in the short term. J.P. Morgan then reviewed its preliminary financial analysis and the assumptions underlying the analysis. J.P. Morgan reviewed each of the various methodologies and responded to questions from our board.

On May 5, 2009, our board met again in Cupertino, California, to continue to discuss the proposed transaction with Micro Focus. DLA Piper and J.P. Morgan provided advice regarding the terms of the credit agreement Micro Focus proposed to enter into to provide financing for the transaction, and our board noted that the merger agreement was not conditioned on financing, and provided the right to specifically enforce the agreement. Our board discussed the conditions to the transaction, and concluded that the terms of the merger agreement provided reasonable deal certainty. Our board also discussed the risks of losing employees during the interim period prior to closing and Micro Focus’ experience in other strategic transactions. Our board reviewed the results of the strategic alternatives process. Our board reviewed the opportunities for shareholder value provided by the plan, as well as potential downside risks and execution risks, including risks relating to product development. The representatives of J.P. Morgan informed our board that there had been no material change to the factors presented in their financial analysis of the proposed transaction reviewed with the board on May 4, 2009, and presented its oral opinion, subsequently confirmed in writing, that the merger consideration to be paid to holders of our common stock under the original merger agreement with Micro Focus was fair to such holders from a financial point of view. The full text of the written opinion of J.P. Morgan, which set forth the assumptions made, procedures performed, matters considered and limitations on scope of review undertaken by J.P. Morgan in rendering its opinion, is attached to this proxy statement as Annex B. Our board concluded that the merger provided the best available price and terms for a change of control transaction at the current time, based on the competitive sales process undertaken, and that in light of the significant execution risks for the stand-alone business, the transaction with Micro Focus was in the best interest of our stockholders. After additional discussion and deliberation with its advisors and management, our board of directors unanimously determined that the merger and the original merger agreement were advisable, fair to and in the best interests of our stockholders, approved the original merger agreement and the merger, and recommended that our stockholders vote to adopt the original merger agreement and approve the merger. Additionally our board took action to amend our stockholder rights plan so that the transactions contemplated by the merger agreement would not cause any rights to become exercisable under the plan. Later that day the parties executed the original merger agreement.

On May 6, 2009, Micro Focus and we each issued press releases announcing the execution of the original merger agreement.

On May 21, 2009, Mr. Prusch received a telephone message from Company E, a financial buyer who had not previously been contacted as part of our strategic alternatives process, indicating an interest in making an acquisition proposal. We promptly notified Micro Focus of this message as required under the merger agreement. On May 22, 2009, we received a letter from Company E indicating an interest to acquire 100% of our common stock for an offer price of $1.20 in cash, and advising that the buyer would require no third party debt financing, and expected to finance the deal through equity capital from an affiliate. The indication of interest was non-binding and subject to completion of diligence and negotiation of a definitive acquisition agreement, which Company E indicated could be completed in two weeks. We promptly notified Micro Focus of this letter, as required under the merger agreement.

On May 24, 2009, our board of directors met telephonically to discuss the indication of interest from Company E. Representatives of J.P. Morgan and DLA Piper were present at this meeting. Our board discussed the proposed terms contained in the indication of interest, the provisions of the merger agreement governing our right to enter into discussions with or provide diligence to Company E, and the possible impact on the existing transaction with Micro Focus, as well as factors relating to the likelihood of consummation of a transaction with Company E, including the availability of financing and regulatory approvals. DLA Piper provided legal advice on the board’s fiduciary duties and the terms of the merger agreement and J.P. Morgan advised on the terms of the indication of interest. Our board discussed Company E’s experience with acquisitions. Management reported on the progress being made on the Micro Focus transaction. Based on the discussion, our board determined that the indication of interest was reasonably likely to lead to a superior proposal, as defined in the merger agreement, and authorized us to notify Micro Focus of this determination and deliver a nondisclosure agreement to Company E, as required under the merger agreement, and upon execution of a nondisclosure agreement, to commence discussions with, and provide confidential information to Company E, to determine if a superior proposal would be made. We promptly notified Micro Focus of this determination, as required under the merger agreement.

On May 28, 2009, we entered into a nondisclosure agreement with Company E, and granted access to the data room. Company E commenced diligence. On June 5, 2009, counsel for Company E provided DLA Piper with a draft merger agreement and counsel negotiated the terms of the merger agreement and related agreements.

Late in the evening on June 12, 2009, we received an unsolicited, non-binding proposal from Company A, pursuant to which Company A proposed to acquire 100% of the Company’s outstanding common stock in a cash transaction, for consideration in the range of $1.10 to $1.20 per share, indicating that Company A would fund the transaction by incremental indebtedness to be provided by Company A’s existing lenders, and that the transaction would not be subject to receipt of financing. Company A indicated in the proposal that it believed it could reach a definitive merger agreement and complete diligence in 3 weeks. We promptly notified Micro Focus of the receipt of this proposal, as required under the merger agreement.

On June 14, 2009, the Borland board of directors met telephonically to discuss the Company A proposal, the status of discussions with Company E and the Micro Focus merger. Representatives of JP Morgan and DLA Piper were present at this meeting. Our board discussed the proposed terms of Company A’s indication of interest, the provisions of the merger agreement governing our right to enter into discussions or provide information to Company A, and the possible impact of the Company A proposal on both the merger agreement with Micro Focus and Company E’s proposal. Our board also discussed factors relating to the likelihood of the consummation of a transaction with Company A, including the availability of financing and regulatory approvals. DLA Piper provided advice on the board’s fiduciary duties and the terms of the merger agreement and JP Morgan advised on the terms of the indication of interest from Company A, noting the range of prices included in the proposal, and Company A’s current capital structure. The board discussed prior proposals received from Company A and Company A’s repeated expressions of strong interest in an acquisition of Borland. Based on this discussion, our board determined that the Company A proposal was reasonably likely to lead to a superior proposal, as defined in the merger agreement, and directed us to notify Micro Focus of this determination. Our board noted that there was an existing nondisclosure agreement in place with Company A. Our board therefore directed us to commence discussions with Company A and provide Company A with confidential information, subject to the nondisclosure agreement, to determine if Company A would make a superior proposal, as defined in the merger agreement. We promptly notified Micro Focus of this determination, as required under the merger agreement. Our board also discussed the status of the Micro Focus transaction, the status of our business and the status of ongoing diligence and negotiations with Company E.

On June 15, 2009, Company A was provided access to the data room and commenced diligence.

Late in the evening on June 15, 2009, Company E notified us that they were withdrawing their indication of interest to acquire the Company’s outstanding shares for $1.20 per share and that they did not intend to make an acquisition proposal. We promptly notified Micro Focus of this development, as required under the merger agreement.

On June 16, 2009, Mr. Kelly discussed with Mr. Prusch a possible amendment to the original merger agreement pursuant to which Micro Focus would increase the price per share for the merger consideration under the merger agreement, provided that the termination fee would also be increased, and assuming that as a result of these amendments, our board would determine that the Company A proposal was no longer reasonably likely to lead to a superior proposal. After negotiation regarding both the increase in merger consideration and the increase in the termination fee, Mr. Kelly indicated that he would be willing to propose to the Micro Focus Board an increase in the merger consideration to $1.15 per share and an increase in the termination fee to $4 million. Mr. Prusch stated that he would request that our Board meet to consider those proposals for amendments to the original merger agreement and to consider whether in light of those amendments, if approved by the respective boards, Company A’s proposal would still be reasonably likely to lead to a superior proposal.

Later on June 16, 2009, our board of directors met telephonically to discuss these developments. Representatives of JP Morgan and DLA Piper were present at this meeting. Our board discussed the proposed amendments to the original merger agreement to increase the merger consideration from $1.00 to $1.15 per share in cash and the increase in the termination fee from $3 million to $4 million. DLA Piper provided legal advice on our board’s fiduciary duties and the terms of the proposal from Micro Focus. Our board considered the increase in the termination fee and concluded that the increased fee was not likely to deter an interested bidder from making a proposal, and determined that the increase in the termination fee was a reasonable trade off for the increased merger consideration. Our board considered the increase in the merger consideration and compared the Company A proposal to the merger agreement as proposed to be amended. Our board took note that the low end of the price range provided by the Company A proposal was below the $1.15 price proposed by the Micro Focus amendment. Our board also discussed the considerable uncertainty relating to the availability of financing that would likely be needed for Company A to complete a transaction in the price range Company A proposed, and contrasted this uncertainty with the financing available to Micro Focus. Our board also noted that the Company A proposal was still subject to diligence and the negotiation of a definitive merger agreement. J.P. Morgan then reviewed the potential issues faced by Company A in seeking financing, and our board considered the lengthy prior history of negotiations with Company A, which had not resulted in an actionable proposal. After further review and discussion, our board of directors unanimously determined that the proposed amendments to the original merger agreement were advisable, fair to and in the best interests of our stockholders and voted to approve the amendments to the original merger agreement, provided such amendments were approved by the Micro Focus board. Our board of directors further considered and discussed Company A’s proposal in the context of the amendments to the original merger agreement, and after consultation with J.P. Morgan and DLA Piper, our board of directors determined that, assuming the original merger agreement with Micro Focus was amended as proposed, Company A’s proposal was no longer reasonably likely to lead to a superior proposal (as that term is defined in the merger agreement). After further discussion, our board determined that the merger and the merger agreement, as amended, were advisable, fair to, and in the best interests of our stockholders.

On June 17, 2009, Mr. Kelly informed Mr. Prusch of the approval by Micro Focus of the amendments to the original merger agreement, and Mr. Prusch advised Mr. Kelly of our board’s approval of the amendments and its determination that the Company A proposal was no longer deemed reasonably likely to lead to a superior proposal. Later that day, the parties executed the amendment to the merger agreement, and the amendment to the merger agreement was filed with the SEC as an exhibit to Borland’s Current Report on Form 8-K. We then advised Company A of the determination of our board that the Company A proposal was no longer deemed reasonably likely to lead to a superior proposal, and Company A’s access to the data room was terminated.

Reasons for the Merger

In the course of reaching its unanimous decision to approve the merger agreement and to recommend that our stockholders vote to adopt the merger agreement, our board of directors consulted with our senior management, financial advisors and legal counsel, and considered a number of potentially positive factors in its deliberations concerning the merger, including, but not limited to, the following:

•	the belief that in order to maximize value for our stockholders, we would need to either successfully carry out significant new product development, or be acquired, and that there were significant business, market, organizational, management and execution risks associated with a new product development strategy;

•	current and projected challenging economic and market conditions, including the significant risks and uncertainties that these challenging conditions presented for our company, and the fact that these challenging conditions substantially increased the risk of revenue instability in the near and medium term for our business;

•	in view of current economic and market conditions, the substantial uncertainty regarding our 2009 financial results;

•	the fact that, having solicited indications of interest from those companies we believed might be interested in and capable of proceeding with an acquisition of Borland, none of such companies other than Micro Focus and Company A had indicated that they would be interested in a transaction at the current time, that recent indications of interest from those companies (other than Company A) had not been at a greater value than that proposed in the merger agreement, that the companies expressing interest had significant contingencies associated with their proposals, and that the range of values expected from such companies was below the value proposed in the merger, based on recent contacts with such companies;

•	the fact that Company A’s proposal received on June 12, 2009 had included a range of prices with the lower point in Company A’s price range below the amended merger consideration, and that Company A’s proposal required financing, which in our board’s judgment was subject to considerable uncertainty;

•	the fact that the merger consideration of $1.15 per share of our common stock represents a meaningful premium to recent historical trading prices of our common stock. The merger consideration represents an approximately 55% premium compared to the closing price of our common stock of $0.74 on May 4, 2009, the trading day prior to our board’s approval of the original merger agreement, an approximately 97% premium to the average closing price of our common stock for the 30 trading days ended May 4, 2009, and an approximately 128% premium to the average closing price of our common stock for the 60 trading days ended May 4, 2009;

•	the fact that the merger consideration is all cash, which provides certainty of value to our stockholders;

•	the experience of Micro Focus in completing acquisitions;

•	the likelihood that the merger would be consummated, the absence of a financing condition in the merger agreement, the right each party has to specifically enforce the merger agreement, and the fact that the credit agreement pursuant to which certain lenders are committed to extend credit to Micro Focus, in order to fund in part the consideration to be paid in the merger, would be entered into contemporaneously with the original merger agreement;

•	the opinion of J.P. Morgan presented to our board of directors on May 5, 2009, based upon and subject to the factors and limitations set forth in their opinion, the merger consideration to be received by the holders of our common stock pursuant to the original merger agreement was fair, from a financial point of view, to such holders (the full text of the written opinion setting forth the assumptions made, matters considered and limitations in connection with the opinion is attached to this proxy statement as Annex B, which stockholders are urged to read in its entirety);

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to authorize our management to provide information to and engage in negotiations with a third party following receipt of a bona fide written unsolicited proposal or offer that our board of directors (or any committee thereof) determines in good faith is reasonably likely to lead to a superior proposal in the manner provided in the merger agreement, subject to specified conditions;

•	the fact that our board of directors or any committee thereof, in the exercise of its fiduciary duties, would be permitted in accordance with the terms of the merger agreement to terminate the merger agreement following receipt of a bona fide written superior proposal in the manner provided in the merger agreement, subject to specified conditions, including the payment of a $4 million termination fee to Micro Focus;

•	the fact that our board of directors was satisfied that, given the process that had been undertaken, the $4 million termination fee payable in the event of a termination of the merger agreement as a result of our receipt of a superior proposal or in some other limited cases is a bargained for and reasonable trade-off for the deal certainty that our board determined was needed to protect stockholder value and will not deter any serious offers in excess of the proposed merger consideration;

•	the fact that if Micro Focus’s shareholders vote against approval of the merger, Micro Focus will be required to reimburse us for expenses incurred up to $1.5 million;

•	the availability of appraisal rights to our stockholders who comply with all required procedures under Delaware law; and

•	the fact that the merger would be subject to the approval of our stockholders.

Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	the fact that we would no longer exist as an independent company following the completion of the merger, and our stockholders would no longer participate in our growth or from any future increase in the value of Borland or from any synergies that may be created by the merger;

•	the fact that, under the terms of the merger agreement, we would be prohibited from soliciting other acquisition proposals and we would be required to pay to Micro Focus a termination fee of $4 million in cash if the merger agreement were terminated under certain circumstances specified in the merger agreement, including if we exercised our right to terminate the merger agreement to accept a superior proposal, which may deter others from proposing an alternative transaction that otherwise could be more advantageous to our stockholders;

•	the fact that any gains from the exchange of our shares for cash in the merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that the closing is conditioned on our having a specified minimum amount of cash and cash equivalents and on there being demands for appraisal from not more than 10% of the outstanding shares, and on other conditions, one or more of which may not be satisfied, as a result of events outside our control;

•	the fact that under the terms of the merger agreement, we agreed that we would carry on our business in the ordinary course of business consistent with past practice and, subject to specified exceptions, that we would not take a number of actions related to the conduct of our business without the prior consent of Micro Focus;

•	the fact that the merger would require the approval of Micro Focus’s shareholders;

•	the fact that if our stockholders voted against adoption of the merger agreement with Micro Focus, we would be required to reimburse Micro Focus for expenses incurred up to $1.5 million;

•	the fact that the interests of certain of our directors and officers are different in certain respects from the interests of our stockholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33, including potential payments to be made to our officers as a result of the transaction.

•	the fact that if the merger does not close, we would have foregone opportunities to pursue the growth of our company, our officers and other employees would have expended extensive efforts attempting to complete the transaction and would have experienced significant distractions from their work during the pendency of the transaction and we would have incurred substantial transaction costs in connection with the transaction and such costs would harm our operating results; and

•	the fact that if the merger does not close, our business may be adversely affected by the announcement of the pending merger, as our customers may reduce their business with us pending the closing of the merger, and key employees may not remain with Borland during the pendency of the transaction.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors. After considering these factors, our Board concluded that the positive factors outweighed the potential negative factors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

After its consideration of the preceding factors and deliberations, based on the totality of the information presented to and considered by it, our board of directors unanimously determined that the merger and the merger agreement were advisable, fair to and in the best interests of, our stockholders, approved the merger agreement and the merger, and recommended that our stockholders vote to adopt the merger agreement.

Recommendation of the Board of Directors

Our Board of Directors unanimously approved the merger agreement, the merger and the other transactions contemplated thereby. The Board of Directors determined that it was advisable, fair to and in the best interests of us and our stockholders that we enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement and directed that the merger agreement be submitted to a vote for adoption at the special meeting.

Our Board of Directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement and approval of the merger.

Opinion of Borland’s Financial Advisor

Pursuant to an engagement letter dated October 7, 2008, Borland retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the merger pursuant to the original merger agreement.

At the meeting of the Borland Board of Directors on May 5, 2009, J.P. Morgan rendered its oral opinion, subsequently confirmed in writing that day, to the Board of Directors of Borland that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of Borland’s common stock in the merger pursuant to the original merger agreement was fair, from a financial point of view, to such holders. No limitations were imposed by Borland’s Board of Directors upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated May 5, 2009, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Borland Board of Directors, is directed only to the fairness, from a financial point of view, of the consideration to be paid to the holders of Borland’s common stock in the merger pursuant to the original merger agreement and does not constitute a recommendation to any Borland stockholder as to how such stockholder should vote at a special meeting. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated as of May 5, 2009 of the original merger agreement;

•	reviewed certain publicly available business and financial information concerning Borland and the industries in which it operates;

•	compared the financial terms of the merger pursuant to the original merger agreement with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Borland with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of Borland common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Borland relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of Borland and Parent with respect to certain aspects of the merger pursuant to the original merger agreement, and the past and current business operations of Borland, the financial condition and future prospects and operations of Borland, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Borland and Parent or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (nor did J.P. Morgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Borland or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Borland to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. Borland management informed J.P. Morgan that the budget/realistic case projections that it prepared is the case the management believes reflects the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Borland. Accordingly, in giving its opinion, with Borland’s consent, J.P. Morgan relied upon the budget/realistic case projections prepared by Borland management. J.P. Morgan also assumed that the merger pursuant to the original merger agreement would be consummated as described in the original merger agreement and that the original merger agreement did not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Borland and Parent in the original merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is a not legal, regulatory or tax expert and relied on the assessments made by advisors to Borland with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Borland.

The projections furnished to J.P. Morgan for Borland were prepared by the management of Borland. Borland does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the merger pursuant to the original merger agreement, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of May 5, 2009. Subsequent developments may affect J.P. Morgan’s opinion and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of Borland’s common stock in the merger pursuant to the original merger agreement, and J.P. Morgan has expressed no opinion as to the fairness of the merger pursuant to the original merger agreement to, or any consideration of, the holders of any class of securities, creditors or other constituencies of Borland or the underlying decision by Borland to engage in the merger. J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be received by the holders of Borland’s common stock in the merger pursuant to the original merger agreement.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Public Trading Multiples.  Using publicly available information, J.P. Morgan compared selected financial data of Borland with similar data for 13 publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Borland.

•	IDS Scheer AG;

•	Informatica Corp.;

•	iPass, Inc.;

•	i2 Technologies, Inc.;

•	Keynote Systems, Inc.;

•	Micro Focus, Inc.;

•	Progress Software, Inc.;

•	Software AG;

•	Sybase, Inc.;

•	Teradata Corporation;

•	TIBCO Software, Inc.

•	QAD, Inc.;

•	Vignette, Inc.

In all instances, multiples were based on closing stock prices on May 1, 2009. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies other than Borland were based on publicly available Wall Street research analysts’ estimates and estimated financial data for Borland was based on the 2009 budget/realistic case projections prepared by management of Borland.

In conducting its analysis, publicly available estimates of financial performance, including revenue growth and EBITDA margin, through the twelve months ended December 31, 2009 and December 31, 2010 were reviewed. J.P. Morgan reviewed the selected companies’ trading multiples based on enterprise value (calculated as diluted market value, plus total debt, less cash and cash equivalents) to estimated revenues for calendar year 2009. J.P. Morgan applied a reference range of selected multiples of estimated revenue for calendar year 2009 derived from the selected companies to Borland’s corresponding financial data. Specifically, the reference range was 0.3x to 0.7x for calendar year 2009 estimated revenues.

J.P. Morgan also reviewed the selected companies’ trading multiples based on enterprise value (calculated as diluted market value, plus total debt, less cash and cash equivalents) to estimated EBITDA for calendar year 2009 and 2010. J.P. Morgan applied a reference range of selected multiples of estimated revenue for calendar year 2009 and 2010 derived from the selected companies to Borland’s corresponding financial data. Specifically, the reference range was 5.5x to 13.0x for calendar year 2009 estimated EBITDA and 5.0x to 9.0x for calendar year 2010 estimated EBITDA.

A summary of the range of the implied valuations of Borland’s common stock that J.P. Morgan derived is set forth below:

Implied Valuation Range for
Trading Multiple	Borland’s Common Stock(1)

CY2009 Estimated Revenue	$0.80-$1.55
CY2009 Estimated EBITDA	$0.25-$0.35
CY2010 Estimated EBITDA	$0.50-$0.70

(1)	All values presented on per share basis, rounded to nearest $0.05.

Discounted Cash Flow Analysis.  J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Borland’s common stock. J.P. Morgan calculated the unlevered free cash flows that Borland is expected to generate during fiscal years 2009 (second half) through 2018 based upon the budget/realistic case projections from management. J.P. Morgan also calculated a range of terminal asset values of Borland at the end of the 10-year period ending 2018 by applying a perpetual growth rate of 1.0% to 2.0% to the unlevered free cash flow of Borland during the final year of the 10-year period. J.P. Morgan then calculated Borland’s future net operating loss benefits at the end of the 10-year period ending 2018 by applying a perpetual growth rate of 1.0% to 2.0% and assuming expiration of net operating loss benefits between 2009 and 2027. The unlevered free cash flows, the range of terminal asset values, and the future net operating loss benefits were then discounted to present values using a range of discount rates from 15.0% to 20.0%, which were chosen by J.P. Morgan based upon an analysis of Borland’s weighted average cost of capital. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Borland’s cash and cash equivalents, preferred stock and total debt as of March 31, 2009. The discounted cash flow analysis indicated a range of equity values between $0.45 and $0.60 per share of Borland’s common stock, rounded to the nearest $0.05.

Selected Transaction Analysis.  Using publicly available information, J.P. Morgan performed a selected transaction analysis, which provides an implied range of per share values for Borland derived from an analysis of a range of selected transactions deemed by J.P. Morgan to be comparable to the Merger. Specifically, J.P. Morgan reviewed the following transactions:

Date announced	Target	Acquirer

01/22/09	Interwoven, Inc.	Autonomy Corp. Plc
09/04/08	Captaris, Inc.	Open Text Corp.
07/28/08	ILOG SA	IBM Corp.
06/25/08	IONA Technologies Plc	Progress Software Corp.
01/28/08	Trolltech ASA	Nokia Oyj
01/16/08	BEA Systems, Inc.	Oracle Corp.
09/20/07	Network General Corp.	Netscout Systems, Inc.
07/16/07	DataMirror Corp.	IBM Corp.
06/11/07	Telelogic AB	IBM Corp.
04/06/07	Embarcadero Technologies, Inc.	Thoma Cressey Bravo, Inc.
04/05/07	webMethods, Inc.	Software AG
12/06/06	Docucorp International, Inc.	Skywire Software LLC
07/25/06	Mercury Interactive Corp	Hewlett-Packard Co.
11/11/05	Serena Software, Inc.	Silver Lake Partners
08/22/05	Plumtree Software, Inc.	BEA Systems, Inc.
06/28/05	Seebeyond Technology Corp	Sun Microsystems, Inc.
03/14/05	Ascential Software Corp	IBM Corp.

For each of the selected transactions, J.P. Morgan calculated and, to the extent information was publicly available, compared the target’s enterprise value divided by the target’s one-year forward EBITDA as estimated in published Wall Street equity research.

J.P. Morgan applied a reference range of one-year forward EBITDA multiples derived from the selected transactions to Borland’s corresponding financial data (CY2009 estimated EBITDA) based on the budget/realistic case projections provided by Borland’s management. Specifically, the reference range was 7.0x to 30.0x one-year forward EBITDA yielding a range of equity values between $0.25 and $0.40 per share of Borland’s common stock, rounded to the nearest $0.05.

Historical Stock Price Analysis.  J.P. Morgan also referenced a 90-day trading range and a 52-week trading range of Borland’s stock price. Specifically, the reference range for the 90-day trading range was $0.30 to $1.07 per share and the 52-week trading range was $0.30 to $1.94 per share. J.P. Morgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Borland, and none of the selected transactions reviewed was identical to the merger pursuant to the original merger agreement. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Borland. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger pursuant to the original merger agreement. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Borland and the transactions compared to the merger pursuant to the original merger agreement.

The opinion of J.P. Morgan was one of the many factors taken into consideration by Borland’s Board in making its determination to approve the merger. The analyses as summarized above should not be viewed as determinative of the opinion of Borland’s Board with respect to Borland’s value, or of whether Borland’s Board would have been willing to agree to different or other forms of consideration.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise Borland with respect to the merger on the basis of such experience and its familiarity with Borland.

For services rendered in connection with the merger and the delivery of its opinion, Borland has agreed to pay J.P. Morgan customary compensation in respect thereof, a substantial portion of which will become payable only if the proposed merger is consummated. In addition, Borland has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the Federal securities laws.

During the two years preceding the date of this letter, neither J.P. Morgan nor its affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with Borland. In the ordinary course of its businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Borland or Parent for their own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors to vote “FOR” adoption of the merger agreement and approval of the merger, you should be aware that there are provisions of the merger agreement and other arrangements that will result in certain benefits to our directors and executive officers, but not to stockholders generally. As described in more detail below, these interests relate to or arise from:

•	accelerated vesting of outstanding stock options held by our executive officers;

•	accelerated vesting of restricted stock held by one executive officer and one director if their services are terminated in connection with the merger;

•	payment of cash severance and health benefit continuation coverage for our executive officers whose employment is terminated in connection with the merger; and

•	continued indemnification of, and provision of directors’ and officers’ insurance to, our current directors and executive officers following the merger.

Our Board of Directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger and in making its recommendation. Stockholders should take these benefits into account in deciding whether to vote for adoption of the merger agreement and approval of the merger.

Treatment of Stock Options and Restricted Stock

Each outstanding Borland stock option that remains unexercised, whether vested or unvested, will terminate at the completion of the merger in accordance with the stock plan under which it was granted. However, the merger agreement provides that each holder of a terminated Borland option that is vested at the effective time of the merger and in the money who signs a required written acknowledgement will be entitled to receive a cash payment, less any applicable withholding tax, equal to the product of (i) the excess of the per-share merger consideration over the per-share exercise price of the option and (ii) the number of shares of Borland common stock otherwise issuable upon exercise of the option. As of June 11, 2009, our directors and executive officers held outstanding Borland stock options for a total of 4,876,500 shares. Of these, options for 1,375,000 shares have exercise prices less than $1.15, and are considered “in the money,” none of which are held by our non-employee directors. Each of these “in the money” options held by our executive officers will become fully vested in connection with the merger and will entitle their holders to payment.

The following table identifies, for each of our executive officers, the aggregate number of shares of Borland common stock subject to outstanding “in the money” options as of June 11, 2009, all of which are unvested but will become fully vested and exchanged for cash in connection with the merger, and the weighted average exercise price and value of such “in the money” options. The information in the table assumes that all options remain outstanding immediately prior to their termination upon completion of the merger.

	Aggregate
	Shares	Weighted
	Subject to in	Average Exercise	Value of
	the Money	Price of in the	in the Money
	Options	Money Options	Options
Name	(All Unvested)	(All Unvested)	(All Unvested)

Erik Prusch	800,000	$0.42	$584,000
Thomas Wilkas	250,000	$0.46	$172,500
Chuck Maples	150,000	$0.42	$109,500
Richard Novak	75,000	$0.42	$54,750
Melissa Frugé	100,000	$0.42	$73,000

In addition, the vesting of 100,000 shares of restricted stock granted to Mr. Wilkas in connection with his appointment on March 16, 2009 as Borland’s Chief Financial Officer and 62,500 shares of restricted stock held by Mr. Nielsen, our former Chief Executive Officer who continues to serve on our Board of Directors, will accelerate and the shares will become vested in full if, following completion of the merger, their services as an employee or as a non-employee director, as applicable, are terminated without cause.

Certain of our executive officers are participants in the Borland Employee Stock Purchase Plan (“ESPP”). Under the terms of the ESPP, all participants, including such executive officers, may purchase shares of our common stock at a purchase price equal to 85% of the lesser of (a) the fair market value of a share of our common stock upon the commencement of the offering period, or (b) the fair market value of a share of our common stock on the purchase date. We will shorten any ongoing offering period that would otherwise extend beyond the effective time of the merger so that a final purchase date will occur prior to the merger.

Severance Benefits

Our employment agreement with each of our executive officers provides severance benefits in the event of the executive’s involuntary termination within a period beginning two months before and ending 12 months following a change in control of Borland, provided in each case that the executive signs a general release of claims in favor of Borland (a “Qualifying Termination”).

Under these employment agreements, an “involuntary termination” occurs if the executive officer is terminated by Borland for a reason other than misconduct, the executive resigns following constructive termination, or the successor to Borland fails to assume and agree to perform Borland’s obligations under the employment agreement. For purposes of the employment agreement, “misconduct” means (i) the executive’s willful and continued failure to perform the duties and responsibilities of his position, (ii) any act of personal dishonesty in connection with the executive’s responsibilities intended to result in substantial personal enrichment, (iii) the executives’ conviction of, or plea of nolo contendere to, a felony that we reasonably believe will have a material detrimental effect on our reputation or business, or (iv) the executive’s material breach of our Employee Confidentiality and Assignment of Inventions Agreement. Under the employment agreement, “constructive termination” means the occurrence of any of the following without the executive’s consent (i) a change in position that materially reduces the executive’s duties and responsibilities, (ii) a reduction in the executive’s compensation (including base salary, fringe benefits and target bonus), or (iii) relocation of the executive’s place of employment by more than 50 miles.

Following a Qualifying Termination, each of our executive officers, other than Erik Prusch, would be entitled to the following severance benefits, subject to applicable tax withholding:

•	a lump sum cash severance payment equal to 12 months of the executive’s then-current annual base salary; and

•	payment for the executive and his or her dependents of premiums for health benefit continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1995 (“COBRA”) for up to 12 months.

Under his employment agreement, Mr. Prusch would be entitled to the following severance benefits following a Qualifying Termination, subject to applicable tax withholding:

•	a lump sum cash severance payment equal to the sum of (i) 12 months of his then-current annual base salary and (ii) the greater of his then-current annual target bonus or the average of his annual bonuses for the two preceding years; and

•	payment for Mr. Prusch and his dependents of premiums for health benefit continuation coverage under COBRA for up to 12 months.

The below table below sets forth estimates of amounts that would be paid to our executive officers in the event of their Qualifying Termination, assuming that the termination was effective on June 11, 2009. The amounts below are not reduced by amounts we would withhold pursuant to our tax withholding obligations. The actual amounts to be paid to any executive officer upon termination can only be calculated as of any such termination.

	Cash
	Severance	COBRA	Total Severance
Name	Payments	Payments	Payments

Erik E. Prusch	$850,000	$20,906	$870,906
Thomas Wilkas	$300,000	$20,906	$320,906
Chuck Maples	$210,000	$14,944	$224,944
Richard Novak	$300,000	$14,125	$314,125
Melissa Frugé	$200,000	$20,906	$220,906

Indemnification and Insurance

Under the terms of the merger agreement, all current rights of indemnification, advancement of expenses and exculpation provided by us for our current and former directors or officers will survive the merger and continue in full force and effect following completion of the merger. The surviving company will continue to indemnify, defend and hold harmless, and advance expenses to our current and former directors or officers to the fullest extent required by our certificate of incorporation or bylaws until the expiration of any applicable statutes of limitation.

In addition, we will obtain prior to the effective time of the merger “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policies with terms and conditions reasonably satisfactory to our Board of Directors, so long as the cost of the policies does not exceed $900,000.

Dissenters’ Appraisal Rights

Overview.  Pursuant to Delaware law, you will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware if:

•	you properly deliver to us a demand for appraisal of your Borland common stock in writing prior to the vote taken at the special meeting; and

•	your shares of Borland common stock are not voted in favor of the merger agreement and merger.

Section 262 is reprinted in its entirety as Annex C to this proxy statement. The following summary is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by reference to Annex C. This discussion and Annex C should be reviewed carefully by you if you wish to exercise statutory appraisal rights or you wish to preserve the right to do so, as failure to comply with the procedures set forth in Section 262 will result in the loss of your appraisal rights.

If you make the demand described below with respect to your shares, and

•	are continuously the record holder of your shares through the effective time of the merger;

•	otherwise comply with the statutory requirements of Section 262 of the General Delaware Corporation Law of the State of Delaware;

•	do not vote your shares of common stock in favor of the merger agreement or merger;

you shall be entitled to an appraisal by the Delaware Court of Chancery of the “fair value” of your shares, exclusive of any element of value which might arise from either the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the Delaware Court of Chancery. In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, same as, or less than the value that you would receive under the merger agreement. You should also be aware that the opinion of our financial advisor as to the fairness from a financial point of view of the consideration payable in the merger is not an opinion as to fair value under Section 262.

Under Section 262, where a merger is to be submitted for adoption and approval at a meeting of stockholders, as in the special meeting, not less than twenty days prior to the meeting we must notify you that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes your notice of your appraisal rights, and the applicable statutory provisions are attached to this proxy statement as Annex C.

As a holder of Borland common stock, if you desire to exercise your appraisal rights (i) you must deliver a separate written demand for appraisal to us prior to the vote on the merger agreement and the merger at the special meeting, and (ii) you must not vote in favor of the merger agreement or the merger.

Demand for Appraisal.  Only a holder of record is entitled to assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the holders of record and must reasonably inform us of the holder of record’s identity and that the holder of record intends to demand appraisal of the holder’s shares. If you have a beneficial interest in shares that are held of record in the name of another person, such as a broker, fiduciary or other nominee, you must act promptly to cause the record holder to follow properly and in a timely manner to perfect whatever appraisal rights are available, and your demand must be executed by or for the record owner. If your shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, your demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, the agent is acting as agent for the record owner.

A record owner, such as a broker, fiduciary or other nominee, who holds shares as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares as to which the person is the record owner. In such case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares in the name of such record owner.

If you elect to exercise appraisal rights, you should mail or deliver your written demand to:

Borland Software Corporation
8310 N. Capital of Texas Hwy.
Bldg. 2, Suite 100
Austin, Texas 78731

Attention:	Melissa Frugé, Vice President, General Counsel and Secretary

The written demand for appraisal should specify your name and mailing address, the number of shares owned, and that you are demanding appraisal of your shares. A proxy or vote against the merger agreement or merger will not by itself constitute a demand. Within ten (10) days after the effective date, Borland, as the surviving corporation, must provide notice of the effective time of the merger to you if you have complied with Section 262.

Perfecting Your Appraisal Rights; Voting.  In order to perfect your appraisal rights under Section 252, you must not vote in favor of the merger agreement or the merger. If you sign and return a proxy and do not check the applicable boxes on the reverse side of the enclosed proxy card expressly directing either that your shares be voted against the proposal or that an abstention be registered with respect to your shares in connection with the proposal, you will effectively have waived your appraisal rights as to those shares because, in the absence of such express contrary instructions, your shares will be voted in favor of the proposal. See “The Special Meeting” beginning on page 11. Accordingly, if you wish to perfect appraisal rights with respect to any of your shares you must, as one of the procedural steps involved in such perfection, either:

•	refrain from executing and returning the enclosed proxy card and from voting in person in favor of the proposal to adopt the merger agreement and approve the merger, or

•	check either the “AGAINST” or the “ABSTAIN” box next to the proposal on the proxy card or affirmatively vote in person against the proposal or register in person an abstention with respect to the proposal.

As noted above, your voting against or failure to vote for the adoption of the merger agreement and approval of the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

In view of the complexity of Section 262, our stockholders who may wish to pursue appraisal rights should consult their legal advisors.

Delisting and Deregistration of Our Common Stock

If the merger is completed, Borland common stock will be delisted from The Nasdaq Global Market and will be deregistered under the Exchange Act.

Material U. S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to our stockholders whose common stock is converted into cash in the merger. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, all of which are subject to change, possibly with retroactive effect. Any such change could alter the tax consequences to our stockholders as described herein. No ruling from the Internal Revenue Service has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our stockholders only and does not purport to be a complete analysis of all potential tax effects of the merger. For example, it does not consider the effect of any applicable state, local, or foreign income tax laws, or of any non-income-tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the completion of the merger (whether or not such transactions occur in connection with the merger), including, without limitation, the acquisition or disposition of shares of Borland common stock other than pursuant to the merger, or the tax consequences to holders of options issued by us which are cancelled or converted, as the case may be, in connection with the merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect particular Borland stockholders in light of their particular circumstances, including holders:

•	who are subject to special tax rules such as dealers in securities, mutual funds, regulated investment companies, real estate investment trusts, partnerships, insurance companies, or tax-exempt entities;

•	who are foreign persons;

•	who hold their shares through a partnership or another pass-through entity;

•	who are subject to the alternative minimum tax provisions of the Code;

•	who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•	who hold their shares as a hedge or as part of a hedging, straddle, or other risk reduction strategy; or

•	who hold common stock which constitutes qualified small business stock for purposes of Section 1202 of the Code.

The following summary also does not address holders of stock options. Furthermore, this summary only applies to stockholders that hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

If a partnership holds shares of our capital stock, the tax treatment of a partner generally will depend on the status of the partner and on the activities of the partnership. Partners of partnerships holding our stock should consult their tax advisors.

Treatment of Holders of Borland Common Stock

The conversion of Borland common stock into the right to receive cash in the merger will be a taxable transaction for U.S. federal income tax purposes. Generally, this means that our stockholders will recognize capital gain or loss equal to the difference between (1) the amount of cash they receive in the merger, and (2) their adjusted tax basis in their Borland common stock (generally the purchase price paid by the stockholder to acquire such stock).

For this purpose, our stockholders who acquired different blocks of shares of Borland common stock at different times for different prices must calculate gain or loss separately for each identifiable block of shares of Borland common stock surrendered in the exchange. Although not free from doubt, any cash received by our stockholders by reason of a cash payment originating from Brocade in connection with the merger should be treated as sale proceeds instead of a distribution treated as a dividend to the extent paid out of accumulated or current year earnings and profits.

Under current law, capital gain or loss will be long-term capital gain or loss, subject to preferential tax rates with respect to a non-corporate stockholder, provided a stockholder’s holding period for such stock is more than one year as of the date of the completion of the merger. A deduction in respect of a capital loss may be subject to limitation.

Backup Withholding

A Borland stockholder may be subject to “backup withholding” (at a current rate of 28%) with respect to certain “reportable payments” including taxable proceeds received in exchange for the stockholder’s shares of Borland common stock in the merger. Backup withholding will generally not apply, however, to a Borland stockholder who furnishes the paying agent with a correct taxpayer identification number on Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). In addition, certain foreign persons (such as certain nonresident aliens) may establish an exemption from, or a reduced rate of, backup withholding by delivering the proper version of Form W-8 (generally Form W-8BEN if the stockholder is a nonresident alien individual or foreign entity) to the paying agent. Each Borland stockholder and, if applicable, each other payee, should complete and sign the Form W-9 included with the letter of transmittal (or other applicable form such as a Form W-8) in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent. Any amounts withheld from payments to a Borland stockholder under the backup withholding rules generally will be allowed as a credit against the Borland stockholder’s U.S. federal income tax liability, provided that the stockholder furnishes the required information to the IRS. Borland stockholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on cash they receive in the merger and may be subject to a $50 penalty imposed by the IRS. If the paying agent withholds on a payment to a stockholder and the withholding results in an overpayment of taxes by that stockholder, a refund may be obtained from the IRS, provided that the stockholder furnishes the required information to the IRS.

Antitrust and Regulatory Matters

Hart-Scott-Rodino Act

We do not currently anticipate the need to make any filings under the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), or the rules and regulations promulgated thereunder; nor do we anticipate the need to make any antitrust filings in foreign jurisdictions.

Relisting of Parent’s Stock on London Stock Exchange plc

The merger will require PLC to file with the United Kingdom Listing Authority a circular and prospectus for readmission of existing issued ordinary shares of PLC on the London Stock Exchange plc.

Legal Proceedings Regarding the Merger

On May 17, 2009, a putative class action lawsuit was filed in the District Court of Travis County, Texas against us, our directors, Merger Sub, PLC and Parent. The case is captioned, Clinton Smith and Ludovic Neveu, individually and on behalf of all others similarly situated, v. Olsen, et al., Cause Number D-1-GN-09-001553. The petition was amended on June 4, 2009. The lawsuit generally alleges that our directors breached their fiduciary duties owed to our stockholders in the attempt to sell Borland to Merger Sub, PLC and Parent by means of an unfair process and for an unfair price. The lawsuit further alleges that our directors agreed to certain onerous and preclusive deal protection devices that operate to make the merger a fait d’accompli and ensure that no competing offers will emerge for Borland. The lawsuit also alleges that our directors are in possession of non-public information concerning our financial condition and prospects, including the true value and expected increased future value of Borland and our assets, which our directors have not disclosed to our stockholders, and have clear and material conflicts of interest and are acting to better their own interests at the expense of the our stockholders. Finally, the amended petition includes allegations that the preliminary proxy statement we filed with the SEC on June 1, 2009 was materially misleading and/or contained incomplete disclosures. The lawsuit seeks to enjoin the merger, “rescissory” damages and damages. Based on our review of the lawsuit, we believe that the claims are without merit and intend to vigorously defend against them. However, there can be no assurances that we will be successful in such defense.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement and is qualified in its entirety by reference to the complete text of the merger agreement. The original merger agreement and the amendment to the merger agreement are included as Annex A-1 and Annex A-2, respectively, to this proxy statement. We encourage you to read the merger agreement carefully and in its entirety. The representations, warranties and covenants made by us, Parent, PLC and Merger Sub are qualified and subject to important limitations agreed to by us, Parent, PLC and Merger Sub in connection with negotiating the terms of the merger agreement. Furthermore, the representations and warranties may be subject to standards of materiality applicable to us, Parent, PLC and Merger Sub that may be different from those that are applicable to you.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State or at such later time as is agreed upon by Parent, PLC, Merger Sub and us and specified in the certificate of merger. The filing of the certificate of merger will occur on the closing date. The closing date will occur as soon as promptly practicable, but in no event later than the second business day after all of the of the conditions to the merger set forth in the merger agreement have been satisfied or waived, or such other date as we and Parent may agree.

Effect of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, upon the completion of the merger, Merger Sub, a wholly-owned subsidiary of Parent and a party to the merger agreement, will merge with and into Borland. The separate corporate existence of Merger Sub will cease, and Borland will survive the merger as a wholly-owned subsidiary of Parent (and is therefore sometimes referred to in this proxy statement as the “surviving corporation”). The surviving corporation will be a privately held corporation, and you will cease to have any ownership interest in the surviving corporation or any rights as a stockholder.

Merger Consideration

Upon completion of the merger, each outstanding share of Borland common stock as of the effective time of the merger will be canceled and converted into the right to receive $1.15 in cash, without interest or dividends thereon and less any applicable withholding tax, other than:

•	shares held by stockholders who have not voted in favor of the merger or consented to the merger in writing and who have properly demanded appraisal for such shares in accordance with Delaware law; and

•	shares held by Borland or any of its wholly owned subsidiaries as treasury stock or by PLC or Parent or any of their respective subsidiaries immediately prior to the effective time of the merger, which shares will automatically be canceled and shall cease to exist.

The $1.15 in per share merger consideration is subject to downward adjustment for certain increases in the number of shares of Borland common stock issued or issuable at the effective time of the merger from the number set forth in our capitalization representation described in the section of this proxy statement entitled “The Merger Agreement — Representations and Warranties” beginning on page 42.

Upon completion of the merger, no shares of Borland common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Exchange and Payment Procedures

Prior to the effective time of the merger, Merger Sub will appoint a commercial bank or trust company reasonably acceptable to us to act as exchange and paying agent, registrar and transfer agent for the purpose of exchanging certificates representing Borland common stock for the merger consideration. The merger agreement provides that on the day the merger is completed or promptly following the completion of the merger, PLC will deposit, or cause to be deposited, with the agent cash amounts sufficient to enable the agent to pay the aggregate merger consideration to the holders of shares of Borland common stock.

The merger agreement provides that promptly after the completion of the merger, but in no event later than three business days thereafter, the surviving corporation in the merger will cause the agent to mail to each record holder of certificates representing outstanding shares of Borland common stock whose shares were converted into the right to receive a portion of the merger consideration a notice of the completion of the merger, a letter of transmittal and instructions for use in surrendering certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate to the agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, the holder of such certificate will be entitled to receive within seven business days after such surrender, the merger consideration into which the number of shares of Borland common stock previously represented by such stock certificate shall have been converted pursuant to the merger agreement, without any interest thereon or dividends thereon and less any applicable withholding tax. Each of the agent, the surviving corporation, Parent and PLC will be entitled to deduct and withhold from the merger consideration such amounts as may be required to be deducted or withheld under applicable tax laws. The cash paid to you upon surrender of your shares of Borland common stock will be issued in full satisfaction of all rights relating to the shares of Borland common stock.

After the effective time of the merger, there will be no further transfers of Borland common stock. In the event that merger consideration is to be delivered in the name of a person other than the person in whose name a surrendered stock certificate is registered, it will be a condition to such delivery that the certificate be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery pay any related transfer or other taxes, or that such person establish to the satisfaction of the surviving corporation in the merger that such taxes have been paid or are not applicable.

If your stock certificate has been lost, stolen or destroyed, the agent will deliver to you the applicable merger consideration for the shares represented by that certificate if:

•	you make an affidavit (in a form acceptable to the surviving corporation in the merger) claiming such certificate has been lost, stolen or destroyed; and

•	if required by the surviving corporation in the merger, you post a bond in such amount as the surviving corporation may direct as indemnity against any claim that may be made with respect to that certificate against it.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders promptly after the completion of the merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and such letters of transmittal.

The merger agreement provides that one year after the completion of the merger, the agent will deliver to the surviving corporation upon its demand any funds made available to the agent which have not been claimed by the former holders of Borland common stock, and that any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such one year period may thereafter look only to the surviving corporation, as general unsecured creditors of such corporation, for payment of the merger consideration to which they are entitled, without any interest or dividends thereon. None of Merger Sub, Borland or the agent will be liable for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Borland common stock prior to the effective time of the merger have not been surrendered by the sixth anniversary of such date (or by such earlier date on which any merger consideration would otherwise escheat to or become the property of any governmental authority), any merger consideration in respect of such certificates will become the property of the surviving corporation free and clear of all claims or interests of any holders of such certificates to the extent permitted by applicable law.

Effect on Borland Stock Options

At the effective time of the merger, each Borland stock option that remains outstanding and unexercised, whether vested or unvested, will terminate or be canceled in accordance with the terms of the Borland stock plan under which it was granted. In consideration of the termination or cancellation of Borland options, each holder of a vested option that has an exercise price per share less than the per-share merger consideration will be entitled to receive no later than ten business days after the effective time a cash payment, less any applicable withholding tax, equal to the product of (i) the excess of the per-share merger consideration over the per-share exercise price of the option and (ii) the number of shares of common stock otherwise issuable upon exercise of the option. As a prerequisite to receiving this payment, the option holder will be required to acknowledge in writing that such payment satisfies in full Borland’s obligations pursuant to the option.

The merger agreement provides that Borland will not accelerate the vesting of any option except as required by the terms of the option, the Borland stock plan under which it was granted, or any applicable employment, separation or change in control agreement in effect on the date of the merger agreement. Many outstanding unvested options to acquire our common stock do not provide that the vesting and exercisability of those options will be accelerated by reason of change in control events (such as the completion of the merger). However, options held by our directors and executive officers provide, by their terms, that the vesting of all shares not yet vested will accelerate in full upon a change in control (such as the completion of the merger) in which the options are not assumed, replaced with substitute options or otherwise continued in effect. The accelerated vesting of “in the money” stock options held by our executive officers is described under the section of this proxy statement entitled “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page 33.

Effect on Borland Employee Stock Purchase Plan

The merger agreement provides that Borland will take all action necessary to cause the last offering period under the Employee Stock Purchase Plan to end and all rights to purchase shares under the ESPP to be exercised prior to the effective time of the merger. Under the terms of the ESPP, participants may purchase shares of our common stock at a purchase price equal to 85% of the lesser of (a) the fair market value of a share of our common stock upon the commencement of the offering period or (b) the fair market value of a share of our common stock on the purchase date. The ESPP will be terminated immediately following the exercise of any outstanding purchase rights in the final offering period, and no new offering period will commence or purchases occur after that time.

Representations and Warranties

The merger agreement contains representations and warranties of the parties to the merger agreement. These representations and warranties are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Merger Sub, PLC and Parent” in Articles 3 and 4, respectively, of the merger agreement.

The assertions embodied in those representations and warranties are subject, in some cases, to exceptions and qualifications stated in the merger agreement. The representations and warranties are also, in some cases, qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. While we do not believe that our disclosure schedule contains information that applicable securities laws require us to publicly disclose (other than information that has already been so disclosed), the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the merger agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedules. Our disclosure schedules contain information that has been included in our prior public disclosures, as well as non-public information which we do not believe to be material. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the original merger agreement, which subsequent information may or may not be fully reflected our public disclosures.

Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation, bylaws and other organizational documents;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the required vote of our stockholders in connection with the adoption of the merger agreement;

•	the approval and recommendation of the merger agreement, and the approval of the merger and the other transactions contemplated by the merger agreement by the Board of Directors;

•	the required consents and approvals of governmental entities in connection with consummation of the merger and the other transactions contemplated by the merger agreement;

•	the absence of certain violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	our capitalization, including in particular the number of issued and outstanding shares of our common stock and the number of our outstanding vested stock options with per-share exercise prices less than $1.15; and the number shares of our common stock reserved for issuance pursuant to our employee stock purchase plan;

•	our SEC forms, documents, registration statements and reports since January 1, 2006, including the financial statements contained therein;

•	the absence of any untrue statement of a material fact or omission of a material fact required to be stated in this proxy statement or any other document filed with the SEC in connection with the merger;

•	the absence of certain changes or events related to us or our subsidiaries since December 31, 2008;

•	the absence of certain undisclosed liabilities;

•	the absence of legal proceedings and governmental orders against us;

•	compliance with applicable laws and permits since January 1, 2006;

•	our material contracts;

•	taxes;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our or our subsidiaries’ employee benefit plans;

•	our insurance coverage;

•	our compliance with environmental laws and regulations;

•	our intellectual property rights, the absence of claims for infringement of third-party intellectual property rights, licenses of intellectual property to and by us and our compliance with laws regarding intellectual property rights;

•	our real property;

•	the absence of undisclosed transactions with affiliates and compliance with applicable law related to transactions with affiliates;

•	our compliance with foreign corrupt practices laws;

•	the absence of undisclosed brokers’ fees;

•	the receipt by the Board of Directors of a fairness opinion from J.P. Morgan;

•	our rights plan and the absence of takeover defenses applicable to the merger; and

•	accuracy of our disclosure schedule prepared in connection with the merger.

The merger agreement also contains various representations and warranties made by Merger Sub, PLC and Parent. These representations and warranties relate to, among other things:

•	their due organization, valid existence and good standing;

•	their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of violations of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•	the absence of any untrue statement of a material fact or omission of a material fact required to be stated in any information supplied by PLC, Parent or any of their respective subsidiaries for inclusion in this proxy statement;

•	compliance with applicable laws in any document required to be filed for approval by United Kingdom Listing Authority;

•	the credit facility agreement pursuant to which PLC obtained financing for this transaction;

•	the assertion that none of Merger Sub, PLC and Parent or their affiliates is or has been an interested holder of our stock for purposes of Section 203 of the General Corporation Law of the State of Delaware;

•	the absence of undisclosed broker’s fees; and

•	the working capital as of the date of the merger agreement.

The representations and warranties in the merger agreement of each of the Company, Merger Sub, PLC and Parent will not survive beyond the effective time of the merger or the termination of the merger agreement pursuant to its terms.

Covenants

Conduct of Borland Business

We have agreed in the merger agreement that, except as expressly required, permitted or contemplated by the merger agreement, and except for certain actions set forth in our disclosure schedule or otherwise consented to by Parent in writing, between the date of the merger agreement and the completion of the merger, we will use our reasonable best efforts to, and will cause each of our subsidiaries to, conduct (and maintain in effect all permits necessary to conduct) our respective businesses in the ordinary course consistent with past practice and:

•	preserve intact our material assets, material proprietary rights and current business organization;

•	keep available the services of our directors, officers and key employees, or

•	preserve our relationships with our customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with us with the objective of preserving unimpaired their goodwill and ongoing business.

In addition, we have agreed in the merger agreement that, subject to the exceptions described above, between the date of the merger agreement and the completion of the merger, we will not, or permit any of our subsidiaries to, do any of the following without Parent’s written consent:

•	take certain actions with respect to our capital stock or the capital stock of our subsidiaries, including with respect to dividends, voting, splits, combinations or reclassifications, issuances, repurchases and term amendments;

•	sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by us in any of our subsidiaries or alter the corporate structure or ownership of any of our subsidiaries;

•	authorize for issuance, issue, deliver, sell, grant, pledge, transfer, or agree or commit to issue, sell or deliver or otherwise encumber or dispose of or subject to any lien any shares of our capital stock or the capital stock of our subsidiaries, any other securities or securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents, with certain listed exceptions;

•	amend our certificate of incorporation, bylaws or comparable organizational documents (whether by merger, consolidation or otherwise);

•	make any capital expenditures or incur any obligations or liabilities in excess of $500,000 in any fiscal quarter; or make any capital expenditures in excess of $100,000 without Parent’s prior written consent;

•	acquire any material amount of stock or assets of any other person or any other material assets (other than assets acquired in the ordinary course of business for amounts that are consistent with past practice);

•	(i) establish or acquire any subsidiary other than wholly-owned subsidiaries or subsidiaries organized outside of the United States and its territorial possessions, or (ii) amend, modify or waive any term of any outstanding Borland security or any security of our subsidiaries, except in connection with terminating the options, our stock plans and our employee stock purchase plan;

•	pledge, transfer, sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of our material subsidiaries or any of our assets or properties or those of any of our material subsidiaries, with certain listed exceptions;

•	take any action with respect to any current or former director, officer, employee or consultant of ours or any of our subsidiaries, including regarding compensation, benefits, severance, benefits plans or retention;

•	hire, elect or retain any officer, with certain exceptions;

•	enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of ours or any of our subsidiaries other than as contemplated by the merger agreement;

•	revalue in any material respect any of our assets;

•	(i) assume, purchase or incur any indebtedness, (ii) issue or sell options, warrants, calls or other rights to acquire any Borland debt securities of debt securities of any of our subsidiaries, (iii) guarantee any debt securities of others or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person, (iv) create any lien on any material asset of ours or any of our subsidiaries, (v) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any other person, other than to us or any of our wholly owned subsidiaries; or (vi) assume, guarantee or otherwise become liable or responsible for the obligations of any other person, except for the obligations of our subsidiaries permitted under the merger agreement;

•	take certain actions with respect any tax returns, claims, assessments or tax accounting;

•	adopt a plan or agreement for any liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Borland or any of our material subsidiaries, other than any transaction specifically contemplated by the merger agreement;

•	enter into or materially amend, modify or supplement any transaction, commitment or contract outside the ordinary course of business, or waive, release, grant, assign or transfer any of our material rights or claims;

•	renegotiate or enter into any new license, agreement or arrangement relating to any proprietary rights, except for customer contracts entered into in the ordinary course of business;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $100,000, with certain listed exceptions;

•	waive the benefits of or modify adversely any confidentiality, standstill or similar agreement to which we or our subsidiaries is a party;

•	except as expressly set forth in our disclosure schedules, institute, settle, or agree to settle any material pending or threatened suit, action, claim or litigation, before any arbitrator, court or other governmental authority;

•	enter into agreements restricting our ability to compete or materially restricting the development, manufacturing, marketing or distribution of our products or services or those of any of our subsidiaries, or which would similarly limit the freedom of Parent or any of its affiliates after the consummation of the merger;

•	enter into any new line of business;

•	other than as expressly permitted by the merger agreement, take any action for the purpose of preventing, delaying or impeding the consummation of the merger or the other transactions contemplated by the merger agreement;

•	take any action that would, or is reasonably likely to, make any representation or warranty of ours in the merger agreement, or omit to take any action necessary to prevent any representation or warranty of ours in the merger agreement from being, inaccurate in any material respect at, or as of any time before, the effective time of the merger, or take any action that would, or is reasonably likely to, result in, or omit to take any action necessary to prevent, any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	authorize, resolve, commit or agree to take any of the foregoing actions.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety Section 5.01 of the merger agreement entitled “Conduct of Business of the Company.”

Other Covenants

The merger agreement contains a number of other covenants on the part of the parties, including covenants relating to:

•	our stockholder meeting and preparation of this proxy statement;

•	Parent’s general meeting of its shareholders and preparation of its circular and prospectus in connection therewith;

•	the parties’ use of commercially reasonable efforts to make and/or obtain any required filings with, or consents from, governmental authorities required for completion of the merger, including without limitation any required antitrust clearance;

•	Merger Sub, Parent and PLC’s access to our information prior to the completion of the merger;

•	the parties’ obligations to provide notification to each other of certain matters arising after the date of the merger agreement;

•	public announcements;

•	the continuation of indemnification of our directors and officers and maintenance of directors’ and officers’ liability insurance following the completion of the merger;

•	the parties’ use of commercially reasonable efforts to complete the merger as expeditiously as practicable;

•	our third party confidentiality and standstill agreements;

•	our obligation to use commercially reasonable efforts to file on a timely basis all reports required to be filed by us with the Securities and Exchange Commission;

•	cooperating regarding the termination of the registration of Borland common stock under the Exchange Act;

•	matters relating to PLC’s or Parent’s financing agreements;

•	special meetings of our stockholders;

•	stockholder litigation;

•	our stockholder rights agreement;

•	cooperation on transition planning;

•	the treatment of our employees whose employment with Parent is continued following the completion of the merger;

•	the treatment of stock options and restricted stock units under our various plans;

•	matters related to our 401(k) plan; and

•	our obligation to cause our subsidiaries to dividend up to us certain of their cash and cash equivalents upon request by Parent or PLC.

No Solicitation by Borland

We have agreed that, prior to the effective time of the merger or the termination of the merger agreement, neither we or our subsidiaries nor any of our affiliates will, and we will cause our representatives not to, directly or indirectly:

•	solicit, initiate, encourage or take any action to facilitate any inquiry with respect to, or that could reasonably be expected to lead to an “acquisition proposal” (as defined below);

•	enter into, explore, maintain, participate in or continue any discussion or negotiation with any person regarding an acquisition proposal, or furnish to any person any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to make or effect an acquisition proposal; or

•	enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any acquisition proposal.

Notwithstanding these restrictions, the merger agreement provides that if, prior to approval of the merger agreement by our stockholders, we receive an acquisition proposal that constitutes a “superior proposal” (as defined below) (or our Board of Directors determines in good faith, after consultation with its outside legal advisors, that such acquisition proposal would reasonably be expected to result in a superior proposal by the person making such acquisition proposal), and our Board of Directors determines in good faith, after consultation with outside legal advisors, that failure to take action would be inconsistent with such directors’ fiduciary duties, then we may:

•	furnish information to or engage in discussions with the persons making the acquisition proposal and its representatives (subject to receipt by us of an executed confidentiality agreement that contains provisions that are no less favorable in the aggregate to us and our subsidiaries than the confidentiality agreement, dated as of October 9, 2007, between us and an affiliate of Parent, which confidentiality agreement shall be delivered to PLC and Parent).

Until the earlier of the effective time of the merger or the termination of the merger agreement, if, in accordance with the merger agreement, we furnish information to or engage in discussions with persons making an acquisition proposal, our Board of Directors may terminate the merger agreement, prior to the approval of the merger agreement by the stockholders, in respect of any acquisition proposal if (i) such acquisition proposal is a

“superior proposal” (as defined in the merger agreement and summarized in this proxy statement) and (ii) our Board of Directors shall have determined in good faith, after consultation with independent outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

We are required to, promptly (but in any event within one day) notify PLC and Parent of any inquiries in connection with an alternative proposal, including the terms and conditions of such request, acquisition proposal or inquiry and the identity of the person making such request, as well as keep PLC and Parent fully informed of the status and details with respect to such inquiry.

The Board of Directors may terminate the merger agreement consistent with the foregoing, if, prior to the approval of the merger agreement by the stockholders, it provides PLC and Parent with at least three business days’ written notice that it intends to take such action. During the three business day period, we must negotiate in good faith with PLC and Parent regarding any proposed revisions to the merger agreement.

In addition to the foregoing, we may:

•	disclose to our stockholders a position contemplated by Rules 14e-2 and 14d-9 under the Exchange Act, or Item 1012(a) of Regulation M-A; and

•	make other required disclosures to our stockholders, if our Board of Directors reasonably determines in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with any applicable law.

An “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal for, or any indication of interest in:

•	any direct or indirect acquisition or purchase of 20% or more of our total assets or any of our subsidiaries’ assets, in a single transaction or series of related transactions;

•	any direct or indirect acquisition or purchase of 20% or more of any class of our or our subsidiaries’ equity securities, in a single transaction or series of related transactions;

•	any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 20% or more of any class of our or our subsidiaries’ equity securities;

•	any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving us or any of our subsidiaries; or

•	any public announcement of an agreement, proposal or plan to do any of the foregoing.

A “superior proposal” means any acquisition proposal made by a person that (i) our Board of Directors has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to our stockholders than the merger (including any adjustment to the terms and conditions thereof proposed in writing by PLC or Parent in response to any such acquisition proposal), (ii) our Board of Directors has determined in good faith, after consultation with its independent outside legal counsel, that is of such a nature that failure to accept such acquisition proposal would be inconsistent with its fiduciary duties to our stockholders under applicable law and (iii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such acquisition proposal and any antitrust or competition law approvals or non-objections)).

Conditions to the Merger

The merger agreement provides that the parties’ obligations to complete the merger are subject to the following mutual conditions:

•	the adoption of the merger agreement and approval of the merger by the requisite vote of our stockholders;

•	the approval of the merger agreement and the merger by the requisite vote of PLC’s shareholders;

•	there must not be in effect any laws, rules, regulations, executive orders or decrees, judgments, injunctions, rulings or other orders enacted, issued, promulgated, enforced or entered by any governmental authority preventing or prohibiting completion of the merger or imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of Borland or its subsidiaries;

•	all material consents, approvals, permits of, authorizations from, notifications to and filings with any governmental authorities required to be made or obtained prior to completion of the merger must have been made or obtained;

•	any applicable waiting periods (and any extension thereof) and any applicable approvals under the HSR Act, if applicable, must have expired or been earlier terminated or obtained, if applicable; and

•	the readmission of the existing issued ordinary shares of £0.10 each in the share capital of PLC by the United Kingdom Listing Authority to the Official List and by the London Stock Exchange plc to trading on the main market of the London Stock Exchange must have become effective.

The merger agreement provides that PLC, Parent and Merger Sub’s obligations to complete the merger are subject to the following additional conditions, unless waived by Parent:

•	our representations and warranties in the merger agreement, other than specified representations and warranties, which we refer to as the identified company representations, must be true and correct in all material respects, as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific date, in which case they must be true and correct in all material respects as of such date, provided that, in the event of a breach of a representation or warranty other than an identified company representation, this condition shall be deemed satisfied unless the effect of all such breaches has had, or would reasonably be expected to have, a “Company Material Adverse Effect” (as defined below). Our identified company representations must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific date, in which case they must be true and correct as of such date;

•	we must have in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by us or complied with by us under the merger agreement;

•	there must not have been any circumstance, effect, event or change which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

•	we must have provided reasonably satisfactory evidence to Parent and PLC that we and our subsidiaries have, as of immediately prior to the effective time of the merger, cash and cash equivalents in the aggregate amount of not less than $122,500,000;

•	there must not be pending any (i) suit, action or proceeding brought by any third party (other than a governmental authority) that has a reasonable likelihood of success on the merits or (ii) suit, action or proceeding brought by any governmental authority, in either case (a) challenging or seeking to restrain or prohibit the consummation of the merger, (b) seeking to prohibit or limit the ownership or operation by us or any of our subsidiaries of any material portion of our or our subsidiaries’ business or assets, to dispose of or hold separate any material portion of our or our subsidiaries’ business or assets, as a result of the merger, or (c) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Borland common stock, including, without limitation, the right to vote Borland common stock on all matters properly presented to our stockholders;

•	the holders of not more than ten percent of the outstanding Borland common stock shall have made a demand for appraisal rights and not withdrawn such demand in a manner that such holder has legally lost the right to seek appraisal or otherwise, to Parent’s reasonable satisfaction, legally lost the right to seek appraisal (including by voting in favor of the merger); and

•	at the closing of the merger, we must deliver a certificate duly executed by our Chief Executive Officer and Chief Financial Officer and dated as of the closing date, stating that certain of the conditions described above have been satisfied.

The merger agreement provides that a “Company Material Adverse Effect” means any circumstance, effect, event, or change that, individually or in the aggregate:

•	had, or is reasonably likely to have, a materially adverse effect on our and our subsidiaries’ business, assets, condition (financial or otherwise) or results of operations, taken as a whole, other than resulting from any “Excluded Matter” (as defined below), or

•	prevents or materially delays, or is reasonably likely to prevent or materially delay, our and our subsidiaries’ ability to perform our and their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance with its terms.

“Excluded Matter” means any one or more of the following:

•	changes in general economic conditions which do not have a materially disproportionate effect on us and our subsidiaries taken as a whole;

•	changes affecting the specific industry in which we and our subsidiaries operate which do not have a materially disproportionate effect on us or our subsidiaries taken as a whole relative to other industry participants;

•	changes caused by the taking of any action required by the merger agreement or the failure to take any action prohibited by the merger agreement;

•	the taking of any action by us that has been previously approved in writing by Parent and Merger Sub;

•	changes resulting from a modification after the date of the merger agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to U.S. generally accepted accounting principles;

•	changes resulting from a breach of the merger agreement by PLC, Parent or Merger Sub;

•	changes resulting from any modification in any law applicable to us;

•	any failure by us to meet internal projections or analysts’ expectations for any financial period ending after the date of the merger agreement (provided that the underlying causes of such failure shall not be excluded); or

•	changes that are attributable to the loss of customers, suppliers or employees due to the fact that Parent is to acquire us as a result of the consummation of the transactions contemplated by the merger agreement.

The merger agreement also provides that our obligation to complete the merger is subject to the following additional conditions, unless waived by us:

•	the representations and warranties of PLC, Parent and Merger Sub in the merger agreement, other than specified representations and warranties, which we refer to as the identified purchaser representations, must be true and correct in all material respects, as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific date, in which case they must be true and correct in all material respects as of such date, provided that, in the event of a breach of a representation or warranty other than an identified purchaser representation, this condition shall be deemed satisfied unless the effect of all such breaches has had, or would reasonably be expected to have, a “Purchaser Material Adverse Effect” (as defined below). The identified purchaser representations must be true and correct in all respects, as of the date of the merger agreement and as of the closing date of the merger, except where made as of a specific date, in which case they must be true and correct as of such date.

•	each of PLC, Parent and Merger Sub must have in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under the merger agreement;

•	at the closing of the merger, each of PLC, Merger Sub and Parent must deliver a certificate duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the closing date, stating that certain of the conditions described above have been satisfied.

The merger agreement provides that a “Purchaser Material Adverse Effect” means any circumstance, effect, event, or change that, individually or in the aggregate prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of any of Parent, PLC, Merger Sub and their respective subsidiaries to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement in accordance with its terms.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger:

•	by the mutual written consent of us, acting under the direction of our Board of Directors, and Parent and Merger Sub, acting under the direction of their respective boards of directors, whether before or after approval by our stockholders has been obtained;

•	by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or us, on the other hand, by action of our Board of Directors, whether before or after approval by our stockholders has been obtained, if:

•	any governmental authority shall have issued an order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order shall have become final and nonappealable; provided, however, the right to terminate the merger agreement shall not be available to any party that has failed to perform in all material respects certain obligations under the merger agreement;

•	the merger shall not have been consummated on or before November 5, 2009; provided, however, that the right to terminate the merger agreement for reason of the merger having not been consummated on or before November 5, 2009 shall not be available to any party whose failure to perform any covenant or obligation under the merger agreement has been the cause of or resulted in the failure of the merger to have been consummated on or before the November 5, 2009;

•	there shall be any law that makes consummation of the merger illegal or otherwise prohibited;

•	the approval of our stockholders shall not have been obtained by the earlier to occur of (i) our stockholders meeting or at any adjournment or postponement thereof at which a vote on such approval was taken or (ii) November 3, 2009; or

•	the approval of PLC’s shareholders shall not have been obtained by the earlier to occur of (i) the PLC stockholder meeting or any adjournment or postponement thereof at which a vote on such approval was taken or (ii) November 3, 2009.

•	by action of the Board of Directors of either Merger Sub or Parent, whether before or after approval by our stockholders has been obtained, if:

•	we shall have breached any of our representations, warranties, covenants (other than the non-solicitation covenant) or other agreements set forth in the merger agreement or any such representation or warranty shall have become untrue after the date of the merger agreement and such breach (i) would give rise to the failure of a certain conditions as set forth in the merger agreement and (ii) has not been cured within twenty business days after notice thereof is received by us; provided that, under certain circumstances as set forth in the merger agreement, Parent and Merger Sub shall have no right to terminate the merger agreement pursuant to such breach;

•	(i) our Board of Directors shall have approved or recommended to our stockholders, taken no position with respect to, or failed to recommend against acceptance of, any acquisition proposal, (ii) we fail to call the our stockholders meeting or fail to mail this proxy statement within ten days after being cleared by the SEC or fail to include in this proxy statement the recommendation of our Board of Directors that our stockholders approve and adopt the merger agreement, (iii) our Board of Directors withdraws or modifies such favorable recommendation that our stockholders approve and adopt the merger agreement or (iv) the our board resolves to do any of the foregoing; or

•	we shall have materially breached any of our non-solicitation obligations pursuant to the merger agreement.

•	by action of our Board of Directors, if:

•	at any time prior to the effective time of the merger, before or after the approval of the merger agreement by our stockholders, Merger Sub or Parent shall have breached any of their respective representations, warranties, covenants or other agreements set forth in the merger agreement or any such representation or warranty shall have become untrue after the date of the merger agreement and such breach (i) would give rise to the failure of certain conditions set forth in merger agreement and (ii) is not cured within twenty business days after written notice thereof is received by Merger Sub and Parent; provided that, under certain circumstances as set forth in the merger agreement, we shall have no right to terminate the merger agreement pursuant to such breach; or

•	at any time prior to the approval of the merger agreement by our stockholders, pursuant to and in accordance with the non-solicitation provisions contained in the merger agreement.

In the event of the termination of the merger agreement and abandonment of the merger, the merger agreement shall become null and void and have no effect, without any liability on the part of any party or its officers, directors, stockholders, affiliates and agents, other than with respect to provisions regarding the treatment of confidential information, public announcements, effect of termination, payment of termination fees and transaction expenses, survival of certain provisions and governing law.

Fees and Expenses

All fees and expenses incurred in connection the merger agreement and merger shall be paid by the party incurring such fees or expenses, except as otherwise provided in the merger agreement.

Termination Fee Payable by the Company

We may be obligated to pay Merger Sub and Parent a termination fee of $4.0 million in the aggregate, less any reimbursable expenses already paid, under the following circumstances:

•	the merger was not consummated on or before November 5, 2009, and such failure to consummate the merger was not due to the failure of Parent, PLC or Merger Sub to perform its covenants under the merger agreement, and prior to such termination, an acquisition proposal shall have been made to us or any person shall have publicly announced an intention to make an acquisition proposal with respect to us, and such acquisition proposal shall not have been withdrawn at least two business days prior to the time of such termination of the merger agreement, and within twelve months after such termination any acquisition proposal is consummated, or we have entered into an acquisition agreement relating to any acquisition proposal; provided, however, that for purposes of this section, the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%”;

•	we did not obtain stockholder approval at the stockholder meeting or by November 3, 2009, and prior to such termination, an acquisition proposal shall have been made to us or any person shall have publicly announced an intention to make an acquisition proposal with respect to us, and such acquisition proposal shall not have been withdrawn at least two business days prior to the time of our stockholder meeting, and within twelve months after such termination any acquisition proposal is consummated, or we have entered into an acquisition agreement relating to any acquisition proposal; provided, however, that for purposes of this section, the references to “20%” in the definition of “acquisition proposal” shall be deemed to be references to “50%”;

•	Merger Sub or Parent terminates the merger agreement because: (i) we have approved, recommended, taken no position, or failed to recommend against an acquisition proposal; (ii) we fail to call our stockholders meeting or fail to mail this proxy statement within the ten days after begin cleared by the SEC or fail to include in this statement the recommendation of our Board of Directors that our stockholders approve and adopt the merger agreement; (iii) our Board of Directors has withdrawn, modified or changes it recommendation of the merger agreement; or our Board of Directors resolves to do any of the foregoing; or

•	we have materially breached our non-solicitation obligations.

Reimbursement Fee Payable by Micro Focus

PLC shall reimburse us for our expenses incurred in connection with the merger agreement and the merger, up to $1.5 million, if the merger agreement is terminated as a result of the failure of PLC’s shareholders to adopt the merger agreement and approve the merger at the earlier to occur of (i) its shareholders meeting or any postponement thereof, or (ii) November 3, 2009.

Reimbursement of Micro Focus’s Expenses

We shall reimburse Parent and Merger Sub for their expenses incurred in connection with the merger agreement and the merger, up to $1.5 million, if the merger agreement is terminated as a result of the failure of our stockholders to adopt the merger agreement and approve the merger at the earlier to occur of (i) our stockholders meeting or any postponement thereof, or (ii) November 3, 2009.

In no event shall the Company be obligated to pay Parent and Merger Sub more than $4.0 million in the aggregate for termination fees and reimbursement of expenses.

If either we or PLC fail to promptly pay to the other party any fee due hereunder, the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest as set forth in the merger agreement.

THE MERGER FINANCING AGREEMENT

Concurrently with the execution of the merger agreement, PLC entered into a Credit Facility Agreement, in its capacity as guarantor, among Micro Focus Holdings Limited (“original borrower”), HSBC Bank plc (in its capacity as agent (“agent”)), HSBC Bank plc, Barclays Bank PLC, Lloyds TSB Bank plc and The Royal Bank of Scotland plc (each an original lender and together the “original lenders”) and HSBC Bank plc, Barclays Capital, Lloyds TSB Bank plc, Corporate Markets and the Royal Bank of Scotland plc pursuant to which a revolving facility of U.S. $175 million was made available to the original borrower for drawdown for the general corporate purposes of the group and to fund the merger. The obligations of the original lenders to lend under the Credit Facility Agreement for the purpose of funding the merger are subject to the following conditions being satisfied before November 6, 2009:

(a) the satisfaction of certain initial conditions precedent set out in the schedules to the Credit Facility Agreement;

(b) the agent receiving certain documents and evidence relating to the merger agreement as set out below;

(i) a copy of our press release and a copy of the PLC press release;

(ii) a copy of the group structure chart incorporating Borland and our subsidiaries;

(iii) copies of certain reports created by PLC’s tax, accounting, legal and consulting advisors;

(iv) a copy of the working capital statement;

(v) a certificate from PLC attaching a certified copy of the merger agreement with all amendments, modifications, supplements and attachments and confirming:

(A) that all conditions to the consummation of the merger pursuant to the merger agreement and all applicable laws have been complied with, or waived by PLC other than the payment of the consideration and the issue of the merger certificate from the Delaware Secretary of State;

(B) that no waivers have been given and no modifications have been made to the merger agreement since the drafts dated May 5, 2009 provided to the agent, save for any waivers or modifications which are permitted pursuant to the Credit Facility Agreement;

(C) the consideration payable for the merger will not exceed US$100,000,000;

(D) that the merger, contemporaneously with the funding of a loan for the purposes of financing the merger, will be consummated in accordance with the terms of the merger agreement and in compliance with applicable laws and regulatory approvals;

(E) that the board resolutions passed by PLC, Parent and Merger Sub approving the merger are correct, complete and up-to date and attached to the certificate;

(F) that all governmental, shareholder, board and third party consents could not reasonably be expected to have a material adverse effect) and approvals necessary for PLC to consummate the merger in accordance with the merger agreement have been obtained;

(G) the expiration of all applicable waiting periods in relation to the merger without any action being taken by any governmental authority that could restrain, prevent or impose any material adverse conditions on PLC or its subsidiaries with respect to the foregoing and that no law or regulation shall be applicable to PLC which in the reasonable judgment of PLC would have such effect;

(H) there is no litigation in respect of the merger to which PLC is a party which has or would reasonably be expected to have a material adverse effect; and

(I) no material amendments have been made to our press release or the PLC press release since the drafts dated May 5, 2009 provided to the agent; and

(c) on the proposed drawdown date:

(i) there having been no change of control in respect of PLC;

(ii) it not being unlawful for agent, an arranger or a lender to perform any of its obligations under the finance documents;

(iii) no major default having occurred or would result from the proposed use of the borrowed funds; and

(iv) all the major representations being true in all material respects.

The increase in the merger consideration contained in the amendment to the merger agreement was consented to by the parties to the Credit Facility Agreement. The amendment to the merger agreement was permitted pursuant to the Credit Facility Agreement.

PLC, Parent and Merger Sub’s obligations to complete the merger are not conditioned upon the financing transaction occurring. In the event any portion of the financing becomes unavailable on the terms and conditions contemplated in the Credit Facility Agreement, Parent and PLC are obligated to use their respective commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent and PLC (as determined in the reasonable good faith judgment of Parent and PLC) as promptly as practicable following the occurrence of such event.

PROPOSAL 2 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If at the special meeting the number of shares of our common stock represented and voting in favor of adoption of the merger agreement and approval of the merger is not sufficient to adopt the merger agreement and approve the merger, we may move to adjourn the special meeting in order to enable our Board of Directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement and approval of the merger.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, we may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned special meeting, a notice of the adjourned special meeting shall be given to each stockholder of record entitled to vote at the special meeting.

Votes Required and Board Recommendation

Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, and any adjourned or postponed session of the special meeting, if necessary, requires the affirmative vote of the holders of a majority of the shares present, either in person or by proxy, and entitled to vote at the special meeting (a quorum being present). All abstentions will have the effect of a vote against the proposal.

For the reasons set forth in this proxy statement, our Board of Directors unanimously recommend that you vote “FOR” the adjournment of the special meeting, and any adjourned or postponed session of the special meeting, if necessary, to solicit additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates, as of June 11, 2009, how many shares of common stock are owned by:

•	each person who, to our knowledge, is a beneficial owner of more than five percent (5%) of the outstanding shares of our common stock, the only class of our voting securities;

•	each of our directors;

•	each of our executive officers who are identified as “named executive officers” in the proxy statement for our 2009 annual meeting of stockholders; and

•	all of our directors and executive officers as a group.

This table is based upon information supplied by officers, directors and Schedules 13G filed with the SEC. The percentage of ownership has been calculated based on the number of outstanding shares of our common stock as of June 11, 2009. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

		Options
		Currently	Total Stock &
		Exercisable or	Option Holdings (#)		Percent
Beneficial Owner(1)	Common Stock (#)	Within 60 days (#)	(2)		(%)(2)

5% Stockholders:
S Squared Technology, LLC 515 Madison Avenue New York, NY 10022	10,595,000	—	10,595,000	(3)	14.5%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	6,421,371	—	6,421,371	(4)	8.8
Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	5,493,471	—	5,493,471	(5)	7.5
Weiss Multi-Strategy Advisors, LLC One State Street, 20th floor Hartford, CT 06103	3,927,212	—	3,927,212	(6)	5.4
Elliot Associates LP 712 5th Avenue, 36th Floor New York, NY 10019	3,921,568	—	3,921,568	(7)	5.4
WS Capital 300 Crescent Court, Suite 880 Dallas, TX 75201	3,214,222	—	3,214,222	(8)	4.4
Silver Point Capital, L.P. Two Greenwich Plaza, 1st Floor Greenwich, CT 06830	3,808,626	—	3,808,626	(9)	5.2

			Options
			Currently		Total Stock &
			Exercisable or		Option Holdings (#)		Percent
Beneficial Owner(1)	Common Stock (#)		Within 60 days (#)		(2)		(%)(2)

Directors and named executive officers:
Charles F. Kane	—		24,303	(10)	24,303	(10)		*
William K. Hooper	—		146,339	(10)	146,339	(10)		*
T. Michael Nevens	—		92,788	(10)	92,788	(10)		*
John F. Olsen	—		78,440	(10)	78,440	(10)		*
Bryan LeBlanc	—		34,974	(10)	34,974	(10)		*
Robert M. Tarkoff	—		39,161	(10)	39,161	(10)		*
Tod Nielsen	221,968	(11)	1,718,750		1,940,718		2.65%
Erik E. Prusch	73,551	(12)	258,072		331,623			*
Richard Novak(13)	—		50,000		50,000			*
Peter J. Morowski(14)	—		—		—			*
Gregory J. Wrenn(15)	37,686	(16)	—		37,686			*
David Packer(17)	—		—		—			*
All directors and executive officers as a group (12 persons)	403,864	(18)	2,525,363	(19)	2,929,227		4.00%

*	Less than 1%.

(1)	The address for the named executive officers and directors is c/o Borland Software Corporation, 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, TX 78731.

(2)	The percentage of shares beneficially owned are based on 73,115,736 shares outstanding as of June 11, 2009, adjusted as required by rules promulgated by the SEC. Beneficial ownership is determined in accordance with the rules of the SEC and includes sole or shared voting or investment power with respect to such shares. All shares of common stock subject to options currently exercisable or exercisable within 60 days after June 11, 2009 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

(3)	Based on a Schedule 13G/A jointly filed with the SEC on February 2, 2009, by S Squared Technology, LLC (“SST”), S Squared Capital II Management, LLC, (“SSCIIM”), S Squared Technology Partners, L.P. (“SSTP”), Seymour L. Goldblatt and Kenneth A. Goldblatt. SST, SSCIIM, SSTP, Mr. Seymour L. Goldblatt and Mr. Kenneth A. Goldblatt reported sole voting power with respect to 10,595,000 and sole dispositive power with respect to 10,595,000 of the shares.

(4)	Based on a Schedule 13G/A filed with the SEC on January 22, 2009 by Wells Fargo & Company (“Wells Fargo”) on its own behalf and on behalf of its subsidiaries Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC , Evergreen Investment Management Company, LLC, Wachovia Securities, LLC, and Wachovia Capital Markets, LLC. Wells Fargo & Company reported sole voting power with respect to 6,421,371 of the shares and sole dispositive power with respect to 6,421,371 of the shares.

(5)	Based on a Schedule 13G/A filed on February 9, 2009 by Dimensional Fund Advisors, LP (“Dimensional”), which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as an investment manager to certain other commingled group trusts and separate accounts (the “Funds”). In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares and may be deemed to be the beneficial owner of the shares held by the Funds, however, Dimensional disclaims beneficial ownership of such shares. Dimensional reported shared voting power with respect to 5,493,471 of the shares and shared dispositive power with respect to 5,493,471 of the shares.

(6)	Based on the 13G/A filed with the SEC on January 22, 2009 by Weiss Multi-Strategy Advisers, LLC (“Weiss”), George A. Weiss, and Frederick E. Doucette II. Weiss reported shared voting power of , 2,265,847 of the shares reported . Weiss reported shared dispositive power of 3,927,212 of the shares reported. The aggregate amount beneficially owned by each reporting person is 3,927,212 shares.

(7)	Based on a Schedule 13G/A filed with the SEC on February 17, 2009 by Elliott Associates, L.P. with respect to the shares of our common stock beneficially owned by Elliott Associates, L.P. and its wholly owned subsidiaries (“Elliott Associates”), Elliott International, L.P. (“Elliott International”) and Elliott International Capital Advisors Inc. (“International Advisors” and collectively, the “Reporting Persons”) as of December 31, 2008, which amends and supplements the Schedule 13G originally filed on August 29, 2008 (the “Schedule 13G”). Elliott Associates reported that it owns bonds issued by us (the “Bonds”) that are convertible into 1,756,862 shares of our common stock. Elliott Associates owns its Bonds through The Liverpool Limited Partnership, a wholly-owned subsidiary of Elliott Associates. Elliott International and International Advisors together beneficially own Bonds that are convertible into 2,635,293 shares of our common stock. Elliott Associates, Elliott International and International Advisors together beneficially own an aggregate of 4,392,156 shares of our common stock. Elliott Associates has sole power to vote or direct the vote of 1,756,862 shares of our common stock. Elliott International and International Advisors together have shared power to vote or direct the vote of 2,635,293 shares of our common stock. Elliott Associates has sole power to dispose or direct the disposition of 1,756,862 shares of our common stock. Elliott International and International Advisors together have shared power to dispose or direct the disposition of 2,635,293 shares of our common stock.

(8)	Based on a Schedule 13G/A jointly filed with the SEC on February 17, 2009 by WS Capital and based on 72,822,520 shares of our common stock (the “Shares”) outstanding as of October 31, 2008, as disclosed in our quarterly report on Form 10-Q for the quarter ended September 30, 2008. As of December 31, 2008 (the “Reporting Date”), Walker Smith Capital, L.P. (“WSC”), Walker Smith Capital (Q.P.), L.P. (“WSCQP”), Walker Smith International Fund, Ltd. (“WS International”) and HHMI Investments, L.P. (“HHMI” and collectively with WSC, WSCQP and WS International, the “WS Funds”) owned in the aggregate 3,214,222 Shares. WS Capital Management, L.P. (“WSC Management”) is the general partner of WSC and WSCQP, the agent and attorney-in-fact for WS International, and the investment manager for HHMI. WS Capital, L.L.C. (“WS Capital”) is the general partner of WSC Management. Reid S. Walker and G. Stacy Smith are members of WS Capital. As a result, WSC Management, WS Capital, and Messrs. Reid S. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of Borland securities held by the WS Funds. In addition, as of the Reporting Date, WS Opportunity Fund, L.P. (“WSO”) and WS Opportunity Fund (Q.P.), L.P. (“WSOQP” and together with WSO, the “WSO Funds”) owned in the aggregate 483,800 Shares. WS Ventures Management, L.P. (“WSVM”) is the general partner of WSO and WSOQP. WSV Management, L.L.C. (“WSV”) is the general partner of WSVM. Reid S. Walker, G. Stacy Smith and Patrick P. Walker are members of WSV. As a result, WSVM, WSV, and Messrs. Reid S. Walker, Patrick P. Walker and G. Stacy Smith possess shared power to vote and to direct the disposition of Borland securities held by the WSO Funds. Furthermore, as of the Reporting Date, a trust for the benefit of the children of Mr. Smith (the “Trust”) owned 4,000 Shares. G. Stacy Smith is the sole trustee of the Trust. As a result, G. Stacy Smith has the sole power to vote and direct the disposition of the Borland securities held by the Trust. Thus, as of the Reporting Date, for the purposes of Reg. Section 240.13d-3, (i) Reid S. Walker is deemed to beneficially own 3,698,022 Shares, or approximately 5.1% of the Shares deemed issued and outstanding as of the Reporting Date, (ii) G. Stacy Smith is deemed to beneficially own 3,702,022 Shares, or approximately 5.1% of the Shares deemed issued and outstanding as of the Reporting Date, (iii) WS Capital and WSC Management are deemed to beneficially own 3,214,222 Shares, or approximately 4.4% of the Shares deemed issued and outstanding as of the Reporting Date, and (iv) WSVM, WSV and Patrick P. Walker are deemed to beneficially own 483,800 Shares, or approximately 0.7% of the Shares deemed issued and outstanding as of the Reporting Date. Each of the reporting persons hereby expressly disclaims as of the Reporting Date membership in a “group” under Section 13(d) of the Act and the rules and regulations thereunder with respect to the Shares reported herein, and this Schedule 13G, as amended, shall not be deemed to be an admission that any such reporting person is a member of such a group.

(9)	Based on a Schedule 13G jointly filed by Silver Point Capital, L.P., a Delaware limited partnership, Mr. Edward A. Mulé and Mr. Robert J. O’Shea with respect to the ownership of the common stock by Silver Point Capital Fund, L.P. (the “Fund”) and Silver Point Capital Offshore Fund, Ltd. (the “Offshore

Fund”). The number of shares of common stock reported as beneficially owned in this Schedule 13G consists of 240,000 shares of common stock, plus 3,686,273 shares of common stock that may be acquired by the Fund and the Offshore Fund upon conversion of the Convertible Notes. Silver Point Capital, has sole voting power of 3,686,273 shares and sole dispositive power of 3,686,273 with respect to the shares. Mr. Edward A. Mulé and Mr. Robert J. O’Shea have shared voting power to vote 240,000 shares and shared dispositive power to dispose of 3,686,273 shares.

(10)	Represents options granted to our non-employee directors under the Automatic Option Grant Program of the 2002 Stock Incentive Plan, as amended. All shares subject to such options, whether vested or unvested, are currently exercisable. However, the shares included in the table are limited to those which are either vested or will be vested within 60 days following June 11, 2009. The unvested and unexercised shares subject to such options are not included in the table.

(11)	Represents 25,000 shares purchased on the open market by Mr. Nielsen, 3,750 shares purchased through our Employee Stock Purchase Program and 193,218 shares of stock acquired through a restricted stock grant, of which 62,500 remain subject to a right of repurchase in our favor, which lapses over the vesting period, subject to Mr. Nielsen’s continued service to Borland.

(12)	Represents shares acquired through a restricted stock grant, which are subject to a right of repurchase in our favor that lapses over the vesting period of the restricted stock grant, subject to the executive’s continued service to Borland.

(13)	Mr. Novak was hired on July 21, 2008.

(14)	Mr. Morowski resigned on January 23, 2009.

(15)	Mr. Wrenn resigned on February 20, 2009.

(16)	Represents shares purchased on the open market by Mr. Wrenn, shares purchased through our Employee Stock Purchase Program and shares acquired through a restricted stock grant.

(17)	Mr. Packer resigned on August 15, 2008.

(18)	Includes 62,500 shares acquired through restricted stock grants, which subject to a right of repurchase in our favor that lapses over the vesting period of each executive officer’s restricted stock grant, subject to such executive’s continued service to Borland.

(19)	Includes 385,404 shares granted under our Automatic Option Grant Program of the 2002 Stock Incentive Plan, as described in footnote 10 of this table.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is traded on The Nasdaq Global Market under the symbol “BORL.” According to the records of our transfer agent and registrar, Mellon Investor Services, L.L.C., we had 2,148 holders of record of our common stock as of June 8, 2009. We do not currently pay cash dividends. We intend to retain future earnings for use in our business, and therefore, do not anticipate paying cash dividends in the foreseeable future.

The following table sets forth the high and low closing price per share of our common stock as reported on The Nasdaq Global Stock Market for the periods presented below:

	High	Low

Fiscal 2009
First Quarter	$1.07	$0.30
Second Quarter (through June 18, 2009)	$1.17	$0.51
Fiscal 2008
First Quarter	$2.90	$1.79
Second Quarter	$2.08	$1.22
Third Quarter	$1.94	$1.24
Fourth Quarter	$1.51	$0.89
Fiscal 2007
First Quarter	$5.50	$4.89
Second Quarter	$6.20	$5.32
Third Quarter	$6.03	$4.31
Fourth Quarter	$4.49	$2.75

The following table sets forth the closing price per share of our common stock, as reported by The Nasdaq Global Market on (i) May 5, 2009, the last full trading day before the public announcement of the merger, (ii) June 17, 2009, the last full trading day before the public announcement of the amendment to the merger agreement, and (iii) on June 18, 2009, the latest practicable trading day before the printing of this proxy statement:

Common Stock
Closing Price

May 5, 2009	$0.80
June 17, 2009	$1.14
June 18, 2009	$1.14

The above tables contain only historical information and may not provide meaningful information to stockholders in determining whether to approve the adoption of the merger agreement and approval of the merger. Our stockholders are urged to obtain current market quotations for Borland common stock and to carefully review the other information contained in this proxy statement in considering whether to approve the adoption of the merger agreement and approval of the merger.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors is not aware of any matter to be presented for action at the special meeting, other than the matters set forth in this proxy statement. Our bylaws provide that action may not be taken at a special meeting of stockholders with respect to business, the general nature of which has not been stated in the notice of such meeting.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL MEETING

If the merger is completed, there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in stockholder meetings, and we will hold our 2010 annual meeting of stockholders. Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Exchange Act. For a stockholder proposal to be included in our proxy materials for the 2010 Annual Meeting of Stockholders, the proposal must be submitted in writing by December 9, 2009, to our Corporate Secretary at 8310 North Capital of Texas Highway, Building 2, Suite 100, Austin, TX 78731. If you wish to submit a proposal outside of the process of Rule 14a-8 under the Exchange Act, in order for such proposal to be considered “timely” for the purposes of Rule 14a-4(c) under the Exchange Act, the proposal must be received at the above address not later than March 24, 2010. In addition, our bylaws require that proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our bylaws, not later than February 8, 2010 and not earlier than January 21, 2010; provided, however, that in the event that the 2010 Annual Meeting is called for a date that is not within 25 days before or after May 21, 2010, such proposal must be received not later than the close of business on the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room at the following location: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

MISCELLANEOUS

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated June 19, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

Your vote is important. To vote your shares, please complete, date, sign and return the enclosed proxy card (if you are a holder of record) or instruction card (if you were forwarded these materials by your broker or nominee) as soon as possible in the enclosed envelope. Please call Investor Relations at (512) 340-1364 if you have any questions about this proxy statement, the special meeting or the merger, or need assistance with the voting procedures.

CERTAIN INFORMATION REGARDING BORLAND, PLC, PARENT AND MERGER SUB

PLC and Parent have supplied all information contained in this proxy statement relating to PLC, Parent and Merger Sub, and we have supplied all information relating to us.

ANNEX A-1

AGREEMENT AND PLAN OF MERGER
dated as of May 5, 2009
by and among
Borland Software Corporation,
Bentley Merger Sub, Inc.
Micro Focus International plc
and
Micro Focus (US), Inc.

A-1-i

A-1-ii

A-1-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 5, 2009, is entered into by and among Borland Software Corporation, a Delaware corporation (the “Company”), Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc., a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved this Agreement, (ii) resolved to recommend approval and adoption of this Agreement by the Stockholders of the Company and (iii) received a written opinion of the Financial Advisor (as defined in Section 3.25) as set forth in Section 3.25 herein;

WHEREAS, the board of directors of Merger Sub has (i) declared the advisability of this Agreement and (ii) approved this Agreement;

WHEREAS, the Company Board and the board of directors of Merger Sub have approved the merger of Merger Sub with and into the Company, with the Company as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement and General Corporation Law of the State of Delaware (the “DGCL”), whereby (i) each issued and outstanding share of the common stock, par value $0.01 per share (the “Common Shares”), of the Company (other than Common Shares to be canceled pursuant to Section 2.01(b) and Dissenting Shares (as defined in Section 2.01(d))), shall be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)) and (ii) each Cash-Pay Option (as defined in Section 2.02(b)) shall be converted into the right to receive the Cash-Pay Option Consideration (as defined in Section 2.02(b)); and

WHEREAS, the Company, Merger Sub, PLC and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

1.01  The Merger.  At the Effective Time (as defined in Section 1.02), subject to the terms and conditions of this Agreement and in accordance with the provisions of the DGCL, Merger Sub shall be merged (the ‘‘Merger”) with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the ‘‘Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

1.02  Effective Time.  Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the ‘‘Effective Time”).

1.03  Effects of the Merger.  The Merger shall have the effects set forth herein, in the Certificate of Merger and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

A-1-1

1.04  Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the Certificate of Incorporation of the Company shall be amended to read in its entirety as the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, provided that the name of the Surviving Corporation shall be as may be set forth by Parent, and as so amended shall be the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with applicable law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

(b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.05  Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal in accordance with applicable law and the Surviving Corporation’s Certificate of Incorporation and Bylaws.

1.06  Officers.  The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.07  Closing.  Subject to the conditions contained in this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Kirkland & Ellis LLP, 555 California Street, San Francisco, California 94104, on the date which is most promptly practicable following the date of the satisfaction (or waiver if permissible) of all of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), but in no event later than the second (2nd) business day following such date or (b) at such other place and time and/or on such other date as the Company and Parent may agree in writing. The date on which the Closing occurs is hereinafter referred to as the ‘‘Closing Date.”

1.08  Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation, and the officers and directors of the Surviving Corporation are authorized in the name of the Company to take any and all such action.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.01  Effect on Shares of Capital Stock.

(a) Common Shares of the Company.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is issued and outstanding immediately prior to the Effective Time (other than (i) Dissenting Shares, and (ii) those Common Shares to be canceled pursuant to Section 2.01(b)) shall be canceled and extinguished and converted into the right to receive $1.00 in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends thereon, less any applicable withholding of Taxes, in the manner provided in Section 2.03. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and each holder of a certificate or certificates representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

A-1-2

(b) Cancellation of Certain Common Shares.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Common Shares, the Company or Merger Sub, each Common Share that is owned by the Company or any wholly owned Subsidiary as treasury stock or otherwise or owned by PLC or Parent or any of their respective Subsidiaries immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Capital Stock of Merger Sub.  As of the Effective Time, each share of common stock, par value $.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders of Merger Sub Common Stock, the Company or Merger Sub, be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each certificate that, immediately prior to the Effective Time, represented issued and outstanding shares of Merger Sub Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the shares of the Surviving Corporation capital stock into which such shares have been converted pursuant to the terms hereof; provided, however, that the record holder thereof shall receive, upon surrender of any such certificate, a certificate representing the shares of Surviving Corporation Common Stock into which the shares of Merger Sub Common Stock formerly represented thereby shall have been converted pursuant to the terms hereof.

(d) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, any Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder (a “Dissenting Stockholder”) who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Common Shares in accordance with the DGCL (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration at the Effective Time in accordance with Section 2.01(a) hereof, but shall represent and become the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the laws of the State of Delaware, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, such former Dissenting Shares held by such holder shall be treated as if they had been converted as of the Effective Time into a right to receive, upon surrender as provided above, the Merger Consideration, without any interest or dividends thereon, in accordance with Section 2.01(a). The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

2.02  Options.

(a) For purposes of this Agreement, the term “Option” means each outstanding unexercised option to purchase Common Shares, whether or not then vested or fully exercisable, granted to any current or former employee, consultant or director of the Company or any Subsidiary of the Company or any other person, whether under any stock option plan or otherwise (other than in connection with the ESPP) (including, without limitation, under the Company’s 1997 Stock Option Plan, 1998 Nonstatutory Stock Option Plan, 2002 Stock Incentive Plan and 2003 Supplemental Stock Option Plan, each as amended) (collectively, the “Stock Plans”).

(b) The Options shall not be assumed by, continued in effect or replaced with substitute options granted by PLC, Parent or the Surviving Corporation pursuant to or in connection with the Merger. The Company shall take all actions necessary so that at the Effective Time, all Options shall terminate or be canceled, in each case, in accordance with and pursuant to the terms of the Stock Plans under which such Options were granted. In consideration of such termination or cancellation, each holder of a vested Option that has a per-share exercise price less than the Merger Consideration (collectively, the ‘‘Cash-Pay Options”) terminated or canceled in accordance with this Section 2.02(b) will be entitled to receive in settlement of such Cash-Pay Option as promptly as practicable following the Effective Time, but in no event later than 10 business days after the Effective Time, a cash payment from the Surviving Corporation, subject to any required withholding of Taxes, equal to the product of

A-1-3

(i) the total number of Common Shares otherwise issuable upon exercise of such Cash-Pay Option and (ii) the Merger Consideration per Common Share less the applicable exercise price per Common Share otherwise issuable upon exercise of such Cash-Pay Option (the ‘‘Cash-Pay Option Consideration”). The vesting schedule of the Options shall not be accelerated by any action of the Company or the Company Board except as may be required under the terms of the Options, the Company’s Stock Plans and any applicable employment, separation or change in control agreement as in effect on the date hereof.

(c) Following the Effective Time and as a prerequisite to receiving his or her Cash-Pay Option Consideration, the holder of a Cash-Pay Option shall be required to execute a written acknowledgment to the effect that (i) the payment of the Cash-Pay Option Consideration, if any, will satisfy in full the Company’s obligation to such person pursuant to such Option and (ii) subject to the payment of the Cash-Pay Option Consideration, if any, such Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit 2.02(c).

(d) The Company shall take all necessary action to provide that the Company’s 1999 Employee Stock Purchase Plan, as amended, and any other Company employee stock purchase plan (collectively, the “ESPP”) and all options or other rights to purchase shares of Company Common Stock granted under the ESPP shall be exercised or terminated prior to the Effective Time and no participant in the ESPP shall thereafter be granted any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation, PLC, Parent or any Subsidiary of any of the foregoing. The Company shall refund any outstanding payroll deductions credited to each participant’s account under the ESPP remaining after the final purchase date under the ESPP, without interest, in accordance with the terms of the ESPP; provided, however, that to the extent the ESPP does not permit the Company to refund any such outstanding payroll deductions in conjunction with the termination of the ESPP, the Company shall declare a special purchase date prior to the Effective Time in order to ensure that no rights to purchase shares of Company Common Stock under the ESPP exist as of the Effective Time.

(e) Prior to the Effective Time, the Company shall take all actions that are necessary to give effect to the transactions contemplated by this Section 2.02.

2.03  Payment for Common Shares in the Merger.

(a) Prior to the Effective Time, Merger Sub shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the “Agent”) for the purpose of exchanging certificates representing, immediately prior to the Effective Time, Common Shares for the aggregate Merger Consideration. At or immediately following the Effective Time, PLC shall deposit, or PLC shall otherwise cause to be deposited, by wire transfer of immediately available funds, in trust with the Agent for the benefit of the holders of Common Shares, cash in an aggregate amount equal to (i) the product of (A) the number of Common Shares issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 2.01(a) and (B) the Merger Consideration less (ii) the Company Cash Deposit (as defined below), if any, deposited into the Payment Fund pursuant to this Section 2.03(a) (such difference the “PLC Total Merger Consideration”). Immediately prior to the Effective Time, the Company shall deposit, or the Company shall otherwise cause to be deposited, in trust for the benefit of the holders of Common Shares, such amount of cash as PLC or Parent may reasonably request, not to exceed the Company’s Freely Available Cash (as defined below) as of immediately prior to the Effective Time, if any (the amount to be deposited by the Company is referred to herein as the “Company Cash Deposit” and together with the PLC Total Merger Consideration, the ‘‘Payment Fund”) with the Agent for deposit into the Payment Fund. For purposes of this Agreement, “Freely Available Cash” means unrestricted cash of the Company that is freely available for purposes of this Section 2.03 and (A) the transfer of such cash to the Company into the Payment Fund does not result in any Tax obligations to the Company or any of its Subsidiaries; (B) such cash can be distributed, contributed or otherwise delivered to the Company into the Payment Fund in accordance with all applicable Laws, including those relating to solvency, adequate surplus and similar capital adequacy tests; and (C) such cash shall not include (i) the dollar amount required to repay, repurchase, defease and/or retire the entire outstanding principal balance of the 2.75 Convertible Senior Notes Due February  15, 2012 (the “Notes”) (including any penalties or premiums thereon, and

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all interest, fees and expenses with respect thereto), (ii) the dollar amount equal to the aggregate amount to be paid to the holders of Cash-Pay Options pursuant to Section 2.02(b), (iii) the dollar amount of any unpaid Expenses of the Company and any unpaid expenses of the Company incurred in connection with the Company’s sale process, (iv) the aggregate amount of the Change of Control Payments and (v) cash required for the reasonable short-term working capital needs of the Company). The Payment Fund shall be used solely and exclusively for purposes of paying the consideration specified in Section 2.01(a) in accordance with the terms of this Agreement, and shall not be used to satisfy any other obligations of the Company or any of its Subsidiaries. The Payment Fund shall be invested by the Agent as directed by PLC, Parent or the Surviving Corporation in (A) direct obligations of the United States of America, (B) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (C) investments in any money market funds investing solely in any of the foregoing, in each case, with any earnings, gains or interest earned thereon being payable to Parent or the Surviving Corporation. PLC or Parent shall cause the Payment Fund to be promptly replenished to the extent of any losses incurred and not offset by earnings or gains as a result of the aforementioned investments. The Agent shall, pursuant to instructions provided by Merger Sub, make the payments provided for in Section 2.01 of this Agreement out of the Payment Fund (it being understood that any and all earnings, gains or interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the Parent or the Surviving Corporation). The Payment Fund shall not be used for any other purpose except as provided in this Agreement. If the Effective Time does not occur by the second business day after the Company deposits the Company Cash Deposit, the Parent and the Merger Sub shall cause the Agent, by the third business day after such deposit, to refund the Company Cash Deposit to the Company by wire transfer of immediately available funds.

(b) Promptly after the Effective Time, but in no event later than 3 business days after the Effective Time, the Surviving Corporation shall cause the Agent to mail to each record holder of certificates (the ‘‘Certificates”) that immediately prior to the Effective Time represented Common Shares (i) a notice of the effectiveness of the Merger, (ii) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent, and (iii) instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

(c) Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within 7 business days after such surrender, in exchange therefor, in the case of Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), cash in an amount equal to the product of (i) the number of Common Shares formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other Taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.03, each Certificate (other than Certificates representing Dissenting Shares or Common Shares to be canceled pursuant to Section 2.01(b)) shall represent, for all purposes, in the case of Certificates representing Common Shares (other than Common Shares to be canceled pursuant to Section 2.01(b)), only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of Common Shares formerly evidenced by such Certificate without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Shares formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

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(e) Any portion of the Payment Fund (including any amounts that may be payable to the former Stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former Stockholders of the Company upon the anniversary of the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former Stockholders of the Company who have not theretofore complied with this Article 2 shall, subject to Section 2.03(f), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each Common Share held by such Stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or as otherwise reasonably directed by the Surviving Corporation, and the Surviving Corporation shall receive the interest earned thereon.

(f) None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered by the sixth anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Shares in respect of such Certificate would otherwise escheat to or become the property of any Governmental Authority (as defined in Section 3.03), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Parent and Company agree that, for U.S. federal income tax purposes, payments from the Payment Fund to former Stockholders pursuant to Section 2.03(c) shall not be treated as a dividend distribution even if the payments from the Payment Fund are attributable to Company deposits into the Payment Fund.

(h) Each of the Agent, the Surviving Corporation, Parent and PLC shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Common Shares or Options pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the ‘‘Code”), or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation, Parent or PLC, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

2.04  Adjustment of the Merger Consideration and the Cash-Pay Option Consideration.

The Merger Consideration and the Cash-Pay Option Consideration, each payable pursuant to this Article 2, have been calculated based upon the representations and warranties made by the Company in Section 3.05. In the event that, at the Effective Time, the actual number of Common Shares outstanding and/or the actual number of Common Shares issuable upon the exercise of Options or similar agreements, or upon conversion of securities (including without limitation, as a result of any stock split, reclassification, stock dividend (including any dividend or distribution of securities convertible into Common Shares) or recapitalization) is greater than as described in Section 3.05(a) (without giving effect to changes in the number of shares of Common Shares or the number of shares issuable upon the exercise of Options outstanding as a result of (i) the exercise of Options granted on or prior to the date hereof, (ii) the issuance of Common Shares upon the exercise of Options granted on or prior to the date hereof, (iii) the grant of Options following the date hereof to the extent permitted pursuant to Section 5.01(b), the exercise of such Options or the issuance of Common Shares upon the exercise of such Options or (iv) the issuance of Common Shares pursuant to the ESPP), or if the weighted average exercise price of the Options is lower than described in the third sentence of Section 3.05(a) hereof (without giving effect to Options granted after the date hereof to the extent permitted pursuant to Section 5.01(b)), the Merger Consideration and/or the Cash-Pay Option Consideration, as the case may be, shall be equitably adjusted downward. The provisions of this Section 2.04 shall

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not, in any event, adversely affect, constitute a waiver of or otherwise impair any of PLC’s, Parent’s or Merger Sub’s rights under this Agreement (including any of PLC’s, Parent’s or Merger Sub’s rights arising from any misrepresentation or breach of the representations and warranties set forth in Section 3.05 hereof).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section of the disclosure schedule delivered by the Company to Merger Sub, Parent and PLC prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that any disclosure set forth on any particular section of the Company Disclosure Schedule shall be deemed disclosed in another section of the Company Disclosure Schedule if disclosure with respect to the particular section is sufficient to make reasonably clear the relevance of the disclosure to such other section), the Company represents and warrants to each of Merger Sub, Parent and PLC as of the date hereof and as of the Effective Time that:

3.01  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined below). True and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect have been filed with the Securities and Exchange Commission (the “SEC”) and referenced as exhibits in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws. As used in this Agreement, the term “Company Material Adverse Effect” means any circumstance, effect, event, or change that, individually or in the aggregate (i) had, or is reasonably likely to have, a materially adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than resulting from any Excluded Matter or (ii) prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of the Company and its Subsidiaries to perform their obligations under this Agreement or to consummate the transactions contemplated hereby (the “Transactions”) in accordance with the terms hereof. As used in this Agreement, “Excluded Matter” means any one or more of the following: (a) changes in general economic conditions which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, (b) changes affecting the specific industry in which the Company and its Subsidiaries operate which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole relative to other industry participants, (c) changes caused by the taking of any action required by this Agreement or the failure to take any action prohibited by this Agreement, (d) the taking of any action by the Company that has been previously approved in writing by Parent and Merger Sub, (e) changes resulting from a modification after the date of this Agreement in accounting rules or procedures announced by the Financial Accounting Standards Board with respect to U.S. generally accepted accounting principles, (f) changes resulting from a breach of this Agreement by PLC, Parent or Merger Sub, (g) changes resulting from any modification in any Law applicable to the Company, (h) any failure of the Company to meet internal projections or analysts’ expectations for any financial period ending after the date of this Agreement (provided that the underlying causes of such failure shall not be excluded pursuant to this clause (h)) or (j) changes that are attributable to the loss of customers, suppliers or employees due to the fact that Parent is to acquire the Company as a result of the consummation of the transactions contemplated hereby.

3.02  Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, except for obtaining the Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Common Shares to approve and adopt this Agreement and to approve the Merger (the “Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Transactions. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such

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enforceability may be limited by bankruptcy, insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity.

(b) At a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present, the Company Board duly and unanimously adopted resolutions (i) declaring that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger, in accordance with the requirements of the DGCL, (iii) approving and adopting an amendment to that certain Stockholder Rights Agreement, dated as of October 26, 2001, between the Company and Mellon Investor Services, L.L.C., as rights agent (as amended, the ‘‘Rights Agreement”) to render the preferred stock purchase rights issued thereunder (the “Company Rights”) inapplicable to the Merger, this Agreement and the Transactions, and (iv) recommending that the stockholders of the Company approve and adopt this Agreement.

3.03  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing with or notification to, any domestic (federal, state or local) or foreign government or governmental, regulatory or administrative authority, agency, commission, board, bureau, court or instrumentality or arbitrator of any kind (“Governmental Authority”), other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the rules and regulations thereunder and (B) any required consent, approval, authorization, permit, filing or notification pursuant to applicable foreign merger control or competition laws and regulations, (iii) compliance with applicable requirements of the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”) and other applicable securities laws, whether federal, state or foreign, (iv) compliance with applicable requirements of Nasdaq, or (v) actions, filings or notice the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.04  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or equivalent organization documents of any Subsidiary of the Company, (b) assuming compliance with the matters referred to in Section 3.03, contravene, conflict with, or result in a violation or breach of any foreign or domestic (federal, state or local) law, statute, ordinance, rule, regulation, permit, license, injunction, writ, judgment, decree or order (each, a “Law” and, collectively, “Laws”) applicable to the Company or any of its Subsidiaries or by which any asset of the Company or any of its Subsidiaries is bound or affected, (c) conflict with, result in any breach, require any consent or action by another Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, amendment, cancellation, acceleration or require any payment under or other change of any right or obligation or the loss of any benefit to which the Company or any Subsidiary of the Company is entitled under any provision of any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement, whether oral or written (each, a “Contract” and, collectively, “Contracts”) applicable to the Company or any such Subsidiary or their respective properties or assets, or any permit affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any a lien, claim, security interest or other charge, title imperfection or encumbrance (each, a “Lien” and, collectively, ‘‘Liens”) on any asset of the Company or any Subsidiary of the Company with such exceptions, in the case of each of clauses (a), (b), (c) and (d) of this Section 3.04, as would not, individually or in the aggregate, have a Company Material Adverse Effect.

3.05  Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Shares and 1,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Preferred Stock”), 150,000 of which have been designated as Series D Junior Participating Preferred Stock and are reserved for issuance upon exercise of the Company Rights. As of the date of this Agreement, (i) 73,115,736 Common Shares were issued and outstanding, (ii) no shares of Preferred Stock were issued and outstanding, (iii) 14,402,193 Common Shares were

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reserved for issuance pursuant to the Stock Plans, of which 10,529,919 Common Shares are subject to outstanding Options, and (iv) no more than 2,113,118 Common Shares were reserved for issuance pursuant to options or other purchase rights then outstanding under the ESPP. Subject to Section 5.01(b), the Company has outstanding Cash-Pay Options pursuant to which an aggregate of 1,787,500 Common Shares are issuable and the weighted average exercise price for such Cash-Pay Options is $0.39. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b) Except, (x) as set forth in Section 3.05(a), (y) for the rights issued pursuant to the Rights Agreement, or (z) for changes since the date of this Agreement resulting from the exercise of Options outstanding on such date and disclosed on Section 3.05 of the Company Disclosure Schedule and any additional changes since the date of this Agreement resulting from the grant of Options in accordance with Section 5.01(b) or the exercise thereof, there are not now, and at the Effective Time there will not be, any outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, transfer or sell any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or other equity interests in, the Company or any Subsidiary of the Company, (iv) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, the Company, (v) voting trusts, proxies or other similar agreements or understandings to which the Company or any of its Subsidiaries is a party granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Company Board or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, (vi) contractual obligations or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of the Company or any of its Subsidiaries, or (vii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock of the Company. No capital stock of the Company is owned by any Subsidiary of the Company.

(c) (i) Section 3.05(c) of the Company Disclosure Schedule identifies, with respect to each Option outstanding as of the date of this Agreement, (A) the name of each holder of such Option, (B) the number of shares subject to such Option, (C) the exercise price of such Option, (D) the number of shares subject to such Option that are vested, (E) the vesting schedule of such Option and (F) the grant date of such Option; (ii) the Stock Plans set forth on Section 3.05(c) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted shares, restricted share units, stock appreciation rights, performance shares or other compensatory equity-based awards have been granted and remain outstanding or may be granted; (iii) all Options may, by their terms, be treated in accordance with Section 2.02(b); and (iv) no Options (other than the Options specifically listed on Section 3.05(c) of the Company Disclosure Schedule or granted in accordance with Section 5.01(b)) shall become vested or exercisable.

(d) With respect to the Options, (i) each grant of an Option was duly authorized no later than the date on which the grant of such Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required stockholder approval by the necessary number of votes or written consents, (ii) each such grant was made in accordance with the terms of the applicable Stock Plan, the Exchange Act and all other applicable Laws, including the Nasdaq Marketplace Rules, (iii) the per share exercise price of each Option was not, and will not be deemed to be, less than the fair market value of a Common Share on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with generally accepted accounting principles in the United States in the financial statements (including the related notes) of the Company and disclosed in the SEC Reports (as defined in Section 3.07(a)) in accordance with the Exchange Act and all other applicable Laws.

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3.06  Subsidiaries.

(a) Each Subsidiary of the Company is an organization duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Regulation S-K under the Exchange Act; provided however that the 10% threshold referred to in such definition shall be deemed to be 5% for the purposes of this Agreement) of the Company and their respective jurisdictions of organization are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008. Section 3.05 of the Company Disclosure Schedule sets forth for each Subsidiary of the Company: (i) its authorized capital stock or share capital; (ii) the number of issued and outstanding shares of capital stock or share capital; and (iii) the Company’s direct or indirect equity interest therein. Except for equity interest in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. No Subsidiary of the Company owns, directly or indirectly, any capital stock or other ownership interest in any Person, except for the capital stock and/or other ownership interest in another wholly-owned Subsidiary of the Company. The Company has heretofore made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and the bylaws (or equivalent organizational documents) of each Subsidiary of the Company in full force and effect as of the date hereof. No Subsidiary of the Company is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents).

(b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for such restrictions resulting from local applicable Laws. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (ii) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company, or (iii) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the capital stock of any of the Company’s Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, ownership, profit, voting or similar interest in or any interest convertible, exchangeable or exercisable for, any equity, profit, voting or similar interest in, any Person (other than a Subsidiary of the Company).

3.07  SEC Filings.

(a) The Company has timely filed with the SEC all documents (including exhibits and any amendments thereto) required by Law to be so filed by it since January 1, 2006. The Company has delivered, or otherwise made available through the Company’s filings with the SEC, to Parent (i) the Company’s annual reports on Form 10-K for its fiscal years ended December 31, 2008, 2007 and 2006, (ii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company since December 31, 2007, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2006 (the documents referred to in this Section 3.07, together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “SEC Reports”).

(b) As of its filing date, the SEC Reports complied, and each such SEC Report filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the Securities Act, the

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Exchange Act and the published rules and regulations of the SEC thereunder, as the case may be, each as in effect on its respective filing date.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SEC Report filed pursuant to the Securities Act did not, and each such SEC Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each SEC Report that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), did not, and each such SEC Report filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since August 14, 2002, was accompanied by the certifications required to be filed or submitted by the Company’s chief executive officer and/or chief financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. As of the date of this Agreement, no Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. None of the Company, any current executive officer of the Company or, to the Company’s knowledge, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the SEC Reports filed prior to the date of this Agreement.

3.08  Financial Statements; Internal Controls.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports (i) comply, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including Regulation S-X), (ii) have been prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). Except as set forth on Section 3.08(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries have any Indebtedness.

(b) The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in the United States, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No significant deficiency or material weakness was identified in management’s assessment of internal controls as of December 31, 2008 (nor has any such deficiency or weakness been identified between that date and the date of this Agreement).

(c) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Securities Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management or to other individuals responsible for preparing such reports as appropriate to allow

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timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d) The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(e) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Form 8-K. To the knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

(f) Except as set forth in Section 3.08(f) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is indebted to any director or officer of the Company or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees) and no such person is indebted to the Company or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

3.09  Disclosure Documents.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Transactions (the “Company Disclosure Documents”), including the proxy or information statement of the Company (the “Proxy Statement”) to be filed with the SEC for use in connection with the solicitation of proxies from the Company’s stockholders in connection with the adoption of this Agreement and the Company Stockholders Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

(b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Documents or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent specifically for use therein.

3.10  Absence of Certain Changes.

(a) Since December 31, 2008, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, (ii) there has not been any event, change, development or set of circumstances that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) through the date of this Agreement, there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 5.01.

(b) Since December 31, 2008, none of the Company and its Subsidiaries has engaged, except in the ordinary course of business consistent with past practice, in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with the intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of modifying the fiscal quarter during which collections of receivables or payments by the Company or any of its Subsidiaries occur such that such collections or payments occur during a fiscal quarter other than as would be expected based on past practice, or (iii) any other promotional sales or discount activity similar to that described in clauses (i) and (ii) above.

3.11  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or

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otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a) liabilities or obligations disclosed and provided for in the Company’s balance sheet as of December 31, 2008 (the “Company Balance Sheet”);

(b) normal or recurring liabilities incurred since December 31, 2008 in the ordinary course of business and in amounts consistent with past practice that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and

(c) liabilities or obligations expressly contemplated by this Agreement.

3.12  Litigation.

(a) There is no suit, claim, action, proceeding or investigation (“Proceeding”) pending or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the knowledge of the Company, its stockholders or representatives (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) at law or in equity, or before any Governmental Authority, arbitrator or arbitration panel. Neither the Company nor any of its Subsidiaries is subject to any order, writ, injunction or decree against the Company or any of its Subsidiaries or naming the Company or any of its Subsidiaries as a party or, to the knowledge of the Company, by which any of the employees or representatives of the Company or any of its Subsidiaries is prohibited or restricted from engaging in or otherwise conducting the business of the Company or any of its Subsidiaries as presently conducted.

(b) To the knowledge of the Company, there is no investigation or review by any Governmental Authority or self-regulatory authority with respect to the Company or any of its Subsidiaries (excluding investigations and reviews of Proprietary Rights applications by the intellectual property offices of a Governmental Authority) or any of their respective employees (insofar as any such investigation or review relates to their activities with the Company or any of its Subsidiaries) pending or threatened, nor has any Governmental Authority or self-regulatory authority indicated to the Company or any of its Subsidiaries in writing or, to the knowledge of the Company, verbally, an intention to conduct the same.

3.13  Compliance with Law.

(a) The Company and its Subsidiaries and their businesses and operations are and, since January 1, 2006 have been, in compliance with all Laws applicable to the Company or such Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2006 (i) of any administrative or civil, or criminal investigation or audit (other than Tax audits) by any Governmental Authority relating to the Company or any of its Subsidiaries or any of their respective properties or assets, or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries is not in compliance with any Law or Order.

(b) Each of the Company and its Subsidiaries has in effect all material permits necessary for it to own, lease or otherwise hold and to operate its real properties and tangible assets and to carry on its businesses and operations as now conducted. Since January 1, 2006, there have occurred no material defaults (with or without notice or lapse of time or both) under, violations of, or events giving to others any right of termination, amendment or cancellation, with or without notice or lapse of time or both, of, any such permit. The Transactions would not reasonably be expected to cause the revocation or cancellation (with or without notice or lapse of time or both) of any such permit.

3.14  Contracts.

(a) Neither the Company nor any of its Subsidiaries is a party to any of the following types of Contracts (each such Contract and each Contract disclosed on the Company Disclosure Schedule being referred to in this Agreement as a “Material Contract”):

(i) Contract required to be filed by the Company with the SEC pursuant to Item 601 of Regulation S-K under the Securities Act;

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(ii) Contract (A) that involves performance of services or delivery of goods, materials, supplies or equipment or developmental commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, in either case providing for an annual payment by the Company of $100,000 or more or (B) between the Company and any distributor or reseller of the products of the Company or any of its Subsidiaries that holds inventory of the products of the Company or any of its Subsidiaries (“Product Inventory”) whose aggregate value, as of December 31, 2008, exceeded $100,000, pursuant to which the Company or any of its Subsidiaries may be required to repurchase Product Inventory upon the termination of such Contract;

(iii) Contract that contains any exclusivity provisions restricting the Company or any of its affiliates or limits the freedom of the Company or any of its affiliates to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any of its affiliates after the Closing Date;

(iv) lease or sublease (whether of real or personal property) to which the Company or any of its Subsidiaries is party as either lessor or lessee, providing for either (i) annual payments of $100,000 or more or (ii) aggregate payments after the date hereof of $100,000 or more;

(v) Contract relating in whole or in part to the use, exploitation or practice of any Proprietary Right by the Company or any of its Subsidiaries (including any license or other Contract under which the Company or any of its Subsidiaries is licensee or licensor of any such Proprietary Right (other than Contracts providing for annual payments of less than $300,000 and Contracts licensing off the shelf software with a total replacement cost of less than $100,000);

(vi) Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset);

(vii) Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than investments in marketable securities in the ordinary course of business consistent with past practices);

(viii) Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(ix) Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practices;

(x) partnership, joint venture or other similar Contract or arrangement; or

(xi) employee collective bargaining agreement or other Contract with any labor union or employment Contract (other than for employment at-will or similar arrangements).

(b) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in violation of or in default under (nor does there exist any condition, and no event or circumstances have occurred, which upon the passage of time or the giving of notice would cause such a violation of or default under) in any material respect in any Material Contract. Each Material Contract is a valid and binding agreement of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, any other party thereto, and is in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Laws affecting creditors’ rights generally and by general principles of equity.

3.15  Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance in all material respects with all

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applicable Laws (taking into account any extension of time which has been granted within which to file), and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due or where Taxes are being contested in good faith, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with generally accepted accounting principles in the United States an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The U.S. federal and state income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

(e) No federal, state, local or foreign audits, examinations, investigations or other Proceedings are pending or, to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or its Subsidiaries.

(f) There is currently no effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes with respect to the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(h) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(i) Except as set forth in Section 3.15(i) of the Company Disclosure Schedule, there is no Contract or other arrangement, plan or agreement by or with the Company or any of its subsidiaries covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or any of its subsidiaries that would not be deductible by the Company or such subsidiary by reason of Sections 280G or 162(m) of the Code (or any corresponding provision of state, local or foreign law).

(j) ‘‘Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of a Person or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of a Person or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a Person or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreements or arrangements pertaining to the sale or lease of assets of the Company or any of its Subsidiaries).

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3.16  Employee Benefit Plans.

(a) Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule, there exist no employment, consulting, severance, retention, termination or change-of-control agreements, arrangements or understandings between the Company or any of its Subsidiaries and any individual current or former employee, independent contractor, officer or director (or any dependent, beneficiary or relative of any of the foregoing) of the Company or any of its Subsidiaries (collectively, the “Employees”) with respect to which the annual cash, noncontingent payments thereunder exceed $150,000 or where the contingent and noncontingent annual compensation is reasonably likely to exceed $200,000.

(b) ‘‘Benefit Plans” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which (i) are maintained, administered or contributed to by the Company or any affiliate of the Company as of the date of this Agreement and covers any Employees, or (ii) with respect to which the Company or any of its Subsidiaries has any liability. With respect to Benefit Plans, programs, and other arrangements providing incentive compensation or other benefits similar to those provided under any Benefit Plans to any Employee, which plan, program or arrangement is subject to the laws of any jurisdiction outside the United States (“Foreign Plans”), (A) to the knowledge of the Company, the Foreign Plans have been maintained in all material respects in accordance with all applicable Laws, (B) if intended to qualify for special Tax treatment, the Foreign Plans meet all requirements for such treatment, (C) if intended to be funded and/or book-reserved, the Foreign Plans are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions, and (D) no liability which could be material to the Company and its Subsidiaries taken as a whole exists or reasonably could be imposed upon the assets of the Company or any of its Subsidiaries by reason of such Foreign Plans, other than to the extent reflected on the Company Balance Sheet.

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, has in the past sponsored, maintained or contributed to, or otherwise has any liability with respect to (i) any Benefit Plan subject to Title IV of ERISA, (ii) any non-U.S. defined benefit plan, or (iii) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(d) Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination, from the Internal Revenue Service, and the Company is not aware of any facts that would result in revocation of any such determination letter. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Benefit Plan. Each Benefit Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Benefit Plan. The Company has no knowledge of the occurrence of any events with respect to any Benefit Plan that could result in payment or assessment by or against the Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) Except as disclosed in Section 3.16(e) of the Company Disclosure Schedule, the consummation of the Transactions will not (either alone or together with any other event) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any agreement, any Benefit Plan or other employee plan.

(f) Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for Employees of the Company or any of its Subsidiaries except as required to avoid excise Tax under Section 4980B of the Code. All contributions, premiums and other payments that

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are due have been paid with respect to each Benefit Plan. Except as disclosed in Section 3.16(f) of the Company Disclosure Schedule, no unfunded liabilities with respect to any Benefit Plans exist.

(g) There is no Proceeding pending against or involving (and, to the knowledge of the Company, there is no audit or investigation pending or threatened, and there is no Proceeding threatened, against or involving), any Benefit Plan or any fiduciary thereof with respect to their duties under the Benefit Plan or the assets of any of the trusts thereunder, before any court or arbitrator or any Governmental Authority.

(h) The Company has identified in Section 3.16(h) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (i) all Benefit Plans, (ii) all severance plans and agreements and employment agreements with or relating to directors or executive officers of the Company or any of its Subsidiaries, and (iii) all plans, programs, agreements and other arrangements of the Company and each of its Subsidiaries with or relating to its Employees which contain change in control provisions. Section 3.16(h) of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration of any kind or nature which is or may become payable to any Employee, in whole or in part, by reason of the execution and delivery of this Agreement or the consummation of the Transactions (the ‘‘Change of Control Payments”).

3.17  Labor and Employment Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreements or understandings with any labor unions or labor organizations. There is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries, or (iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to such employees, and during the last three years there has not been any such action.

(b) Since January 1, 2006, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of the Company or its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign applicable Law or regulation which is similar to the WARN Act.

3.18  Insurance Policies.

(a) Section 3.18(a) of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”). All of the Insurance Policies or renewals thereof are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds. The Company does not have any knowledge of any threatened termination of, cancellation of, or material premium increase with respect to any Insurance Policy.

(b) Section 3.18(b) of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries which is pending as of the date of this Agreement.

3.19  Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) no notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, no Proceeding is pending and, to the knowledge of the Company, no investigation or review is pending or threatened and no Proceeding is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law;

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(ii) the Company and its Subsidiaries are and have been in material compliance with all Environmental Laws and all permits required by Environmental Laws;

(iii) there has been no release by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Law, of any hazardous substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries; and

(iv) there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law, and, to the knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability.

(v) ‘‘Environmental Laws” shall mean all federal, state, local and foreign (including without limitation United Kingdom and European Union) statutes, regulations, ordinances and other requirements having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, as the foregoing are enacted or in effect, on or prior to the Closing Date.

(b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries since January 1, 2006 that has not been delivered to Parent at least five business days prior to the date hereof.

(c) For purposes of Section 3.19(b), the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

3.20  Intellectual Property.

(a) Schedule 3.20(a) attached hereto sets forth a complete and correct list, including, to the extent applicable, the current status of such registration or application and the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed, of: (i) all patented or registered Proprietary Rights owned by the Company or its Subsidiaries, including, without limitation, Internet domain name registrations; (ii) all pending patent applications or other applications for registration of Proprietary Rights owned by the Company or its Subsidiaries and (iii) all trade names and corporate names used by the Company or its Subsidiaries. “Proprietary Rights” means all intellectual property and proprietary rights throughout the world including (i) patents, patent applications and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, Internet domain names and other indicia of source, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) trade secrets and confidential information (including inventions, know-how, research and development information, technical data, financial, business and marketing plans, and customer and supplier lists and related information); and (v) computer software and software systems (including data, source code and object code, databases and related documentation).

(b) Schedule 3.20(b) attached hereto sets forth a complete and correct list of: (i) technology used in the operations of the Company or any of its Subsidiaries (“IT Software”) for which the Company or its Subsidiaries paid more than $100,000 in the aggregate in license fees or pays more than $50,000 in annual support fees; (ii) all other licenses or similar agreements or arrangements, in effect as of the date hereof, in which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries is authorized to use any Person’s intellectual property, which (A) is incorporated in, embedded in, or forms a part of any product or service manufactured, distributed, provided, or sold by or for the Company or any of its Subsidiaries or is otherwise bundled, redistributed or sublicensed by the Company or any of its Subsidiaries, other than commercial off-the-shelf software (“Third Party IP”) or (B) is used (or currently proposed to be used) by the Company or any of its Subsidiaries in, and is material to, the business of the Company as currently conducted, other than commercial off-the-shelf software; (iii) other than customer contracts entered into in the ordinary course of business, all licenses or similar agreements or arrangements in which the Company or any of its Subsidiaries is a licensor of Proprietary Rights, including, without limitation, reseller agreements; and (iv) all other agreements or similar arrangements, in

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effect as of the date hereof, relating to the use of Proprietary Rights by the Company or any of its Subsidiaries, other than commercial off-the-shelf software.

(c) The Company or its Subsidiaries exclusively own, free and clear of any and all Liens (other than non-exclusive licenses granted in the ordinary course) all of the Proprietary Rights set forth in Schedule 3.20(a), have a valid right to use pursuant to the agreements set forth in Schedule 3.20(b) or otherwise own and possess all right, title and interest in and to all other Proprietary Rights that are, to the Company’s knowledge, necessary for the operation of Company’s and its Subsidiaries’ businesses (collectively, the ‘‘Company Proprietary Rights”). Neither the Company nor any of its Subsidiaries has received any notice or claim challenging the Company’s ownership of or use of any of the Company Proprietary Rights, or challenging the effectiveness or enforceability of any licenses of Proprietary Rights to the Company or any of its Subsidiaries, nor to the knowledge of the Company is there a reasonable basis for any claim that the Company does not so own or is not so licensed any such Proprietary Right.

(d) Each of the Company and its Subsidiaries has taken reasonable steps in accordance with standard industry practices to protect its rights in Company Proprietary Rights and to maintain the confidentiality of all information that constitutes or constituted a trade secret of the Company or any of its Subsidiaries. All current and former employees, consultants and contractors of the Company or any of its Subsidiaries who have made contributions to the development of any Company products or have conceived, developed or reduced to practice any Company Proprietary Rights have executed and delivered proprietary information, confidentiality, assignment or consulting agreements, as applicable, substantially in the Company’s standard forms (copies of which have been made available to Parent), except where the failure to obtain such agreements does not have a Company Material Adverse Effect. None of the Company’s trade secrets have been disclosed to any Person, other than pursuant to an adequate form of written confidentiality agreement, except where the failure to obtain such agreement does not have a Company Material Adverse Effect on the protection of such trade secrets.

(e) All Company Proprietary Rights, where registered, are subsisting and, to the knowledge of the Company, valid and enforceable, and neither the Company nor any of its Subsidiaries has received any notice or claim challenging the validity or enforceability of any Company Proprietary Rights or alleging any misuse of such Company Proprietary Rights, except for office actions in the ordinary course of prosecution.

(f) To its knowledge, neither the Company nor any of its Subsidiaries is a party to any suit, action or proceeding which involves a claim of infringement, unauthorized use, misappropriation, disclosure or violation of any Proprietary Rights used or owned by any Person against the Company or its Subsidiaries, or challenging the ownership, use, validity or enforceability of any Proprietary Rights owned or used by the Company or its Subsidiaries (excluding actions of the relevant jurisdiction’s patent and trademark office or other governmental intellectual property office) set forth in Section 3.20(f) of the Company Disclosure Schedule.

(g) Neither the Company nor any of its Subsidiaries, nor any third party licensor of all or either of them is in material violation of any license, sublicense or agreement described in Section 3.20(a) or (b) of the Company Disclosure Schedule. Except as otherwise described in Section 3.20(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions will not (i) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (ii) result in the termination or modification of any such license, sublicense or agreement, or entitle any other party to terminate or modify such license, sublicense or agreement, (iii) entitle any Person to claim any right to use or practice under any Surviving Corporation’s, Parent’s or any of their respective affiliates’ Proprietary Rights or (iv) materially alter, encumber or impair any Company Proprietary Rights.

(h) Neither the operation of the Company’s (nor any of its Subsidiaries’) business as currently conducted, nor any activity of the Company (nor any of its Subsidiaries), conflicts with, infringes or misappropriates the Proprietary Rights (excluding Patents) of any other Person, and to the knowledge of the Company (without any duty to perform patent searches), any Patents owned by any other Person in any jurisdiction where the Company (or any of its Subsidiaries) currently conducts business. Except as specifically identified in Section 3.20(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Proprietary Rights of any other Person is or may be occurring or has or may have occurred, as a consequence of the

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business activities of the Company or any of its Subsidiaries (including, but not limited to, its use of Third Party IP), nor to the knowledge of the Company, is there a reasonable basis therefor.

(i) To the knowledge of the Company and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there is no infringement, violation, disclosure or misappropriation by any third party of any of the Proprietary Rights owned by the Company or its Subsidiaries or used by the Company or its Subsidiaries in the operation of the Company’s business and (ii) there is no infringement, violation, disclosure or misappropriation by any Person of any Third Party IP.

(j) Neither the Company nor its Subsidiaries have granted nor are any of them obligated to grant a license to any source code that is incorporated in compiled, binary form in or otherwise forms a part of any product manufactured, distributed and sold by or for the Company or any of its Subsidiaries, other than in connection with any software escrow arrangement entered into between the Company and its customers in the ordinary course of business, pursuant to a written agreement substantially similar to the Company’s standard form of software escrow agreement previously furnished to Parent. None of the software whose Proprietary Rights are owned or exclusively licensed by the Company or its Subsidiaries or that is incorporated in, is, or forms a part of any product manufactured, distributed, or sold by or for the Company or any of its Subsidiaries is subject to any obligation (whether under any “open source” license agreement or otherwise) that it be licensed and/or made available in source code form to any Person and the software products of the Company (“Company Software”) do not contain any open source software and the sale or licensing of the Company Software in the ordinary course of business is not governed, in whole or in part, by the terms of the GNU General Public License or any other open source license requiring, as a condition of the license, that the Company license or disclose the source code of any of the Company Software.

(k) To the knowledge of the Company, (i) except for ordinary course software bugs and errors typical for software of the type distributed by Company, there are no defects in any of the Company’s products that would prevent them from performing substantially in accordance with their user specifications and (ii) the Company’s products are free from viruses, worms, and Trojan horses, excluding key registration and activation mechanisms and self-help mechanisms.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company has not been in violation of, and is in compliance with, the Export Administration Act.

3.21  Properties.

(a) The Company and each of its Subsidiaries has good and marketable fee title to, or valid leasehold interests in, all of their tangible properties and tangible assets which are reflected on the Company Balance Sheet, or which are, individually or in the aggregate, material to the business or financial condition of the Company. All such assets and properties, other than assets and properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b) Neither the Company nor any of its Subsidiaries owns any real property. Section 3.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property leased by the Company or any of its Subsidiaries involving annual rental payments in excess of $100,000.

(c) The Company or its Subsidiaries, as applicable, holds all rights, title and interest of the tenant to all real property leased by the Company or its Subsidiaries, free and clear of any encumbrances created by the Company against its leasehold interest (except Permitted Liens). Each lease relating to such leased real property has been duly authorized and executed by the Company or such Subsidiary, as applicable, and is in full force and effect, and neither the Company nor any of its Subsidiaries is in any material default under any of said leases nor, to the knowledge of the Company, is any other party to such leases in material default.

(d) All tangible assets owned or leased by the Company or its Subsidiaries have been maintained in all material respects in accordance with generally accepted industry practice, are in all material respects in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

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3.22  Interested Party Transactions; Minutes.

(a) Neither the Company nor any of its Subsidiaries, on the one hand, is a party to any transaction or agreement with any affiliate, stockholder that beneficially owns 5% or more of the Company’s outstanding common stock, or director or executive officer of the Company or any of its Subsidiaries, on the other hand, other than as specifically disclosed in Section 3.22(a) of the Company Disclosure Schedule; and

(b) no event has occurred since the date of the Company’s last proxy statement to its stockholders that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(c) The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board held since January 1, 2006; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

3.23  Certain Business Practices.

(a) Neither the Company nor any of its Subsidiaries nor (to the knowledge of the Company) any director, officer, agent or employee of the Company or any of its Subsidiaries (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of the Company or any of its Subsidiaries, (ii) made any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of the Company or any of its Subsidiaries, (iii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, or (v) made any other unlawful payment.

(b) Each of the Company and its Subsidiaries has conducted its business in compliance with Title 31, Chapter V of the Code of Federal Regulations.

3.24  Finders’ Fees.  Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

3.25  Opinion of Financial Advisor.  The Company Board has received the opinion of J.P. Morgan Securities Inc., (the “Financial Advisor”), to the effect that, as of the date of this Agreement, and based upon and subject to the qualifications and assumptions set forth therein, the consideration to be received by the holders of Common Shares in the Merger is fair from a financial point of view to such holders, a written copy of which opinion has been delivered to Parent for informational purposes only.

3.26  Antitakeover Statutes; Company Rights Agreement.

(a) The Company and the Company Board have taken all action necessary to approve the Merger, this Agreement and the Transactions for the purposes of Section 203 of DGCL, and, accordingly, assuming the facts set forth in Section 4.07, neither the restrictions set forth in Section 203 nor the provisions of any other antitakeover or similar statute or regulation apply or purport to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to the Merger, this Agreement and the Transactions.

(b) The Company has taken all action necessary (i) to render the Company Rights inapplicable to the Merger, this Agreement and the Transactions, and (ii) ensure that (A) neither PLC, Parent, Merger Sub nor any of their affiliates will become an “Acquiring Person” (as such term is defined in the Rights Agreement), (B) none of a “Distribution Date”, “Stock Acquisition Date” or a “Triggering Event” (each as defined in the Rights Agreement) shall occur, and (C) the Company Rights will not separate from the Common Shares, in each case, by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger, this Agreement or the Transactions.

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3.27  Disclosure Documents.

(a) The information with respect to the Company and its affiliates which the Company or its affiliates furnish to PLC or its subsidiaries in writing specifically for use in any Parent Disclosure Documents will, to the knowledge of the Company and its affiliates, having taken all reasonable care to ensure that such is the case, be in accordance with the facts and contain no omission likely to affect its import (i) in the case of the Circular or Prospectus, as supplemented or amended, if applicable, at the time such Circular or Prospectus or any amendment or supplement thereto is first distributed or disseminated to shareholders of PLC and at the time such shareholders vote on adoption of this Agreement and the consummation of the Merger and at the Effective Time, and (ii) in the case of any Parent Disclosure Document other than the Circular or Prospectus, at the time of the filing of such Parent Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF MERGER SUB, PLC AND PARENT

Each of Merger Sub, PLC and Parent represents and warrants that:

4.01  Corporate Existence and Power.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the Delaware, and PLC is a corporation duly incorporated, validly existing and in good standing under the laws of England and Wales. PLC owns all of the issued and outstanding shares of Parent capital stock, free and clear of any Lien. Each of Parent and Merger Sub is duly qualified to do business as a foreign corporation and each of Parent, Merger Sub and PLC is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. As used in this Agreement, the term “Purchaser Material Adverse Effect” means any circumstance, effect, event, or change that, individually or in the aggregate prevents or materially delays, or is reasonably likely to prevent or materially delay, the ability of any of Parent, PLC, Merger Sub and their respective Subsidiaries to perform their obligations under this Agreement or to consummate the Transactions in accordance with the terms hereof.

4.02  Corporate Authorization.  Parent and PLC each have all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform their respective obligations hereunder and thereunder and to consummate the Merger and the Transactions. The execution, delivery and performance by Parent and PLC of this Agreement and the consummation by Parent and PLC of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and PLC and no other corporate proceedings on the part of Parent or PLC are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, a resolution of the shareholders of PLC (the “PLC Approval”), duly passed at a general meeting (or an adjournment of that meeting) approving the entering into by Parent and Merger Sub of this Agreement and the consummation of the Merger for the purposes of LR 10.6.1R of the Listing Rules published by the United Kingdom Financial Services Authority (the “Listing Rules”) requiring PLC to prepare and publish a circular (the “Circular”) and prospectus (the “Prospectus”) approved by the United Kingdom Listing Authority pursuant to LR2.2.10R and LR13.2.1R of the Listing Rules). The Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement to perform its obligations hereunder and thereunder and to consummate the Merger and the Transactions. The execution, delivery and performance of this Agreement by the Merger Sub and the consummation by the Merger Sub of the Merger and the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the Parent as the holder of a majority of the then outstanding shares of Merger Sub Common Stock and the filing of appropriate merger documents as required by the DGCL). The board of directors of Merger Sub has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to Parent that it vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by PLC, Parent and the Merger Sub and constitutes the legal, valid and binding obligation of each of PLC, Parent and Merger Sub, enforceable against each of PLC, Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy,

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insolvency, moratorium and other similar applicable Laws affecting creditors’ rights generally and by general principles of equity. Since incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Parent owns all of the issued and outstanding shares of Merger Sub capital stock, free and clear of any Lien.

4.03  Governmental Authorization.  Assuming compliance with the matters referred to in Section 4.02, the execution, delivery and performance by PLC, Parent and Merger Sub of this Agreement and the consummation by PLC, Parent and Merger Sub of the Transactions require no action by, or filing with, any Governmental Authority, other than (i) the filing of the Merger Certificate with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with applicable requirements of (A) the HSR Act and (B) any foreign merger control or competition laws and regulations, (iii) the approval of the Circular and Prospectus by the United Kingdom Listing Authority and compliance with all applicable Listing Rules and Prospectus Rules published by the United Kingdom Financial Services Authority, (iv) the filing of the Prospectus with the Registrar of Companies in the United Kingdom, and (v) any other actions or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

4.04  Non-contravention.  The execution, delivery and performance by PLC, Parent and Merger Sub of this Agreement and the consummation by PLC, Parent and Merger Sub of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent, the certificate of incorporation or bylaws of Merger Sub or memorandum and articles of association of PLC, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with matters referred to in Section 4.02 require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which PLC, Parent or any of its Subsidiaries is entitled under, any provision of any agreement or other instrument binding upon PLC, Parent or Merger Sub, with such exceptions, as would not reasonably be expected to have a Purchaser Material Adverse Effect.

4.05  Disclosure Documents.

(a) The information with respect to PLC, Parent and any of their respective Subsidiaries that PLC or Parent furnishes to the Company in writing specifically for use in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b) Each document required to be filed by PLC for approval by United Kingdom Listing Authority or required to be distributed or otherwise disseminated to the PLC shareholders in connection with the Transactions (the ‘‘Parent Disclosure Documents”), including the Prospectus and Circular and any amendments or supplements thereto, when distributed or disseminated, as applicable, will comply as to form and substance in all material respects with the applicable requirements of the Listing Rules and all applicable Laws.

(c) The Circular, Prospectus and any other Parent Disclosure Documents, as supplemented or amended, if applicable, at the time such Circular, Prospectus or any amendment or supplement thereto is first distributed or disseminated to shareholders of PLC, at the time such shareholders vote on approving the entering into by Parent and Merger Sub of this Agreement and the consummation of the Merger and at the Effective Time, will, to the knowledge of PLC having taken all reasonable care to ensure that such is the case, not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.05(c) will not apply to statements or omissions included in the Circular or Prospectus or

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other Parent Disclosure Document relating to the Company or its affiliates or which are based upon information furnished to PLC in writing by the Company or its affiliates specifically for use therein.

4.06  Financing.   PLC has provided to the Company a true and correct copy (redacted with respect to confidential information relating to Parent, any of its affiliates or any of their respective operations, transactions or plans) of the $175,000,000 Credit Facility Agreement, dated as of the date hereof (the ‘‘Credit Agreement”) among PLC, the lenders party thereto (the ‘‘Lenders”) and the other parties named therein pursuant to which the Lenders have agreed to make available the credit facilities as described therein (the “Financing”), which Financing, after giving effect to all contemplated uses thereof by the Parent and PLC, is sufficient to enable the Parent and PLC to pay the Merger Consideration in full. As of the date hereof: (a) the Credit Agreement is in full force and effect and all terms and conditions relating to the Financing, including all conditions precedent and other contingencies relating to the Financing, are set forth in the Credit Agreement, (b) there is no “default” or “event of default” (however defined) existing under the Credit Agreement, (c) to PLC’s knowledge no event has occurred and exists which would prevent the satisfaction of the conditions to the Financing at the Effective Time and (d) PLC has no knowledge of any facts or circumstances that would result in any of the conditions to the Financing not being satisfied.

4.07  Not Interested Stockholder.  From the date that is three years prior to the date of this Agreement, none of PLC, Parent or Merger Sub, or any of their respective affiliates and Associates (as such terms are defined in Section 203 of the DGCL), is or has been an Interested Stockholder of the Company for purposes of Section 203 of the DGCL.

4.08  Brokers.  Except for Arma Partners LLP, no broker, finder, financial adviser or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by, or on behalf of, PLC or any of its subsidiaries.

4.09  Working Capital as of the Date Hereof.  PLC is of the belief, on the basis that the information provided by the Company and its representatives to PLC and its representatives to date concerning the Company and its Subsidiaries and their respective working capital positions accurately represents the position as at the date hereof, that the working capital available to PLC and its Subsidiaries (as enlarged by the Transactions) would be sufficient for their present requirements were the Transactions to be completed as of the date hereof.

ARTICLE 5

COVENANTS

5.01  Conduct of Business of the Company.

Except for matters expressly required, permitted or contemplated by this Agreement, set forth in Section 5.01 of the Company Disclosure Schedule, or as otherwise consented to in advance in writing by Parent, from the date of this Agreement to the Effective Time, the Company shall use reasonable best efforts to, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, maintain in effect all of its permits necessary to conduct its business in the ordinary course consistent with past practice and (i) preserve intact its material assets, material Proprietary Rights and current business organization, (ii) keep available the services of its directors, officers and key employees, or (iii) preserve its relationships with its customers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with it with the objective of preserving unimpaired their goodwill and ongoing business. In addition, without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement or set forth in Section 5.01 of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent;

(a)(i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution

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for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, repurchase, redeem or otherwise acquire any capital stock of the Company or capital stock of the Subsidiaries of the Company (including, without limitation, securities exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, capital stock or other equity interests of the Company or any of its Subsidiaries), other than pursuant to currently existing Contracts providing for the repurchase of the Company’s capital stock upon the departure or termination of an employee, (v) amend any term of any capital stock of the Company or of its Subsidiaries (in each case, whether by merger, consolidation or otherwise), or (vi) sell, transfer or pledge, or agree to sell, transfer or pledge, any equity interest owned by the Company in any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any of its Subsidiaries;

(b) authorize for issuance, issue, deliver, sell, grant, pledge, transfer, or agree or commit to issue, sell or deliver or otherwise encumber or dispose of or subject to any Lien (whether through the issuance or granting of options, commitments, subscriptions, rights to purchase or otherwise), any shares of the Company’s capital stock or the capital stock of any of its Subsidiaries, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights or phantom interests), other than (i) the issuance and delivery of Common Shares upon the exercise of Options that are outstanding on the date of this Agreement or (ii) the grant in the ordinary course of business to newly hired employees after the date hereof of up to 25,000 Options pursuant to the Company’s Option grant guidelines (provided, that in each case the Company shall within one business day following any such grant inform Parent in writing as to the amount of Options granted and the strike price therefore);

(c) amend change its certificate of incorporation, bylaws or comparable organizational documents (whether by merger, consolidation or otherwise);

(d) make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $500,000 per calendar quarter; provided, that in no event shall any particular capital expenditure (or group of related capital expenditures) be in excess of $100,000 without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed);

(e) acquire (i) any material amount of stock or assets of any other Person (in connection with a purchase of such Person’s business whether in whole or in part), whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise or (ii) any other material assets (other than assets acquired in the ordinary course of business for amounts that are consistent with past practice);

(f) (i) establish or acquire any Subsidiary other than wholly-owned Subsidiaries or Subsidiaries organized outside of the United States and its territorial possessions or (ii) amend, modify or waive any term of any outstanding security of the Company or any of its Subsidiaries, except in connection with terminating the Options, the Stock Plans and the ESPP;

(g) pledge, transfer, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any material Subsidiary of the Company or any of the assets or properties of the Company or any of its material Subsidiaries, except for (i) immaterial properties or assets (or immaterial portions of properties or assets) or (ii) pursuant to existing contracts or commitments for inventory in the ordinary course of business consistent with past practice;

(h) (i) grant to any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company any increase in any manner in compensation or benefits, or pay any bonus thereto except bonuses granted in the ordinary course consistent with past practice in accordance with, and paid on the terms and conditions of, existing bonus plans, policies or agreements listed on Section 5.01(h)(i) of the Company Disclosure Schedule, (ii) terminate any employee other than in the ordinary course of business or grant or pay to any current or former director, officer, employee or consultant of the Company or any Subsidiary of the Company any severance or termination pay or benefits or any increase in severance, change of control or termination pay or benefits, except in connection with actual termination in the ordinary course of any such Person to the extent required under applicable Law or existing plans, policies, agreements or arrangements listed on Schedule 5.01(h)(ii) of the Company Disclosure Schedule, (iii) establish, adopt, enter into or amend any Benefit Plan or other employee benefit plan or

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any agreement, arrangement, plan or policy for the benefit of any current or former director, officer or employee in existence on the date hereof (other than entering into offer letters that contemplate “at will” employment without severance benefits or as otherwise permissible under this Section 5.01) or collective bargaining agreement, (iv) take any action to accelerate any rights or benefits or take any action to fund or in any other way secure the payment of compensation or benefits under any Benefit Plan or (v) make any Person a beneficiary of any retention or severance plan under which such Person is not, as of the date of this Agreement, a beneficiary which would entitle such Person to payments, vesting, acceleration, or any other right as a consequence of consummation of the Transactions and/or termination of employment;

(i) hire, elect or retain any officer, except for prospective employees who have been provided offer letters made available to Parent prior to the date of this Agreement as described in Schedule 5.01(i) of the Company Disclosure Schedule; provided that consent with respect to this Section 5.01(i) shall not be unreasonably withheld or delayed;

(j) enter into, amend, modify or supplement any agreement, transaction, commitment or arrangement with any current or former officer, director, employee or other affiliate of the Company or any of its Subsidiaries (or any affiliate of any of the foregoing) other than as contemplated by this Agreement, including any existing employment, consulting, severance, termination, change-of-control or indemnification agreement with any current or former director, officer or employee of the Company;

(k) revalue in any material respect any of its assets (including, without limitation, writing down or writing off any of its material assets, including any Proprietary Rights and any notes or accounts receivable in any material manner, or making any material change in any method of accounting or accounting principles, practices or procedures, except for any such change required by generally accepted accounting principles in the United States or applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor));

(l)(i) assume, purchase, repurchase, prepay or incur any Indebtedness, including by way of a guarantee, issuance or sale of debt securities or any merger, business combination or other acquisition, (ii) issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (iii) guarantee any debt securities of others or enter into any “keep well” or other agreement to maintain any financial statement or similar condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (iv) create any Lien on any material asset of the Company or any of the Subsidiaries of the Company, (v) make or forgive any loans, advances or capital contributions to, guarantees for the benefit of, or investments in, any other Person, other than to the Company or any of its wholly owned Subsidiaries; or (iv) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for the obligations of the Subsidiaries of the Company permitted under this Agreement;

(m) make or change any Tax election, settle or compromise any material Tax claim, audit or assessment, change any annual Tax accounting period, adopt or change any method of Tax accounting policies, practices and procedures used by the Company and its Subsidiaries as of the date hereof, amend in any material respect any Tax Returns or file claims for material Tax refunds, enter into any closing agreement, settle or compromise any material Tax liability, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(n) adopt or put into effect a plan or agreement of, or resolutions providing for or authorizing, any complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its material Subsidiaries, other than any transaction specifically contemplated by this Agreement;

(o) enter into or materially amend, modify or supplement any transaction, commitment or Contract outside the ordinary course of business, or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Contract or otherwise);

(p) renegotiate or enter into any new license, agreement or arrangement relating to any Proprietary Rights, except for customer contracts entered into in the ordinary course of business,

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(q)(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in any individual case, other than claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries or (ii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(r) except as expressly set forth on Section 5.01(r) of the Company Disclosure Schedule, institute, settle, or agree to settle any material pending or threatened suit, action, claim or litigation, before any arbitrator, court or other Governmental Authority (for the avoidance of doubt, any settlement or Claim, consent decree which involves a conduct remedy or injunctive, equitable or similar relief or has a restrictive impact on business or involves payments in excess of $100,000 in the aggregate shall be deemed to be material);

(s) agree to (i) any exclusivity provision or covenant of the Company or any of its Subsidiaries not to compete with the business of any other Person, or (ii) any other covenant of the Company or any of its Subsidiaries restricting in any material respect the development, manufacture, marketing or distribution of the products or services of the Company or any of its Subsidiaries or otherwise limiting in any material respect the freedom of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any material assets or that would so limit the freedom of Parent or any of its affiliates in any material respect after the consummation of the transactions contemplated hereby;

(t) enter into any new line of business;

(u) other than as expressly permitted by Section 5.10, take any action for the purpose of preventing, delaying or impeding the consummation of the Merger or the other transactions contemplated by this Agreement;

(v) take any action that would, or is reasonably likely to, make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any material respect at, or as of any time before, the Effective Time, or take any action that would, or is reasonably likely to, result in, or omit to take any action necessary to prevent, any of the conditions to the Merger set forth in Article 6 not being satisfied;

(w) authorize, resolve, commit or agree to take any of the foregoing actions.

The Company and its Subsidiaries shall:

(x)(i) maintain in all material respects any real property to which the Company and any of its material Subsidiaries have ownership or a leasehold interest (including, without limitation, the furniture, fixtures, equipment and systems therein) in its current condition, subject to reasonable wear and tear and subject to any casualty or condemnation, (ii) timely pay all Taxes, water and sewage rents, assessments and insurance premiums affecting such real property and (iii) timely comply in all material respects with the terms and provisions of all leases, contracts and agreements relating to such real property and the use and operation thereof; and

(y)(i) comply with their obligations under the Material Contracts as such obligations become due, (ii) continue in force insurance covering risks of such types and in such amounts as are consistent with the Company’s past practices and (iii) not permit any insurance policy naming it as beneficiary or loss payable payee to be canceled or terminated.

5.02  Stockholders Meetings.

(a) The Company, acting through the Company Board, shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its Stockholders (the ‘‘Company Stockholders Meeting”) as soon as reasonably practicable following the clearance by the SEC of the Proxy Statement for the purpose of considering and voting upon the approval and adoption of this Agreement, the Merger and such other matters as may be necessary to effectuate the Transactions. The Company

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Board shall (i) recommend to the Stockholders of the Company the approval and adoption of this Agreement and the Merger, (ii) include in the Proxy Statement such favorable recommendation of the Company Board that the Stockholders of the Company vote in favor of the approval and adoption of this Agreement, (iii) take all lawful actions to solicit such approval from the Stockholders of the Company and (iv) not withdraw or modify such favorable recommendation, in each case, unless the Company Board, after consultation with independent outside legal counsel, determines in good faith that taking such action, in the case of subsections (i), (ii) or (iii), or failing to modify or withdraw such recommendation, would be inconsistent with the Company Board’s fiduciary duties to the Company’s Stockholders under applicable law.

(b) As soon as reasonably practicable following the execution of this Agreement and in connection with the Company Stockholders Meeting, the Company shall (i) promptly prepare and file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to its Stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Merger Sub, Parent and PLC of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Merger Sub, Parent and PLC copies of all correspondence between the Company or any representative of the Company and the SEC, (iii) give Merger Sub, Parent and PLC and their counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Merger Sub, Parent and PLC and their counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to Section 5.02(a), use its reasonable best efforts to obtain the necessary approvals by its Stockholders of this Agreement and the Merger and (v) use its commercially reasonable efforts otherwise to comply with all legal requirements applicable to the Company Stockholders Meeting. Except to the extent required by Law, the Company will not (x) change the date specified in the Proxy Statement for the Company Stockholders Meeting or (y) postpone, adjourn or delay the Company Stockholders’ Meeting, except, in each case, after consultation with PLC, (I) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable Law is provided to the stockholders of Company sufficiently in advance of the Company Stockholders’ Meeting or (II) if there are an insufficient number of shares of Company Common Stock represented in person or by proxy at the Company Stockholders Meeting to constitute a quorum or to approve this Agreement, the Merger and the Transactions contemplated hereby, in which case Company may adjourn the Company Stockholders Meeting and use its commercially reasonable efforts to obtain a quorum and the requisite vote to approve this Agreement, the Merger and the transactions contemplated hereby as promptly as practicable in the prevailing circumstances.

(c) PLC, acting through the board of PLC, shall, in accordance with applicable Law and its memorandum and articles of association, duly call, and give notice of, convene and hold a general meeting of its shareholders for the purpose of considering and voting upon the approval and adoption of this Agreement, and the Merger and such other matters as may be necessary to effectuate the Transactions (the “PLC Shareholders Meeting”) as soon as reasonably practicable following approval by the United Kingdom Listing Authority of the Circular and Prospectus. Notwithstanding the above, PLC shall, not later than ten days following approval by the United Kingdom Listing Authority of the Circular and Prospectus, mail first class or otherwise distribute, disseminate or make available (as required) to its shareholders the Prospectus and the Circular (the Circular to contain notice of the PLC Shareholders Meeting) and all other materials required in connection with the PLC Shareholders Meeting. Except to the extent required by Law, PLC will not postpone, adjourn or delay the PLC Shareholders Meeting, except, in each case, after consultation with the Company, (I) to the extent necessary to ensure that any amendment or supplement to the Prospectus or Circular required by applicable Law is provided to the stockholders of PLC sufficiently in advance of the PLC Shareholders Meeting or (II) if there are an insufficient number of ordinary shares of PLC represented in person or by proxy at the PLC Shareholders Meeting to constitute a quorum or to approve and adoption of this Agreement, the Merger and such other matters as are necessary to effectuate the Transactions, in which case PLC may adjourn the PLC Shareholder Meeting and use its commercially reasonable efforts to obtain a quorum and the requisite vote to approve this Agreement, the Merger and such other matters to effectuate the Transactions as promptly as practicable in the prevailing circumstances. The board of PLC shall (i) within the Circular, recommend to the shareholders of PLC the approval and adoption of this Agreement and the Merger (ii) take all lawful actions to solicit such approval from the shareholders of PLC, and (iii) not withdraw or modify such favorable recommendation. As soon as reasonably practicable following the execution of this Agreement and in connection with the

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PLC Shareholders’ Meeting, PLC shall (i) prepare and file with the United Kingdom Listing Authority the Circular and Prospectus and use its commercially reasonable efforts to have the Circular and Prospectus approved by the United Kingdom Listing Authority as soon as practicable, (ii) notify the Company of the receipt of any comments of the United Kingdom Listing Authority with respect to the Circular and Prospectus and of any requests by the United Kingdom Listing Authority for any amendment or supplement thereto or for additional information and shall promptly provide to the Company copies of all correspondence between PLC or any representative of PLC and the United Kingdom Listing Authority, (iii) give the Company and its counsel the opportunity to review the Circular and Prospectus prior to its being filed with the United Kingdom Listing Authority and shall give the Company and its counsel the opportunity to review all amendments and supplements to the Circular and Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the United Kingdom Listing Authority, (iv) use its commercially reasonable efforts otherwise to comply with all legal requirements applicable to the PLC Shareholders’ Meeting and (v) use its commercially reasonable efforts to secure the readmission of the existing issued ordinary shares of £0.10 each in the share capital of PLC by the United Kingdom Listing Authority to the Official List and by the London Stock Exchange plc to trading on the main market of the London Stock Exchange.

(d) Parent, as the sole stockholder of Merger Sub shall, immediately following the execution of this Agreement by the parties hereto, approve and adopt this Agreement and the Merger.

5.03  Filings and Consents.  Subject to the terms and conditions of this Agreement, each of the parties hereto (i) shall use its commercially reasonable efforts to cooperate with one another in determining which filings are required to be made by each party prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained by each party prior to the Effective Time from, Governmental Authorities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (ii) shall use its commercially reasonable efforts to assist the other parties hereto in timely making all such filings and timely seeking all such consents, approvals, permits, authorizations and waivers required to be made and obtained by the other party. Without limiting the foregoing, each of the parties hereto shall (and shall use its commercially reasonable efforts to cause their affiliates, directors, officers, employees, agents, attorneys, accountants and representatives to) consult and fully cooperate with and provide assistance to each other in seeking early termination of any waiting period under the HSR Act or any foreign merger control or competition laws and regulations, if applicable; it being agreed that no party shall be under any obligation to divest of any assets or hold separate any assets or take any other similar measures in connection with any demand therefor by any Governmental Authority as a pre-condition to the approval of the Transactions by any such Governmental Authority. Prior to making any application to or filing with any Governmental Authority in connection with this Agreement, each party shall provide the other party with drafts thereof (excluding any confidential information included therein) and afford the other party a reasonable opportunity to comment on such drafts. Each of the Company and Parent shall bear one half of the fees of any required filing to be made with any Governmental Authorities in connection with the Transactions.

5.04  Access to Information.  From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is validly terminated in accordance with Article 7, and subject to the requirements of any Law, including any anti-trust Law, the Company will, and will cause each of its Subsidiaries and its and their affiliates, and each of their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors and representatives (collectively, the “Company Representatives”) to, give Merger Sub, Parent and PLC and their respective officers, directors, employees, agents, counsel, accountants, investment bankers, financial advisors, representatives, consultants and financing sources (collectively, the “Purchaser Representatives”) access, upon reasonable notice and during the Company’s normal business hours, to the offices and other facilities, to the senior officers and other Company Representatives, and to the books and records of the Company and each of its Subsidiaries and will cause the Company Representatives and its Subsidiaries to furnish or make available to PLC, Parent, Merger Sub and the Purchaser Representatives such financial and operating data and such other information with respect to the business and operations of the Company or any of its Subsidiaries as PLC, Parent, Merger Sub or the Purchaser Representatives may from time to time reasonably request. Unless otherwise required by Law, each of PLC, Parent and Merger Sub will, and will cause the Purchaser Representatives to, hold any such information in confidence in accordance with the terms of the Confidentiality Agreement (as defined

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below). Except as otherwise agreed to by the Company, and notwithstanding termination of this Agreement, the terms and provisions of the Confidentiality Agreement, agreed to as of October 9, 2007 (the ‘‘Confidentiality Agreement”), between an affiliate of Parent and the Company shall apply to all information furnished to any Purchaser Representative by any Company Representative hereunder or thereunder.

5.05  Notification of Certain Matters.  Each of the parties hereto shall promptly notify the others in writing of (a) receipt of any notice from any third party alleging that the consent of such third party is or may be required in connection with the Transactions, (b) any Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, (c) any material claims, actions, proceedings or governmental investigations commenced or, to its knowledge, threatened, involving or affecting the Company or any of its Subsidiaries or any of their property or assets, (d) any representation or warranty made by such party contained in this Agreement becoming untrue or inaccurate in any material respect and (e) any failure of the Company, Merger Sub, PLC, or Parent, as the case may be, to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder. Notwithstanding anything in this Agreement to the contrary, no such notification or investigation by any party shall affect the representations, warranties or covenants of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.06  Public Announcements.  Each of the parties hereto agrees that, promptly following the execution of this Agreement, the Company shall (a) issue a press release in a form mutually agreed to by PLC and Parent announcing the execution of this Agreement and the Transactions and (b) file a current report with the SEC on Form 8-K attaching such press release and a copy of this Agreement as exhibits. Thereafter, the parties hereto agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Merger and the other Transactions, agree to provide to each other for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable Law.

5.07  Indemnification; Directors’ and Officers’ Insurance.

(a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation substantially similar to those set forth in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the Company’s certificate of incorporation or bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the Transactions), unless otherwise required by applicable Law.

(b) From and after the Effective Time and until the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless each person who is or has been prior to the date hereof or who becomes prior to the Effective Time an officer, director, employee or agent of the Company (collectively, the “Indemnified Parties”) against all losses, claims, damages, expenses, liabilities or amounts that are paid in settlement of, or otherwise incurred (“Losses”) (but only to the extent such Losses are not otherwise covered by insurance and paid), in connection with any claim, action, suit, demand, proceeding or investigation (a “Claim”), to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director, officer, employee or agent of the Company and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time (including, without limitation, the Transactions), in each case, to the fullest extent permitted and provided in the Company’s certificate of incorporation and bylaws as in effect at the date hereof (and shall pay expenses in advance of the final disposition of the claim(s) that are reasonably incurred in defending any such action or proceeding to each Indemnified Party to the fullest extent permitted under the DGCL as provided in the Company’s certificate of incorporation and bylaws as in effect at the date hereof, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by the DGCL).

(c) Any Indemnified Party wishing to claim indemnification under this Section 5.07 after the Effective Time, upon learning of any such Claim, shall notify the Surviving Corporation thereof (although the failure to so notify the

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Surviving Corporation shall not relieve the Surviving Corporation from any liability that the Surviving Corporation may have under this Section 5.07, except to the extent such failure materially prejudices the Surviving Corporation). In the event of any such Claim, the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or if there is an actual or potential conflict of interest between, or different defenses exist for the Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel reasonably satisfactory to him or her and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received by the Surviving Corporation; provided, however, that (i) the Surviving Corporation shall not, in connection with any such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, (ii) the Surviving Corporation and the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent will not be unreasonably withheld or delayed; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(d) Prior to the Effective Time, the Company shall procure a “tail” directors’ and officers’ liability insurance and fiduciary liability insurance policy with terms and conditions reasonably satisfactory to the Company Board, so long as the cost thereof does not exceed the amount set forth in Section 5.07(d) of the Company Disclosure Schedule in the aggregate, it being agreed that the Company shall use commercially reasonable efforts to obtain competitive quotes for such insurance coverage in an effort to reduce the cost thereof.

(e) This Section 5.07 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein, their heirs, legal representatives, successors, assigns and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns. The provisions of this Section 5.07 are in addition to, and not in substitution for, any other rights to indemnification that the Indemnified Parties, their heirs and personal representatives may have by contract or otherwise.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, as a condition to such consolidation, merger, transfer or conveyance, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume and agree to perform the obligations set forth in this Section 5.07.

5.08  Further Assurances; Commercially Reasonable Efforts.  Except as otherwise provided in this Agreement, prior to the Effective Time, the parties hereto shall use their commercially reasonable efforts to take, or cause to be taken, all such actions as may be necessary or appropriate in order to effectuate, as expeditiously as practicable, the Merger and the other Transactions on the terms and subject to the conditions set forth in this Agreement.

5.09  Third Party Standstill Agreements.  From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates) unless the Company Board, after consultation with independent outside legal counsel, determines in good faith that failing to take such action would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Law. During such period, the Company agrees to enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including, but not limited to, seeking injunctions to prevent any breaches of such agreements or to enforce specifically the terms and provisions thereof in a court in the United States or any state thereof having jurisdiction unless the Company Board, after

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consultation with independent outside legal counsel, determines in good faith that taking such action would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Law.

5.10  No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company, its Subsidiaries and their affiliates shall not, and shall cause the Company Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiry in connection with or the making of any proposal from any Person that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in Section 5.10(f)), (ii) enter into, explore, maintain, participate in or continue any discussion or negotiation with any Person (other than Merger Sub, Parent, PLC or any of the Purchaser Representatives, as applicable) regarding an Acquisition Proposal, or furnish to any Person (other than Merger Sub, Parent, PLC or any of the Purchaser Representatives, as applicable) any information or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person (other than Merger Sub, Parent, PLC or any of the Purchaser Representatives, as applicable) to make or effect an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Acquisition Proposal; provided, however, that nothing contained in this Section 5.10 shall prohibit the Company Board, prior to approval of this Agreement by the Stockholders of the Company at the Company Stockholders Meeting, from furnishing information to, or engaging in discussions or negotiations with, any Person that makes an unsolicited Acquisition Proposal (which did not result from a breach of this Section 5.10) if (A) the Company Board determines in good faith after consultation with its independent outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Law, (B) the Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in Section 5.10(g)) and (C) prior to furnishing such information to, or engaging in discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality agreement (which agreement shall be provided to PLC and Parent for information purposes) with terms no less favorable to the Company, in all material respects, than those contained in the Confidentiality Agreement.

(b) From and after the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to Article 7, if the Company Board is entitled to furnish information to, or engage in discussions or negotiations with, any Person pursuant to Section 5.10(a), the Company Board may, prior to the approval of this Agreement by the Stockholders of the Company at the Company Stockholders Meeting, terminate this Agreement in respect of any Acquisition Proposal pursuant to the termination provisions set forth in Article 7 hereof if (A) such Acquisition Proposal constitutes a Superior Proposal and (B) the Company Board shall have determined in good faith after consultation with independent outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Law.

(c) The Company (i) will promptly (but in any event within one day) notify PLC and Parent orally and in writing of the receipt of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry and (ii) will keep PLC and Parent fully informed of the status and details (including amendments and proposed amendments) of any such request, Acquisition Proposal or inquiry. Prior to taking any of the actions referred to in Section 5.10(a), the Company Board shall promptly (but in any event within one day) notify PLC and Parent orally and in writing of any action it proposes to take with respect to such Acquisition Proposal. After taking any such action, the Company Board shall promptly advise PLC and Parent orally and in writing of the status of such action as developments arise or as requested by PLC or Parent. Without limiting the foregoing, at least three business days prior to taking any of the actions referred to in Section 5.10(b), the Company Board shall notify PLC and Parent of any such action it proposes to take and, during such three business day period, the Company Board shall negotiate in good faith with PLC and Parent with respect to any revised proposal to acquire the Common Shares that PLC or Parent may make prior to or during such three business day period.

(d) Nothing contained in this Agreement shall prevent the Company Board from taking, and disclosing to the Company’s Stockholders, a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange

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Act or Item 1012(a) of Regulation M-A, or from making any required disclosure to the Company’s stockholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be required under applicable Law, provided, however, that none of the Company, the Company Board or any Company Representative shall, except as permitted by Section 5.10(b), propose to approve or recommend any Acquisition Proposal.

(e) The Company and each of its Subsidiaries shall immediately cease and cause its affiliates and the Company Representatives to cease any and all existing activities, discussions or negotiations with any parties (other than Merger Sub, Parent, PLC or any of the Purchaser Representatives, as applicable) conducted heretofore with respect to any Acquisition Proposal.

(f) For purposes of this Agreement, “Acquisition Proposal” shall mean, other than the Transactions contemplated by this Agreement, any offer or proposal for, or any indication of interest in, (i) any direct or indirect acquisition or purchase of 20% or more of the total assets of the Company or any of its Subsidiaries, in a single transaction or series of related transactions, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, in a single transaction or series of related transactions, (iii) any tender offer or exchange offer (including a self-tender offer) that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its Subsidiaries, (iv) any merger, consolidation, share exchange, business combination, recapitalization, reclassification or other similar transaction involving the Company or any of its Subsidiaries, or (v) any public announcement of an agreement, proposal or plan to do any of the foregoing.

(g) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal by a Person that (i) the Company Board has determined in good faith, after consultation with an independent financial advisor of nationally recognized reputation, is more favorable from a financial point of view to the Company’s Stockholders than the Merger (including any adjustment to the terms and conditions thereof proposed in writing by PLC or Parent in response to any such Acquisition Proposal), (ii) the Company Board has determined in good faith, after consultation with its independent outside legal counsel, that is of such a nature that failure to accept such Acquisition Proposal would be inconsistent with its fiduciary duties to the Company’s Stockholders under applicable Law and (iii) is reasonably capable of being consummated in a timely manner (taking into account all financial, regulatory, legal and other aspects of such proposal (including, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such Acquisition Proposal and any antitrust or competition Law approvals or non-objections)) .

5.11  SEC Reports.  From the date of this Agreement until the earlier of the termination of this Agreement pursuant to Article 7 or the Effective Time, the Company shall use commercially reasonable efforts to file on a timely basis all SEC Reports required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such SEC Reports, which SEC Reports shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports.

5.12  Termination of Registration.   Each of the parties hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Shares under the Exchange Act; provided that such termination shall not be effective until or after the Effective Time.

5.13  Cooperation; Financing; etc.  The Company shall provide, and shall cause its Subsidiaries and the Company Representatives to provide, all reasonable cooperation in connection with (a) PLC’s and Parent’s preparation of the required disclosure document(s) in connection with obtaining the PLC Approval including, without limitation, reasonably assisting in (i) providing any required background, accounting or other information concerning the Company and its Subsidiaries, their respective transactions or businesses and (ii) the preparation of any required disclosure statements regarding the Company and its Subsidiaries, their respective transactions or businesses and (b) the arrangement of any financing to be obtained by PLC and Parent and their respective affiliates or the Surviving Corporation in connection with the Transactions, including, without limitation, (1) promptly providing to PLC’s or Parent’s financing sources all material financial information in their possession with respect to the Company and the Transactions as reasonably requested by PLC, Parent or Parent’s financing sources, including, but not limited to, information and projections prepared by the Company relating to the Company and the

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Transactions, provided such financing sources shall be deemed to be one of PLC’s or Parent’s “representatives” under the Confidentiality Agreement and subject to all obligations imposed therein upon a “representative,” (2) making the Company’s senior officers and other Company Representatives reasonably available to PLC’s or Parent’s financing sources in connection with such Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing, including, without limitation, presentations to rating agencies and (3) reasonably assisting PLC’s or Parent’s financing sources in preparing offering documents or other appropriate marketing materials to be used in connection with the Financing.

Parent and PLC shall use their respective commercially reasonable efforts to satisfy on a timely basis all conditions applicable to Parent and PLC in the Credit Agreement that are within their control. In the event all conditions to the Financing have been satisfied, Parent and PLC shall use their respective commercially reasonable efforts to cause the Lenders to fund the Financing in accordance with the terms and conditions of the Credit Agreement (including by taking enforcement action as permitted under the Credit Agreement to cause such Lenders to fund such Financing). In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Credit Agreement, Parent and PLC shall use their respective commercially reasonable efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent and PLC (as determined in the reasonable good faith judgment of Parent and PLC) as promptly as practicable following the occurrence of such event. Parent and PLC shall keep the Company reasonably apprised of material developments relating to the Financing.

5.14  Special Meeting.  The Company shall take no action to call a special meeting of Stockholders of the Company without the prior written consent of Parent unless compelled by legal process, except in accordance with this Agreement unless and until this Agreement has been terminated in accordance with its terms.

5.15  Stockholder Litigation.  Each of the parties hereto shall give the others the reasonable opportunity to participate in the defense of any Stockholder litigation against the Company, PLC, Parent or Merger Sub, as applicable, and their directors relating to the Transactions. The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors by any Stockholder of the Company relating to this Agreement or the Merger, without the prior written consent of PLC and Parent (which will not be unreasonably conditioned, withheld or delayed). The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with PLC and Parent to resist any such effort to restrain or prohibit or otherwise oppose the Merger.

5.16  Rights Agreement.  Unless this Agreement has been terminated pursuant to Article 7 hereof, the Company, acting through the Company Board or otherwise, shall not, without the prior written consent of PLC and Parent or except as otherwise provided herein, (a) amend, alter or modify the Rights Agreement or (b) take any action with respect to, or make any determination under, the Rights Agreement.

5.17  Transition Assistance.  The parties hereto shall work cooperatively to implement a transition plan to be developed by PLC and Parent to integrate the businesses of the Company and Parent or any affiliate of Parent as identified by PLC and Parent as seamlessly as possible and as soon as reasonably practicable on or after the Effective Time. Without limiting the generality of the foregoing, the Company will assist PLC and Parent in an effort to integrate and rationalize any employee benefit plans and arrangements maintained by the Company as soon as possible on or after the Effective Time, and will take all commercially reasonable actions requested by PLC or Parent in furtherance thereof.

5.18  Employee Matters.

(a) With respect to the employees of the Company who remain employed after the Effective Time by the Company following the Effective Time (the “Continuing Employees”), and to the extent not prohibited under the terms of Parent’s applicable benefit plans, Parent shall treat and cause its applicable benefit plans, other than equity incentive plans, to treat the service of the Continuing Employees with the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, and for the purpose of determining future vacation accruals and severance amounts. Immediately following the Effective Time, Continuing Employees shall receive

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employee benefits that, in the aggregate are substantially comparable to those provided to similarly situated Parent employees; provided, that the Company and Parent shall have the right to modify each of their respective benefits plans. Parent shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company’s group health plan shall be excluded from Parent’s group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation other than waiting period restrictions or pre-existing condition limitations that were applicable to such Continuing Employee immediately prior to the Effective Time and to provide credit for any coinsurance and deductibles prior to the Effective Time but in the same plan year. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Parent benefit plans. Furthermore, nothing contained in this Section shall require or imply that the employment of the employees of the Company who are employed at the Effective Time are other than “at will” or that such employment will continue for any particular period of time following the Effective Time. This Section is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder, or to be interpreted as an amendment to any plan of Parent or any affiliate of Parent.

(b) At the Parent’s request, prior to the Effective Time, the Company Board shall adopt resolutions terminating the Borland Software Corporation 401(k) Retirement Plan (the “401(k) Plan”) effective immediately prior to the Effective Time. If terminated and following such termination, the Company shall make no further contributions to the 401(k) Plan (other than contributions which relate to compensation paid for services rendered on or prior to the date of the termination of the 401(k) Plan), all participants in the 401(k) Plan shall vest 100% in their respective account balances, and the plan administrator of the 401(k) Plan shall be authorized, but not directed, to apply for a favorable determination letter from the Internal Revenue Service with respect to the termination of the 401(k) Plan. Subject to Parent’s reasonable review and comment, which review and comment shall be given within five business days following a request by the Company for such review and comment, the Company shall be entitled to communicate, prior to the Effective Time, with the employees of the Company and other participants in the 401(k) Plan regarding the effect of such plan termination.

(c) The initial communication with employees of the Company or any of its Subsidiaries relating to the Transactions shall be agreed upon by the parties hereto and the initial group meetings with such employees shall be attended by representatives of the Company and Parent. Thereafter, until the Closing, both parties shall have the right to meet with or send communications to such employees regarding the Transactions, subject to the other party’s prior consent over any written (including email) materials (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the parties agree to consult with each other before holding any subsequent meetings or making any further written communication with such employees concerning the Transactions of a similar widely disseminated nature and neither party shall make any communication that is inconsistent with communications previously agreed upon unless the content thereof shall have been previously agreed upon by the other party (it being understood that the Company may respond to questions from employees on matters within the scope of the initial communication and not inconsistent therewith).

5.19  Cash Dividends to the Company.  If requested by Parent or PLC in writing, prior to the Effective Time the Company will (a) regardless of any Tax implications in connection therewith, cause (as requested in each case by Parent or PLC in writing) each of its Subsidiaries organized in the jurisdictions set forth on Section 5.19 of the Company Disclosure Schedule (the “Dividending Subsidiaries”) to dividend up to the Company all of its cash and cash equivalents in excess of the amount of cash and cash equivalents, if any, legally required to be retained by such Dividending Subsidiary in accordance with applicable Laws pertaining to such Subsidiary, including those relating to solvency, adequate surplus and similar capital adequacy tests (with respect to each separate Dividending Subsidiary, its ‘‘Legally Required Retained Amount”) and (b) provide reasonably satisfactory evidence to Parent and PLC of the consummation of such dividends. Notwithstanding anything herein to the contrary, the ultimate Legally Required Retained Amounts as of the Effective Time shall be reasonably determined by the Company and PLC in good faith; provided that in the event of any disagreement between the Company and PLC with respect to any Legally Required Retained Amount the determination of the Company shall prevail so long as (i) it is reasonable and made in good faith with respect to what the actual Legally Required Retained Amount should be and

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(ii) the Company has made available to PLC and its representatives the Company’s analysis with respect to the Legally Required Retained Amount as of the Effective Time for the applicable jurisdiction of such Dividending Subsidiaries, and an opportunity to consult with the Company’s advisors with respect to such determination. Each of the Company on the one hand, and PLC and Parent, on the other hand, will consult and cooperate with each other to accomplish the cash dividend transfers contemplated by this Section 5.19. In the event the Dividending Subsidiaries make the dividends in compliance with this Section 5.19 and all of the conditions set forth in Article 6 are satisfied, and the Closing does not occur within two business days following the date on which all of the conditions set forth in Article 6 are satisfied, then PLC shall indemnify and hold the Company harmless for, and reimburse the Company for any Taxes arising or levied against the Company solely as a result of any such dividends.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.01  Conditions to the Obligations of Each Party.  The respective obligations of the Company, PLC, Parent and Merger Sub to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(a)  Company Stockholder Approval.  The Company shall have obtained the Stockholder Approval at the Company Stockholders Meeting in accordance with the DGCL, the Company’s certificate of incorporation and its bylaws.

(b)  PLC Approval.  PLC shall have obtained the PLC Approval.

(c)  No Orders and Injunctions.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, executive order or decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”), that is then in effect and has the effect of preventing or prohibiting consummation of the Merger or otherwise imposing material limitations on the ability of Merger Sub and Parent effectively to acquire or hold the business of the Company and its Subsidiaries; provided, however, that each of the parties hereto shall use their commercially reasonable efforts to have any such Order vacated.

(d)  Material Consents.  All material consents, approvals, permits of, authorizations from, notifications to and filings with any Governmental Authorities required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

(e)  HSR Act, etc.  The applicable waiting periods (and any extension thereof) and any applicable approvals under the HSR Act, if applicable. shall have expired or been earlier terminated or shall have been obtained, as applicable.

(f)  LSE.  The readmission of the existing issued ordinary shares of £0.10 each in the share capital of PLC by the United Kingdom Listing Authority to the Official List and by the London Stock Exchange plc to trading on the main market of the London Stock Exchange becoming effective.

6.02  Conditions to Obligations of PLC, Merger Sub and Parent.  The obligations of each of PLC, Merger Sub and Parent to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by Parent, acting under the direction of its board of directors, in writing prior to the Effective Time:

(a)  Representations and Warranties.  The Identified Company Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects (ignoring for purposes of a determination of any breach of such other representations and warranties any qualification based upon “material”, “materiality”, “Company Material Adverse Effect” or any similar qualification contained in such representations and warranties) (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified Company Representations shall be true and correct as of such date and all

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other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Company Representation, the condition set forth in this Section 6.02(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Company Material Adverse Effect. “Identified Company Representations” means (i) any representation or warranty of the Company qualified by Company Material Adverse Effect, (ii) representations or warranties of the Company set forth in Sections 3.01, 3.02 and 3.06 and (iii) the representations and warranties of the Company set forth in Section 3.05(a) (other than changes in such section relating to the issuance of shares pursuant to the ESPP reserved for issuance as described in Section 3.05(a), the exercise of Options granted on or prior to the date hereof and the issuance of Common Shares upon the exercise of Options granted on or prior to the date hereof, or the grant of Options granted following the date hereof as permitted pursuant to Section 5.01(b)(ii)), Section 3.15(i), Section 3.16(h), Section 3.24, Section 3.25, Section 3.26 and the last sentence of Section 3.08(a).

(b)  Covenants and Agreements.  The Company shall have in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by it or complied with by it under this Agreement at or prior to the Effective Time.

(c)  No Company Material Adverse Effect.  No circumstance, effect, event or change shall have occurred prior to the Effective Time which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d)  Cash Position.  The Company shall have provided reasonably satisfactory evidence to Parent and PLC that the Company and its Subsidiaries have, as of immediately prior to the Effective Time, cash and cash equivalents in an aggregate amount of not less than $122,500,000.

(e)  No Litigation.  There shall not be pending any (i) suit, action or proceeding brought by any third party (other than a Governmental Authority) that has a reasonable likelihood of success on the merits or (ii) suit, action or proceeding brought by any Governmental Authority, in either case (A) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, (B) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other Transactions or (C) seeking to impose limitations on the ability of Parent, Merger Sub or any of their respective affiliates, to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the Stockholders of the Company.

(f)  Dissenters.  The holders of not more than ten (10)% of the outstanding Common Shares shall have made a demand for appraisal rights with respect to their Common Shares in accordance with Section 262 of the DGCL and not withdrawn such demand in a manner that such holder has legally lost the right to seek appraisal or otherwise, to Parent’s reasonable satisfaction, legally lost the right to seek appraisal (including by voting in favor of the Merger).

(g)  Officers’ Certificate.  At the Closing, the Company shall deliver an Officers’ Certificate, duly executed by the Company’s Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.02(a) and (b) above have been satisfied.

6.03  Conditions to Obligation of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following additional conditions, unless waived by the Company in writing prior to the Effective Time:

(a)  Representations and Warranties.  The Identified Purchaser Representations (as defined below) shall be true and correct in all respects and all other representations and warranties of PLC, Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though then made on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (in which case such Identified

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Purchaser Representations shall be true and correct as of such date and all other such representations and warranties shall be true and correct in all material respects as of such date); provided that, in the event of a breach of a representation or warranty other than an Identified Purchaser Representation, the condition set forth in this Section 6.03(a) shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect. “Identified Purchaser Representations” means (i) any representation or warranty of Parent or Merger Sub qualified by Purchaser Material Adverse Effect and (ii) the representations and warranties of Parent and Merger Sub set forth in Sections 4.01, 4.02, 4.06 and 4.08.

(b)  Covenants and Agreements.  Each of PLC, Merger Sub and Parent shall have, in all material respects, performed all obligations and complied with all agreements and covenants required to be performed by them or complied with by them under this Agreement at or prior to the Effective Time.

(c)  Officers’ Certificate.  At the Closing, each of PLC, Merger Sub and Parent shall deliver an Officers’ Certificate, duly executed by their respective Chief Executive Officer and Chief Financial Officer and dated as of the Closing Date, stating that the conditions to Closing set forth in Sections 6.03(a) and (b) above have been satisfied.

ARTICLE 7

TERMINATION

7.01  Termination by Mutual Consent.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders of the Company, by the mutual written consent of the Company, acting under the direction of the Company Board, and Parent and Merger Sub, acting under the direction of their respective boards of directors.

7.02  Termination by Merger Sub, Parent or the Company.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders of the Company, by either Merger Sub and Parent, on the one hand, by action of their respective boards of directors, or the Company, on the other hand, by action of the Company Board, if:

(a) any Governmental Authority shall have issued an Order (which has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.02(a) shall not be available to any party that has failed to perform in all material respects its obligations under Section 5.08 or the proviso contained in Section 6.01(b);

(b) the Merger shall not have been consummated on or before November 5, 2009 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 7.02(b) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to have been consummated on or before the Expiration Date;

(c) there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited;

(d) the Stockholder Approval shall not have been obtained by the earlier to occur of (i) the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on such approval was taken or (ii) the date that is two (2) business days prior to the Expiration Date; or

(e) the PLC Approval shall not have been obtained by the earlier to occur of (i) the PLC Stockholder Meeting or any adjournment or postponement thereof at which a vote on such approval was taken or (ii) the date that is two (2) business days prior to the Expiration Date.

7.03  Termination by Merger Sub and Parent.  This Agreement may be terminated and the Merger and other Transactions may be abandoned at any time prior to the Effective Time, before or after the approval of this

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Agreement by the Stockholders of the Company, by action of the board of directors of Merger Sub and the board of directors of Parent, if:

(a) the Company shall have breached any of its representations, warranties, covenants (other than Section 5.10) or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Company Breach”) and such Terminating Company Breach (i) would give rise to the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (ii) has not been cured within twenty business days after notice thereof is received by the Company; provided that Parent and Merger Sub shall have no right to terminate this Agreement pursuant to this Section 7.03(a) if there is an uncured Terminating Merger Sub Breach at the time of the Terminating Company Breach;

(b) (i) the Company Board shall have approved or recommended to the Stockholders of the Company, taken no position with respect to, or failed to recommend against acceptance of, any Acquisition Proposal, (ii) the Company fails to call the Company Stockholders Meeting or fails mail the Proxy Statement within ten days after being cleared by the SEC or fails to include in such Proxy Statement the recommendation of the Company Board that the stockholders of the Company approve and adopt this Agreement, (iii) the Company Board withdraws or modifies such favorable recommendation that the stockholders of the Company approve and adopt this Agreement or (iv) the Company Board resolves to do any of the foregoing; or

(c) the Company shall have materially breached any of its obligations under Section 5.10.

7.04  Termination by the Company.  This Agreement may be terminated by the Company, acting under the direction of the Company Board, and the Merger and other Transactions may be abandoned:

(a) if, at any time prior to the Effective Time, before or after the approval of this Agreement by the Stockholders of the Company, Merger Sub or Parent shall have breached any of their respective representations, warranties, covenants or other agreements set forth in this Agreement or any such representation or warranty shall have become untrue after the date of this Agreement (in either case, a “Terminating Merger Sub Breach”) and such Terminating Merger Sub Breach (i) would give rise to the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (ii) is not cured within twenty business days after written notice thereof is received by Merger Sub and Parent; provided that the Company shall have no right to terminate this Agreement pursuant to this Section 7.04(a) if there is an uncured Terminating Company Breach at the time of the Terminating Merger Sub Breach; or

(b) at any time prior to the approval of this Agreement by the Stockholders of the Company, pursuant to and in accordance with Section 5.10(b) (provided that the Company shall have complied with the provisions of Section 5.10 in all material respects, including, without limitation, the notice provisions therein, and shall have concurrently with such termination made all payments to Merger Sub and Parent required by Section 8.01).

7.05  Effect of Termination.  In the event of the termination of this Agreement and abandonment of the Merger and other Transactions pursuant to this Article 7, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party or its officers, directors, Stockholders, affiliates and agents, other than the provisions of the last sentence of Section 5.04 and the provisions of Sections 5.06, 7.05, 8.01, 8.03 and 8.08. Nothing contained in this Section 7.05 shall relieve any party hereto from liability for any intentional breach of this Agreement.

ARTICLE 8

MISCELLANEOUS

8.01  Payment of Fees and Expenses.

(a) Except as otherwise specified in this Agreement, each of the parties hereto shall bear its own Expenses (as defined below) incurred by or on behalf of such party in preparing for, entering into and carrying out this Agreement and the consummation of the Merger and the financing of the Transactions. ‘‘Expenses” as used in this Agreement shall include all actual, documented out-of-pocket expenses (including, without limitation, all fees and expenses of

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outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any actual, documented out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

(b) If this Agreement is terminated by the Company or by Parent pursuant to Section 7.02(b) or Section 7.02(d) and prior to such termination an Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries, and such Acquisition Proposal shall not have been withdrawn at least two (2) business days prior to the time of (A) such termination of this Agreement, in the case of Section 7.02(b) or (B) the Stockholder Meeting, in the case of Section 7.02(d), and within twelve (12) months after such termination there shall have been consummated any Acquisition Proposal, or the Company shall have entered into an acquisition agreement relating to any Acquisition Proposal, provided, however, that for purposes of this Section, the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”; then, concurrently with the first to occur of the entry into an acquisition agreement relating to any Acquisition Proposal or the consummation of any Acquisition Proposal, the Company shall pay to Merger Sub and Parent the Break Up Fee, less any amounts previously paid by the Company to Merger Sub and Parent pursuant to Section 8.01(d). “Break Up Fee” means cash in immediately available funds in an amount equal to $3,000,000.

(c) If this Agreement is terminated by Parent and Merger Sub pursuant to Section 7.03(b) or Section 7.03(c) or by the Company pursuant to Section 7.04(b), then, in any such case, concurrently with any such termination of this Agreement, the Company shall pay to Merger Sub and Parent the Break Up Fee.

(d) If this Agreement is terminated pursuant to Section 7.02(d), the Company shall pay all of the actual, documented, out-of-pocket Expenses, not to exceed $1,500,000 in the aggregate, of PLC, Parent and Merger Sub incurred in connection with this Agreement as reimbursement.

(e) If this Agreement is terminated pursuant to Section 7.02(e), PLC shall pay, or cause to be paid, all of the actual, documented, out-of-pocket Expenses, not to exceed $1,500,000 in the aggregate, of the Company incurred in connection with this Agreement as reimbursement.

(f) The parties agree that the agreements contained in this Section 8.01 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party any fee due hereunder, the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.01 shall not be in lieu of liability pursuant to Section 7.05.

(g) All amounts payable by a party under this Section 8.01 shall be paid in cash and in immediately available funds to such account as the other party may designate in writing.

8.02  Performance by Parent and Merger Sub.  PLC agrees to cause Parent, Merger Sub and Surviving Corporation to perform all of their respective agreements, covenants and obligations under this Agreement.

8.03  No Survival.  The representations, warranties and agreements made in this Agreement shall not survive beyond the Effective Time or the termination of this Agreement in accordance with Article 7 hereof. Notwithstanding the foregoing, the agreements set forth in Articles 1 and 2, Section 5.07 and Article 8 shall survive the Effective Time and those set forth in Section 7.05, Section 8.01 and Section 8.02 shall survive termination.

8.04  Modification or Amendment.  This Agreement may be amended by the parties hereto at any time before or after approval of this Agreement by the Stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires the further approval by such

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Stockholders without such further approval. Without limiting the foregoing, this Agreement may not be amended or modified except by an instrument in writing signed by the parties.

8.05  Entire Agreement; Assignment.  This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that each of Parent and Merger Sub may assign its rights, interests and obligations to any of their respective affiliates or direct or indirect Subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligation). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.06  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, unless the effects of such invalidity, illegality or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.07  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given as follows:

if to PLC, Parent or Merger Sub, to:

Micro Focus International plc
The Lawn, 22-30 Old Bath Road
Newbury Berkshire RG14 1QN, UK
Attn: General Counsel
Facsimile No.: 44-1635-565451

with a copy to:

Kirkland & Ellis LLP
555 California Street, 27th Floor
San Francisco, CA 94104

Attention:	Stephen D. Oetgen
Jeffrey B. Golden
Facsimile No.: (415) 439-1500

if to the Company, to:

Borland Software Corporation
8310 N. Capital of Texas Hwy.
Bldg. 2, Suite 100
Austin, Texas 78731
Attention: Melissa Fruge, General Counsel
Facsimile No.: (512) 340-2249

with a copy to:

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attention: Diane Holt Frankle
Facsimile No.: (650) 833-2001

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or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt of transmission by facsimile transmission, or (iii) on the date of confirmation of receipt if delivered by an internationally recognized courier service.

8.08  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.09  Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

8.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and any one of which may be delivered by facsimile.

8.11  Certain Definitions.  As used in this Agreement:

(a) “affiliate,” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) “Indebtedness” means, with respect to the Company and its Subsidiaries, (i) indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) obligations evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to generally agreed accounting principles, (iv) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (v) any liability for the deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, (vi) any liability which is deemed a long-term liability under generally agreed accounting principles, (vii) guarantees and similar commitments relating to any of the foregoing items, and (viii) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

(c) “Person” or ‘‘person” means any individual, corporation, partnership, limited liability company, trust, or any other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act);

(d) “Permitted Liens” means: (i) statutory liens for Taxes that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Laws; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; or (v) Liens imposed on the underlying fee interest in leased property; and

(e) “Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity or beneficial interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other entity.

8.12  Specific Performance.  The parties hereto agree that irreparable damage would occur to one party in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the other party. It is accordingly agreed that either party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other party and to seek to enforce specifically

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the terms and provisions of this Agreement against the other party in the Court of Chancery of the State of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

8.13  Extension; Waiver.  At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso in Section 8.04, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.14  Third-Party Beneficiaries.  Except for the provisions of Section 5.07, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies.

8.15  Submission to Jurisdiction.  Solely with respect to any action or proceeding brought by a party to this Agreement arising out of or relating to this Agreement, each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) such court does not have subject matter jurisdiction, any other court of the state of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto agrees that, subject to rights with respect to post-trial motions and rights of appeal or other avenues of review, a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in the Delaware Court of Chancery or any other state court of the State of Delaware or the United States District Court for the District of Delaware. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.16  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

* * * * *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

BORLAND SOFTWARE CORPORATION

By:
Name:

Title:

BENTLEY MERGER SUB, INC.

By:
Name:

Title:

MICRO FOCUS (US), INC.

By:
Name:

Title:

MICRO FOCUS INTERNATIONAL PLC

By:
Name:

Title:

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ANNEX A-2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2009 (this “Amendment”), is entered into by and among Borland Software Corporation, a Delaware corporation (the “Company”), Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc., a Delaware corporation (“Parent”).

WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated as of May 5, 2009 (the “Merger Agreement”);

WHEREAS, pursuant to Section 8.04 of the Merger Agreement, the parties hereto desire to amend the Merger Agreement as set forth in this Amendment; and

WHEREAS, all necessary actions to make this Amendment a valid agreement of the parties hereto have been taken.

NOW THEREFORE, for and in consideration of the premises and mutual agreements herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

I.	DEFINITION OF TERMS

Unless the context otherwise requires: (A) a term defined in the Merger Agreement has the same meaning when used in this Amendment; (B) capitalized terms used herein that are not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement; (C) references to Sections mean reference to such Sections in the Merger Agreement, unless stated otherwise; and (D) rules of construction applicable pursuant to the Merger Agreement are also applicable herein. Each reference in the Merger Agreement to the “date of this Agreement”, the “date hereof” or any similar term shall refer to May 5, 2009.

II.	AMENDMENT TO THE MERGER AGREEMENT

The Merger Agreement is amended as follows:

A. Section 2.01(a) of the Merger Agreement is hereby amended by replacing the reference to “$1.00” therein with a reference to “$1.15” with the effect that for all purposes of the Merger Agreement the defined term “Merger Consideration” shall mean $1.15 in cash without interest.

B. Section 8.01(b) of the Merger Agreement is hereby amended by replacing the reference to “$3,000,000” in the last sentence thereof with a reference to “$4,000,000” with the effect that for all purposes of the Merger Agreement the defined term “Break Up Fee” shall mean cash in immediately available funds in an amount equal to $4,000,000.

III.  MISCELLANEOUS

A. Ratification of Merger Agreement; No Further Amendment; Full Force and Effect.

The Merger Agreement as amended by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed part of the Merger Agreement. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

B. Governing Law; Jurisdiction and Venue.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws

A-2-1

thereof. In any action between any of the parties arising out of or relating to this Amendment or any of the transactions contemplated by this Amendment: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

C. Entire Agreement; Counterparts; Exchange by Facsimile or Electronic Delivery.

This Amendment constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof. This Amendment may be executed in one or more counterparts, any number of which may be by facsimile, all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Amendment (in counterparts or otherwise) by facsimile or by electronic delivery shall be sufficient to bind the parties to the terms of this Amendment.

[Remainder of Page Intentionally Left Blank]

A-2-2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

BORLAND SOFTWARE CORPORATION

By:
Name:

Title:

BENTLEY MERGER SUB, INC.

By:
Name:

Title:

MICRO FOCUS (US), INC.

By:
Name:

Title:

MICRO FOCUS INTERNATIONAL PLC

By:
Name:

Title:

A-2-3

ANNEX B

May 5, 2009

The Board of Directors
Borland Software Corporation
8303 North Mopac Expressway, Suite A300
Austin, TX 78759-8374

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of Borland Software Corporation (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with Bentley Merger Sub, Inc. (the “Merger Sub”), a Delaware corporation,. Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Merger Sub, Micro Focus International plc, a company organized under the laws of England and Wales (the “PLC”) and Micro Focus (US), Inc., a Delaware corporation (the “Parent”), the Company will become a wholly-owned subsidiary of the Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Parent and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $1.00 per share in cash.

In arriving at our opinion, we have (i) reviewed a draft dated as of May 5, 2009 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Parent with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Parent or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. The management of the Company has informed us that the “Budget/Realistic Plan” that it prepared is

B-1

the case the management believes reflects the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company. Accordingly, in giving our opinion, with your consent, we have relied upon the “Budget/Realistic Plan” prepared by the management of the Company. We have also assumed that the Merger will be consummated as described in the Agreement and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, and the Parent in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of the Company Common Stock in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Merger or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other significant financial advisory or other significant commercial or investment banking relationships with the Company. We and our affiliates have in the past provided investment banking services for Parent and its affiliates, for which we and such affiliates have received customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Parent for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

B-2

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262.	APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL
This method of voting is available for residents of the U.S. and Canada. On a touch-tone telephone, call TOLL FREE 1-877-450-9556, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available until July 21, 2009.	Visit the Internet voting website at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available until July 21, 2009.	Simply sign and date your proxy card and return it in the enclosed postage-paid envelope to Georgeson Inc., 199 Water Street, New York, NY 10038. If you are voting by telephone or Internet, please do not mail your proxy card.
DETACH HERE
BORLAND SOFTWARE CORPORATION
PROXY
Special Meeting of Stockholders – July 22, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Erik E. Prusch and Melissa Frugé, or either of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Borland Software Corporation held of record by the undersigned on June 8, 2009 at the Special Meeting of Stockholders of Borland Software Corporation, to be held at the corporate headquarters of Borland Software Corporation located at 8310 N. Capital of Texas Hwy, Bldg. 2, Suite 100, Austin, Texas 78731, on Wednesday, July 22, 2009 at 10:00 a.m. local time, and at any and all adjournments or postponements thereof, as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the proxy statement dated June 19, 2009, receipt of which is hereby acknowledged.
     WHEN THIS PROXY IS PROPERLY EXECUTED, THE SHARES TO WHICH THIS PROXY RELATES WILL BE VOTED AS SPECIFIED AND, IF NO SPECIFICATION IS MADE, WILL BE VOTED FOR PROPOSAL 1 AND, IF NECESSARY, FOR
PROPOSAL 2.
(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF
BORLAND SOFTWARE CORPORATION
July 22, 2009
Please, date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN
BLUE OR BLACK INK AS SHOWN HERE      ☑

1.   To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 5, 2009, as amended by the Amendment to Agreement and Plan of Merger, dated June 17, 2009, among Borland Software Corporation, Bentley Merger Sub, Inc., Micro Focus International plc, and Micro Focus (US), Inc. (the “merger agreement”) and approve the merger provided for in the merger agreement.
FOR ☐	AGAINST ☐	ABSTAIN ☐
2.   To vote to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger provided for in the merger agreement.
			FOR ☐	AGAINST ☐	ABSTAIN ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.